Form 10KSB, Exhibit 13
period 1999-12-31
NEW COMMERCE BANCORP
filed 2000-03-27
CIK 1075945

                                                                    EXHIBIT 13.1

                              NEW COMMERCE BANCORP




                          [NEW COMMERCE BANCORP LOGO]




                               1999 ANNUAL REPORT

                               TABLE OF CONTENTS

1        Letter to Shareholders

3        Selected Financial Data

4        Management's Discussion and Analysis

14       Report of Independent Accountants

15       Consolidated Financial Statements

31       Corporate Data

Dear Shareholders, Clients, and Friends:


1999 was an exciting year for all of us at New Commerce Bank. Our start began with the organizing Board of Directors, who firmly believed that a locally-owned and well-managed community bank would be ideally suited to respond to the financial needs of the Golden Strip area. Several compelling reasons were identified:

         -        No Mauldin-based locally-owned bank

         -        Need for improved banking services and local decision-making

         - Community pride in the Golden Strip - Mauldin, Simpsonville, and Fountain Inn

         -        Need for stability and tenure of bank employees

         -        Growth dynamics of the economy in the Golden Strip

         - Need for responsive, personal service with convenient locations

Approximately 42 days after we began our public offering, New Commerce BanCorp had raised $10,000,000 with over 1,000 shareholders. Our wholly-owned subsidiary, New Commerce Bank opened for business on May 17, 1999.

We are pleased with the reception and support the community has given us in the first seven months of operation. Deposits ended the year at $18,390,695; net loans were $12,855,083; and assets reached $27,547,342. These results were ahead of our original business plan. While deposit gathering remains very competitive, we have confirmed that our community bank style has been accepted by the Golden Strip community.

[PHOTO]

The Golden Strip banking market at June 1999 had $653,000,000 in total deposits. A 4.2 percent growth rate per year would suggest the market will grow to $738,000,000 by June 2002.

Our current business plan should allow us to capture a 10 percent market share by the end of this three-year period. We remain committed to reaching monthly profitability in 2000.

Our growth to date has come from operating in a temporary facility. By June 1, 2000, the construction on our main office at I-385 and Butler Roads in Mauldin, and our branch office at Woodruff and Batesville Roads in Simpsonville should be completed. These two locations are strategically and conveniently located in high growth areas of the Golden Strip. Our clients have access to the bank via drive-up ATMs, through debit and ATM card services, and we offer expanded operating hours, 8:00 A.M. - 6:00 P.M. Clients can use any ATM machine in the domestic U.S., and as long as a minimum of $50 is withdrawn, there is no surcharge.

Our earnings performance produced an after-tax loss of $668,020. This loss met our original business plan goals. A large portion of the loss resulted from our loan loss provision of $195,800 and organizing and pre-opening expenses of approximately $511,000. The loan loss provision prudently provides us a cushion against any possible loan losses. The organizing and pre-opening expenses are one-time expenses.

Our stock symbol, NCBS, has been lightly traded as expected. We will be stepping up our communications with members of the brokerage community to share our financial results, prospects, and strategic plan for the Bank.

We want to thank our clients, shareholders, staff, and Board of Directors for making our debut a success. We invite your comments and suggestions. Come see us!


Regards,

/s/ Timothy A. Brett                        /s/ James D. Stewart
---------------------                      -------------------------------------
Timothy A. Brett                           James D. Stewart
Chairman of the Board                      President and Chief Executive Officer

                             SELECTED FINANCIAL DATA

The following table sets forth certain selected financial data concerning New Commerce BanCorp and subsidiary as of and for the year ended December 31, 1999, and for the period July 17, 1998 to December 31, 1998. The selected financial data has been derived from the consolidated financial statements that have been audited by Elliott, Davis & Company, LLP, independent accountants. This information should be read in conjunction with management's discussion and analysis of financial condition and results of operations.

BALANCE SHEETS:                                                     1999                1998
                                                                    ----                ----
       Cash and due from banks                                  $ 1,608,350         $ 1,762,031
       Federal funds sold                                         5,838,023                  --
       Securities available for sale                              3,295,007                  --
       Securities held to maturity                                  965,005                  --
       Net loans                                                 12,855,083                  --
       Property and equipment, net                                2,585,116               8,218
       Total assets                                              27,547,342           1,953,476
       Noninterest-bearing deposits                               2,824,668                  --
       Interest-bearing deposits                                 15,566,027                  --
       Total deposits                                            18,390,695                  --
       Total liabilities                                         18,535,243                  --
       Total shareholders' equity                                 9,012,099           1,953,476

RESULTS OF OPERATIONS:

       Interest income                                              844,181                  --
       Interest expense                                             256,940                  --
       Net interest income                                          587,241                  --
       Provision for loan losses                                    195,800                  --
       Net interest income after provision for loan losses          391,441                  --
       Noninterest income                                            45,140                  --
       Noninterest expenses                                       1,370,732              46,524
       Loss before income tax benefit                              (934,151)
       Income tax benefit                                           266,131                  --
       Net loss                                                    (668,020)            (46,524)

PER SHARE DATA:

       Weighted average common shares outstanding                 1,000,000             200,000
       Net loss per share of common stock                       $      (.67)                N/A

CAPITAL AND LIQUIDITY RATIOS:

       Average equity to average assets                                34.8%                 --
       Risk-based capital:
           Tier 1                                                      49.7%                 --
           Total                                                       50.9                  --
           Leverage (4% required minimum)                              31.1                  --
       Average loans to average deposits at
           December 31, 1999                                           77.9                  --

           MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                            AND RESULTS OF OPERATIONS

This discussion and analysis is intended to assist the reader in understanding the financial condition and results of operations of New Commerce BanCorp and subsidiary. The commentary should be read in conjunction with the financial statements and the related notes and other statistical information included in this report.

OVERVIEW

New Commerce BanCorp (the Company) was incorporated in South Carolina on July 22, 1998 as a proposed bank holding company to own and control all of the capital stock of New Commerce Bank (the Bank). Organizing activities for the Company began in July 1998 and consisted primarily of preparation of the Company's application to organize the Bank and filing of a Registration Statement with the Securities and Exchange Commission pursuant to which the Company registered the issuance of 1,000,000 shares of its Common Stock at an offering price of $10.00 per share. Upon the Registration Statement's effectiveness, the organizers/directors focused their efforts on the sale of such Common Stock and by June 30, 1999, had completed all selling activities. Net of selling expenses, the Company raised $9,751,658 in the offering. From February 1999 to April 1999, management engaged in activities resulting in the opening of the Bank. On February 11, 1999, the Office of the Comptroller of the Currency issued preliminary approval of the Bank to become a federally chartered bank, and on March 10, 1999, the Federal Deposit Insurance Corporation approved the Company's application for deposit insurance for the Bank. The Bank began operations on May 17, 1999 in its temporary facility in Simpsonville, South Carolina. The Company's headquarters and first branch are being constructed and are scheduled to open by June 1, 2000.

The following discussion should be read with an understanding of the Company's short operating history.

RESULTS OF OPERATIONS

The Company's net loss for the year ended December 31, 1999 was $668,020. The net loss includes $510,602 in organizational and pre-opening expenses incurred to prepare the bank for opening. Staffing at the Bank was at a full-service level beginning in April 1999 for training in preparation of the Bank's opening on May 17, 1999, and other noninterest expenses were incurred in operating the Bank. The Company expects to experience losses until the Bank's assets reach a point where the assets generate revenue from operations that exceed the Bank's fixed costs. The following is a discussion of the more significant components of the net loss.

NET INTEREST INCOME

The largest component of the Company's net income is its net interest income, the difference between the income earned on assets and the interest paid on deposits and borrowings used to support such assets. Net interest margin is determined by dividing the net interest income by average earning assets. Net interest spread is derived from determining the rates and mix of interest paid on deposits and borrowings and subtracting them from the yields and mix of earning assets. Net interest income totaled $587,241 for the period ended December 31, 1999. Net interest margin was 5.37%. Loans, the highest yielding component of earning assets, represented 53.3% of average earning assets at December 31, 1999. Since loans often provide a higher yield than other types of earning assets, one of the Company's goals is to maintain its loan portfolio as the highest percentage of total earning assets.

AVERAGE BALANCES, YIELDS AND RATES

The following table presents the weighted average yields earned, weighted average rates paid, interest rate spread and the net interest income and margin, on an annualized basis for the year ended December 31, 1999. Yields and rates are derived by dividing income or expense by the average annualized balance of the corresponding asset or liability.

                                          Average         Income/       Yield/
                                          Balance         Expense       Rate
                                          -------         -------       ----

ASSETS
Federal funds sold                       $ 2,640,425      $135,113      5.12%
Investment securities                      2,315,540       143,382      6.19
Loans                                      5,985,200       565,686      9.45
                                         -----------      --------      ----
Total earning assets                     $10,941,165      $844,181      7.72%
                                         ===========      ========

LIABILITIES AND SHAREHOLDERS' EQUITY
Interest checking                        $ 1,960,124      $ 74,067      3.78%
Savings deposits                              72,795         1,454      2.00
Money market accounts                      1,834,442        83,881      4.57
Time deposits                              1,836,103        97,538      5.31
                                         -----------      --------      ----
Total interest bearing deposits          $ 5,703,464      $256,940      4.50%
                                         ===========      ========
Net interest spread                                                     3.22%
Net interest income/margin                                $587,241      5.37%
                                                          ========


Yield on loans includes origination fees and net fees earned on the Company's Private Business Manager receivables financing program. The rate on interest checking includes the Company's interest checking promotion which ran in the third quarter of 1999.

LIQUIDITY AND INTEREST RATE SENSITIVITY

Asset/liability management is the process by which the Company monitors the mix, maturities and interest sensitivity of its assets and liabilities. Asset/liability management seeks to insure adequate liquidity and to maintain an appropriate balance between interest-sensitive assets and liabilities to minimize potentially adverse impacts on earnings from changes in market interest rates. Primary sources of liquidity for the Company are a stable base of deposits, scheduled repayments on the Company's loans and interest and maturities on its investments. If necessary, the Company has the ability to sell a portion of its investment securities to manage its interest sensitivity gap or liquidity. The Company may also utilize its cash and due from banks and federal funds sold to meet liquidity needs.

The Company believes that its liquidity and ability to manage assets will be sufficient to meet its cash requirements over the near future. The principal monitoring technique employed by the Company is the measurement of the Company's interest sensitivity "gap" which is the positive or negative dollar difference between assets and liabilities that are subject to interest rate repricing within a given period of time. Interest rate sensitivity can be managed by repricing assets or liabilities, selling securities available-for-sale, replacing an asset or liability at maturity, or adjusting the interest rate during the life of an asset or liability. Managing the amount of assets and liabilities repricing in the same time interval helps to minimize interest rate risk and manage net interest income in changing interest rate environments.

The Company's net interest income generally would benefit from rising interest rates when it has an asset-sensitive gap position. Conversely, the Company's net interest income generally would benefit from decreasing interest rates when it has a liability-sensitive gap position.

INTEREST RATE SENSITIVITY ANALYSIS

The asset mix of the balance sheet is continually evaluated in terms of several variables: yields, credit quality, appropriate funding sources and liquidity. The interest rate sensitivity position at December 31, 1999 is presented in the following table. The difference between rate sensitive assets and rate sensitive liabilities, or the interest rate sensitivity gap, is shown at the bottom of the table. Since all interest rates and yields do not adjust at the same velocity, the gap is only a general indicator of rate sensitivity. The table may not be indicative of the Company's rate sensitivity position at other points in time.

At December 31, 1999, the Company was liability sensitive over the three month and twelve month timeframes and asset sensitive over one year. The analysis below presents only a static view of the timing of maturities and repricing opportunities, without taking into consideration that changes in interest rates do not affect all assets and liabilities equally. Therefore, this gap analysis is not a precise indicator of the Company's interest sensitivity position. For example, rates paid on a substantial portion of core deposits may change contractually within a relatively short timeframe, but management views those rates as significantly less interest-sensitive than market-based rates such as those paid on non-core deposits. Net interest income may be impacted by other significant factors in a given interest rate environment, including changes in the volume and mix of earning assets and interest-bearing liabilities.

                                                          After three        After one
(in $000's)                               Within three    but within         but within      After five
                                             months      twelve months       five years         years       Total
                                          ------------   -------------       ----------      ----------    --------
Interest-earning assets:
      Federal funds sold                  $  5,838        $     --             $   --         $     --     $ 5,838
      Investment securities                     --              --              4,260               --       4,260
      Loans                                  5,778           1,904              4,203            1,166      13,051
                                          --------        --------             ------         --------     -------
Total earning assets                        11,616           1,904              8,463            1,166      23,149

Interest-bearing liabilities:
      Interest checking                      6,656              --                 --               --       6,656
      Money market accounts                  3,951              --                 --               --       3,951
      Savings deposits                         178              --                 --               --         178
      Time deposits                          1,186           3,378                217               --       4,781
                                          --------        --------             ------         --------     -------
Total interest-bearing liabilities        $ 11,971           3,378                217               --      15,566

Period interest-sensitive gap                 (355)         (1,474)             8,246            1,166       7,583

Cumulative interest-sensitive gap             (355)         (1,829)             6,417            7,583

Ratio of cumulative interest-sensitive
 gap to total earning assets                 (1.53)%         (7.90)%            27.72%           32.76%


In a rising interest rate environment, an asset-sensitive position (positive gap) is generally more advantageous since assets reprice sooner than liabilities. Conversely, in a declining interest rate environment, a liability-sensitive position (negative gap) is generally more advantageous as interest-bearing liabilities reprice sooner than earning assets.

RATE/VOLUME ANALYSIS

Net interest income can be analyzed in terms of the impact of changing rates and changing volume. As this was the first period of operations for the Company, all interest income and expense is attributable to volume. Therefore, the Company has omitted the table analyzing the changes in net interest income as it would not be meaningful.

PROVISION AND ALLOWANCE FOR LOAN LOSSES

The Company has developed policies and procedures for evaluating the overall quality of its credit portfolio and the timely identification of potential credit problems. The Company has established an allowance for loan losses through a provision for loan losses charged to expense. The allowance represents an amount which management believes will be adequate to absorb probable losses on existing loans that may become uncollectible. Management's judgment about the adequacy of the allowance is based on a number of assumptions about future events, which it believes to be reasonable, but which may or may not be accurate. Therefore, there can be no assurance that chargeoffs in future periods will not exceed the allowance for loan losses as estimated at any point in time. Additions to the allowance for loan losses which are expenses to the provision for loan losses on the Company's Statement of Operations, are made periodically to maintain the allowance at an appropriate level based on management's analysis of the potential risk in the loan portfolio. The Company does not allocate the allowance for loan losses to specific categories of loans but evaluates the adequacy on an overall portfolio basis utilizing a risk grading system.

At December 31, 1999, the allowance for loan losses was $195,800, or 1.50% of outstanding loans of $13,050,883. The Bank has not charged off any loans since commencing operations. The provision for loan losses was made primarily as a result of management's assessment of general loan loss risk as the Bank recorded its first loans.

NONINTEREST INCOME

Noninterest income for the year ended December 31, 1999 was $45,140. Of this total, $27,928 represented fee income on brokered mortgage loans and $17,212 represented service charges on deposit accounts.

NONINTEREST EXPENSE

Noninterest expense totaled $1,370,732 for the year ended December 31, 1999. Major components included organizational and pre-opening expenses of $510,602, salaries and benefits of $505,584, occupancy and equipment costs of $116,883 and data processing costs of $89,460. Major components of organizational and pre-opening expenses were salaries and benefits, legal fees, consulting fees, OCC application fee and printing and supplies.

BALANCE SHEET REVIEW

At December 31, 1999, the end of the first partial year of banking operations, the Company had total assets of $27,547,342, which consisted of cash and due from banks of $1,608,350, federal funds sold of $5,838,023, investment securities of $4,260,012, net loans of $12,855,083, land, property and equipment of $2,585,116, and accrued interest receivable and other assets of $400,758. Cash and due from banks included the Bank's December 31, 1999 outgoing cash letter of $1.1 million. Land totaled $1,366,997, while buildings and construction in progress totaled $403,248 and $487,279, respectively. Furniture and equipment, net of accumulated depreciation, amounted to $327,592.

The Company's liabilities at year-end were comprised of $18,390,695 in deposits and $144,548 in other liabilities. Shareholders' equity at December 31, 1999 was $9,012,099.

LOAN PORTFOLIO

Loans are the Company's highest yielding earning asset, and, as such, should normally comprise the largest portion of earning assets. Outstanding loans as of December 31, 1999 amounted to $13,050,883, or 47.4% of total assets.

 The following table summarizes the composition of the loan portfolio at December 31, 1999:



                                   Amount            Percent of total
                                   ------            ----------------
Commercial                    $  5,870,988               45.0%
Real estate - 1-4 Family         2,182,255               16.7
Real estate - commercial         4,014,790               30.8
Consumer loan                      982,850                7.5
                              ------------              -----
Total loans                     13,050,883              100.0%
Allowance for loan losses         (195,800)             =====
                              ------------
Total net loans               $ 12,855,083
                              ============

The principal components of the Company's loan portfolio at year-end were commercial loans and real estate loans, which represented 92.5% of the portfolio. In the context of this discussion, we define a "real estate mortgage loan" as any loan, other than loans for construction purposes, secured by real estate, regardless of the purpose of the loan. We follow the common practice of financial institutions in our market area of obtaining a security interest in real estate whenever possible, in addition to any other available collateral. We take this collateral to reinforce the likelihood of the ultimate repayment of the loan; however, this tends to increase the magnitude of our real estate loan portfolio component. Generally, we limit our loan-to-value ratio to 85%. Due to the short time the portfolio has existed, the current mix of loans may not be indicative of the ongoing portfolio mix. Management will attempt to maintain a relatively diversified loan portfolio to help reduce the risk inherent in concentration of collateral.

MATURITIES AND SENSITIVITY OF LOANS TO CHANGES IN INTEREST RATES

The information in the following table is based on the contractual maturities of individual loans, including loans which may be subject to renewal at their contractual maturity. Renewal of such loans is subject to review and credit approval, as well as modification of terms upon their maturity. Actual repayments of loans may differ from maturities reflected below because borrowers have the right to prepay obligations with or without prepayment penalties. The following table summarizes loan maturities, by type, at December 31, 1999.



                                               After one
                                  One year     but within       After
                                  Or less      five years     five years      Total
                                  -------      ----------     ----------      -----
Commercial                      $ 2,717,357   $ 2,950,361    $  203,270   $ 5,870,988
Real estate, 1-4 family             796,590       751,346       634,319     2,182,255
Real estate, commercial           1,772,456       405,718     1,836,583     4,014,757
Consumer loans                      274,108       436,572       272,203       982,883
                                -----------   -----------    ----------   -----------
Total                           $ 5,560,511   $ 4,543,997    $2,946,375   $13,050,883
                                ===========   ===========    ==========   ===========

Loans maturing after one year with:
   Fixed interest rates                                                   $  5,813,790
   Floating interest rates                                                   1,676,582

INVESTMENT PORTFOLIO

At December 31, 1999, the investment securities portfolio represented 18.6% of earning assets of $22,953,118. The Company primarily invests in U.S. Government agencies or government-sponsored agencies, mortgage-backed securities and collateralized mortgage obligations. The Company also owns stock in the Federal Reserve Bank and Federal Home Loan Bank.

Contractual maturities and yields on the Company's investments at December 31, 1999 are shown below. Expected maturities may differ from contractual maturities because issuers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                                         After one
                    No                   Within          but within           After five
                  Maturity      Yield  One year  Yield   five years   Yield      Years     Yield
                  --------      -----  --------  -----   ----------   -----      -----     -----
U.S. Government
 agencies        $     --        --     $  --     --     $3,019,557    6.90%  $  965,005   7.00%
FHLB stock         38,200      7.50%       --     --             --      --          --
FRB stock         237,250      6.25        --     --             --      --          --
                 --------               -----            ----------           ---------
Total            $275,450               $  --            $3,019,557           $ 965,005
                 ========               =====            ==========           =========

At December 31, 1999, short-term investments totaled $5,838,023. These funds were invested in federal funds sold on an overnight basis. Federal funds sold comprised 25.4% of earning assets. The higher percentage of federal funds sold is attributed to year 2000 planning as well as the early stages of operations of the Company. As the Company continues to grow, management expects federal funds sold to be a less substantial percentage of earning assets. These funds will be shifted to higher earning investments and loans.

DEPOSITS AND BORROWINGS

As of December 31, 1999, deposits were the only component of interest-bearing liabilities, and the only source of funds for loans and investments. Average total deposits were $16,786,000 and average interest-bearing deposits were $14,856,000 for the month of December 1999. The following is a table of deposits by category at December 31, 1999:



                                                              Percent
                                           Amount             of total
                                           ------             --------
Noninterest bearing deposit accounts   $  2,824,668            15.4%
Interest-bearing checking                 6,654,818            36.2
Savings deposits                            178,404             1.0
Money market accounts                     3,951,492            21.5
Time deposits less than $100,000          2,415,499            13.1
Time deposits of $100,000 or more         2,365,814            12.8
                                       ------------           -----
 Total deposits                        $ 18,390,695           100.0%
                                       ============           =====

Core deposits, which exclude time deposits of $100,000 or more, provide a relatively stable funding source for the Company's loan portfolio and other earning assets. The Company's core deposits totaled $16,040,719, or 87% of total deposits at December 31, 1999.

The maturity distribution of the company's time deposits of $100,000 or more is shown in the following table.


Three months or less               $    600,000
Over three through six months           832,220
Over six through twelve months          933,594
Over twelve months                          --
                                   ------------
Total                              $  2,365,814
                                   ============

Time deposit balances over $100,000 tend to be extremely sensitive to interest rate levels, making these deposits less reliable sources of funding for liquidity planning purposes than core deposits. Accordingly, the Company has elected to concentrate on core deposits.

At December 31, 1999, the Company had no outstanding balances under short-term borrowings. The Company has unsecured lines of credit available on a one to seven day basis with correspondent banks. These lines total $3,500,000. No borrowings had been made from these lines as of December 31, 1999. As a member of the Federal Home Loan Bank, the Company also has access to borrowing through various FHLB programs. As of December 31, 1999, the Company had not borrowed under these programs.

CAPITAL ADEQUACY

The Federal Reserve Board and bank regulatory agencies require bank holding companies and financial institutions to maintain capital at adequate levels based on a percentage of assets and off-balance sheet exposures, adjusted for risk weights ranging from 0% to 100%. The Federal Reserve guidelines also contain an exemption from the capital requirements for bank holding companies with less than $150 million in consolidated assets. Because the Company has less than $150 million in assets, it is not currently subject to these guidelines. However, the Bank falls under these rules as set by bank regulatory agencies.

Under the capital adequacy guidelines, capital is classified into two tiers. Tier 1 capital consists of common stockholders' equity, excluding the unrealized gain or loss on securities available for sale, minus certain intangible assets. Tier 2 capital consists of the general reserve for loan losses subject to certain limitations. The qualifying capital base for purposes of the risk-based capital ratio consists of the sum of its Tier 1 and Tier 2 capital. The Bank is also required to maintain capital at a minimum level based on total average assets, which is known as the Tier 1 leverage ratio.

The Bank exceeded the minimum capital requirements set by the regulatory agencies at December 31, 1999. Below is a table that reflects the leverage and risk-based regulatory capital ratios of the Bank at December 31, 1999.




                           Required amount    Percent        Actual amount       Percent
                           ---------------    -------        -------------       -------
                            (in $000's)                       (in $000's)
Tier 1 capital               $  614            4.0%            $7,620             49.7%
Total capital                 1,227            8.0              7,812             50.9
Tier 1 leverage ratio           981            4.0              7,620             31.1

The Company sold a total of 1,000,000 shares during the offering period with net proceeds after offering expenses of $9,751,700. Of the proceeds, $8,250,000 was used to capitalize the Bank. The Company believes that this amount is sufficient to fund the activities of the Bank in its initial stages of operations and that the Bank will generate sufficient income from operations to fund its activities on an on-going basis. The remaining offering proceeds were retained in the Company to fund activities which may from time to time be considered appropriate investments of capital at some point in the future.

LIQUIDITY MANAGEMENT

Liquidity management involves monitoring the Company's sources and uses of funds in order to meet its day-to-day cash flow requirements while maximizing profits. Liquidity represents the ability of a company to convert assets into cash or cash equivalents without significant loss and to raise additional funds by increasing liabilities. Liquidity management is made more complicated because different balance sheet components are subject to varying degrees of management control. For example, the timing of maturities of the investment portfolio is fairly predictable and subject to a high degree of control at the time investment decisions are made. However, net deposit inflows and outflows are far less predictable and are not subject to nearly the same degree of control.

At December 31, 1999, the Company's liquid assets, consisting of cash and due from banks and federal funds sold, amounted to $7,446,373, representing 27.0% of total assets. Investment securities amounted to $4,260,012, representing 15.5% of total assets. These securities provide a secondary source of liquidity since they can be converted into cash in a timely manner. The Company's ability to maintain and expand its deposit base and borrowing capabilities also serves as a source of liquidity.

The Company plans to meet its future cash needs through the liquidation of temporary investments, maturities of loans and investment securities, and generation of deposits. In addition, the Bank maintains lines of credit with correspondent banks in the amount of $3,500,000 and is also a member of the Federal Home Loan Bank from which application for borrowings can be made for leverage purposes, if so desired.

The Company is presently constructing a main office, which is scheduled to open in May 2000 and a branch location, anticipated to open in June 2000. Estimated costs of construction are $1,390,000 for the main office and $484,000 for the branch. Through December 31, 1999, the Company had incurred a total of $487,279 in construction costs for both buildings. From January 2000 through June 2000, the Company will incur the remaining construction costs, as well as approximately $94,000 for furniture and equipment.

Management believes that its existing stable base of core deposits along with continued growth in this deposit base, will enable the Company to successfully meet its long-term liquidity needs.

IMPACT OF INFLATION

The assets and liabilities of financial institutions such as the Company and the Bank are primarily monetary in nature. Therefore, interest rates have a more significant effect on the Company's performance than do the effects of changes in the general rate of inflation and changing prices. In addition, interest rates do not necessarily move in the same direction or in the same magnitude as the prices of goods and services. As discussed previously, management seeks to manage the relationships between interest-sensitive assets and liabilities in order to protect against wide interest rate fluctuations, including those, which may result from inflation.

INDUSTRY DEVELOPMENTS

On November 4, 1999, the U.S. Senate and House of Representatives each passed the Gramm-Leach-Bliley Act, previously known as the Financial Services Modernization Act of 1999. The Act was signed into law by President Clinton on November 12, 1999. Among other things, the Act repeals the restrictions on banks affiliating with securities firms contained in sections 20 and 32 of the Glass-Steagall Act. The Act also permits bank holding companies to engage in a statutorily provided list of financial activities, including insurance and securities underwriting and agency activities, merchant banking, and insurance company portfolio investment activities. The Act also authorizes activities that are "complementary" to financial activities.

The Act is intended to grant to community banks certain powers as a matter of right that larger institutions have accumulated on an ad hoc basis. Nevertheless, the Act may have the result of increasing the amount of competition that we face from larger institutions and other types of companies. In fact, it is not possible to predict the full effect that the Act will have on the Company.

From time to time, various bills are introduced in the United States Congress with respect to the regulation of financial institutions. Certain of these proposals, if adopted, could significantly change the regulation of banks and the financial services industry. The Company cannot predict whether any of these proposals will be adopted or, if adopted, how these proposals would affect the Company.

YEAR 2000 ISSUES

Like many financial institutions, we rely on computers to conduct our business and information systems processing. We did not have any Year 2000 problems on January 1, 2000 and we do not expect to experience any significant Year 2000 problems. However, some experts remain concerned that computer malfunctions may occur on other key dates during 2000, such as October 10, 2000.

In accordance with bank regulatory guidelines, we developed and executed a plan to insure that our computer and other systems do not have these Year 2000 problems. We rely on third party vendors to supply our computer and telecommunications systems and other office equipment, and to process our data and account information. Because we commenced operations in 1999, we had the ability to choose vendors which we believed to be ready for Year 2000. Our Year 2000 plan extended to all mission-critical vendors, including vendors for our core data processing system. Under our plan, we reviewed the test results, assurances and warranties of these vendors, and we believe that these systems are Year 2000 compliant. Our technology and processing vendors work with many other financial institutions, all of which, like us, are required by their bank regulators to be Year 2000 compliant. Because our systems are substantially similar to those used in many other banks, we believe that the scrutiny imposed by our regulators and the banking industry in general has significantly reduced the Year 2000 related risks we might otherwise have faced.

We incurred approximately $10,000 in expenses in 1999 to implement our Year 2000 plan. Under our plan, we will continue to monitor the situation throughout 2000. Our agreements with each of our primary vendors included contractual assurances and warranties regarding Year 2000 compliance. Some of these warranties are limited by disclaimers of liability which specifically exclude special, incidental, indirect, and consequential damages. These limitations could limit our ability to obtain recourse against a vendor who is not Year 2000 compliant by excluding damages for things such as lost profits and customer lawsuits.

We have evaluated our worst case scenario and developed contingency plans in case Year 2000 issues arise. The Year 2000 issue may also negatively affect the business of our clients, but to date, we are not aware of any material Year 2000 issues affecting them. Although we included Year 2000 readiness in our lending criteria, any financial difficulties our clients experience as a result of Year 2000 issues could impair their ability to repay loans to the bank.

FORWARD-LOOKING STATEMENTS

This report contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, such as statements relating to financial results and plans for future business development activities, and thus is prospective. Such forward-looking statements are subject to risks, uncertainties, and other factors which could cause actual results to differ materially from future results expressed or implied by such forward-looking statements. These statements appear in a number of places in this report and include all statements that are not statements of historical fact regarding our intent, belief, or expectations. These forward-looking statements are not guarantees of future performance and actual results may differ materially from those projected in the forward-looking statements. Potential risks and uncertainties include, but are not limited to, our brief operating history, our ability to manage rapid growth, general economic conditions, competition, interest rate sensitivity, and exposure to regulatory and legislative changes. Additional risks are discussed in detail in our filings with the Securities and Exchange Commission, including the "Risk Factors" section in our Registration Statement of Form SB-2 (Registration Number 333-70589) as filed with and declared effective by the Securities and Exchange Commission.

RECENTLY ISSUED ACCOUNTING STANDARDS

In June 1998, the Financial Accounting Standards Board (FASB) issued SFAS 133, "Accounting for Derivative Instruments and Hedging Activities". All derivatives are to be measured at fair value and recognized in the balance sheet as assets or liabilities. This statement's effective date was delayed by the issuance of SFAS 137, "Accounting for Derivative Instruments and Hedging Activities - Deferral of the Effective Date of SFAS 133," and is effective for fiscal years and quarters beginning after June 15, 2000. The Company does not expect that the adoption of SFAS 133 will have a material impact on the presentation of the Company's financial results or financial position.

              REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

Board of Directors
NEW COMMERCE BANCORP AND SUBSIDIARY
Simpsonville, South Carolina

        We have audited the accompanying consolidated balance sheets of NEW COMMERCE BANCORP AND SUBSIDIARY (the "Company") as of December 31, 1999 and 1998 and the related consolidated statements of operations, shareholders' equity and cash flows for the year ended December 31, 1999 and for the period from July 17, 1998 (inception) to December 31, 1998. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

        We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the NEW COMMERCE BANCORP AND SUBSIDIARY at December 31, 1999 and 1998 and the results of their operations and cash flows for the year ended December 31, 1999 and for the period from July 17, 1998 (inception) to December 31, 1998, in conformity with generally accepted accounting principles.


/S/ ELLIOT, DAVIS & COMPANY, LLP
---------------------------------

January 21, 2000
Elliott, Davis & Company, LLP
Greenville, South Carolina

                      NEW COMMERCE BANCORP AND SUBSIDIARY
                          CONSOLIDATED BALANCE SHEETS


                                     ASSETS


                                                                          DECEMBER 31,
                                                                  -----------------------------
                                                                      1999              1998
                                                                  ------------      -----------
CASH AND DUE FROM BANKS                                           $  1,608,350      $ 1,762,031

FEDERAL FUNDS SOLD                                                   5,838,023               --

INVESTMENT SECURITIES AVAILABLE FOR SALE                             3,295,007               --

INVESTMENT SECURITIES HELD TO MATURITY
 ($945,329 fair value)                                                 965,005               --
LOANS - less allowance for possible loan losses of $195,800         12,855,083               --

PROPERTY AND EQUIPMENT, NET                                          2,585,116            8,218

ACCRUED INTEREST RECEIVABLE                                             95,369               --

OTHER ASSETS                                                           305,389          183,227
                                                                  ------------      -----------
   Total assets                                                   $ 27,547,342      $ 1,953,476
                                                                  ============      ===========

                      LIABILITIES AND SHAREHOLDERS' EQUITY

LIABILITIES
  Deposits
   Noninterest bearing deposits                                   $  2,824,668      $        --
   Interest bearing deposits                                        15,566,027               --
                                                                  ------------      -----------
     Total deposits                                                 18,390,695               --
                                                                  ------------      -----------
  Other liabilities                                                    144,548               --
                                                                  ------------      -----------

     Total liabilities                                              18,535,243               --
                                                                  ------------      -----------

COMMITMENTS AND CONTINGENCIES - Notes 8 and 12

SHAREHOLDERS' EQUITY
  Preferred stock, $.01 par value; 10,000,000 shares
   authorized, no shares issued                                             --               --
  Common stock, $.01 par value, 10,000,000 shares authorized;
   1,000,000 and 200,000 shares issued at December 31, 1999
   and 1998, respectively                                               10,000            2,000
  Additional paid-in capital                                         9,741,658        1,998,000
  Retained deficit                                                    (714,544)         (46,524)
  Accumulated other comprehensive loss                                 (25,015)              --
                                                                  ------------
     Total shareholders' equity                                      9,012,099        1,953,476
                                                                  ------------      -----------
     Total liabilities and shareholders' equity                   $ 27,547,342      $ 1,953,476
                                                                  ============      ===========

The accompanying notes are an integral part of these consolidated financial statements.

                      NEW COMMERCE BANCORP AND SUBSIDIARY
                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                                     FOR THE
                                                                                   PERIOD FROM
                                                                      FOR THE      JULY 17, 1998
                                                                     YEAR ENDED   (INCEPTION) TO
                                                                    DECEMBER 31,    DECEMBER 31,
                                                                        1999            1998
                                                                    -----------      ---------
INTEREST INCOME
  Interest and fees on loans                                        $   565,686      $     --
  Investment securities                                                 143,382            --
  Federal funds sold                                                    135,113            --
                                                                    -----------      ---------
     Total interest income                                              844,181            --

INTEREST EXPENSE
  Deposits                                                              256,940            --
                                                                    -----------      ---------

     Net interest income                                                587,241            --

PROVISION FOR POSSIBLE LOAN LOSSES                                      195,800            --
                                                                    -----------      ---------
   Net interest income after provision for possible loan losses         391,441            --

NONINTEREST INCOME
  Service fees on deposit accounts                                       45,140            --

NONINTEREST EXPENSES
  Salaries and benefits                                                 505,584            --
  Occupancy and equipment                                               116,883            --
  Data processing                                                        89,460            --
  Marketing                                                              98,112            --
  Printing and supplies                                                  29,705            --
  Other operating                                                        20,386            --
  Organizational and pre-opening expenses                               510,602        46,524
                                                                    -----------      ---------
     Total non interest expenses                                      1,370,732        46,524
                                                                    -----------      ---------
     Loss before income taxes                                          (934,151)      (46,524)

INCOME TAX BENEFIT                                                      266,131            --
                                                                    -----------      ---------

     Net loss                                                       $  (668,020)     $(46,524)
                                                                    ===========      ========

BASIC NET LOSS PER COMMON SHARE                                     $      (.67)
                                                                    ===========

WEIGHTED AVERAGE NUMBER OF
  COMMON SHARES OUTSTANDING                                           1,000,000
                                                                    ===========

        The accompanying notes are an integral part of these consolidated financial statements.

                      NEW COMMERCE BANCORP AND SUBSIDIARY
                CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY

                                                                                                         ACCUMULATED
                                                       COMMON STOCK         ADDITIONAL                      OTHER         TOTAL
                                                 ----------------------       PAID-IN       RETAINED    COMPREHENSIVE  SHAREHOLDERS'
                                                   SHARES       AMOUNT        CAPITAL       DEFICIT         LOSS           EQUITY
                                                 ---------      -------     ----------     ---------      --------      -----------

BALANCE, JULY 17, 1998 (INCEPTION)                      --      $    --     $       --     $      --      $     --      $        --

  Proceeds from sale of stock to organizers        200,000        2,000      1,998,000            --            --        2,000,000
  Net loss                                              --           --             --       (46,524)           --          (46,524)
                                                 ---------      -------     ----------     ---------      --------      -----------
Balance, December 31, 1998                         200,000        2,000      1,998,000       (46,524)           --        1,953,476

  Net loss                                              --           --             --      (668,020)           --         (668,020)

  Other comprehensive loss, net of tax:
   Unrealized holding losses on securities
     available for sale                                 --           --             --            --       (25,015)         (25,015)

  Comprehensive loss                                                                                                       (693,035)

  Proceeds from sale of stock (net of
   offering costs of $248,341)                     800,000        8,000      7,743,658            --            --        7,751,658
                                                 ---------      -------     ----------     ---------      --------      -----------

BALANCE, DECEMBER 31, 1999                       1,000,000      $10,000     $9,741,658     $(714,544)     $(25,015)     $ 9,012,099
                                                 =========      =======     ==========     =========      ========      ===========

        The accompanying notes are an integral part of these consolidated financial statements.

                      NEW COMMERCE BANCORP AND SUBSIDIARY
                     CONSOLIDATED STATEMENTS OF CASH FLOWS


                                                                                         FOR THE
                                                                                       PERIOD FROM
                                                                       FOR THE        JULY 17, 1998
                                                                      YEAR ENDED      (INCEPTION) TO
                                                                     DECEMBER 31,      DECEMBER 31,
                                                                          1999             1998
                                                                     ------------     --------------
OPERATING ACTIVITIES
  Net loss                                                           $   (668,020)     $   (46,524)
  Adjustments to reconcile net loss to net cash used
   for operating activities
   Deferred income tax benefit                                           (266,131)              --
   Provision for possible loan losses                                     195,800               --
   Depreciation and amortization                                           27,000               --
   Increase in accrued interest receivable                                 95,369               --
   Increase in other assets                                               (86,569)        (143,427)
   Increase in other liabilities                                          144,548               --
                                                                     ------------      -----------
       Net cash used for operating activities                            (558,003)        (189,951)
                                                                     ------------      -----------

INVESTING ACTIVITIES
  Increase in federal funds sold                                       (5,838,023)              --
  Purchase of investment securities available for sale                 (3,475,240)              --
  Purchase of investment securities held to maturity                     (965,005)              --
  Proceeds from sale of investment securities available for sale          155,218               --
  Increase in loans, net                                              (13,050,883)              --
  Purchase of property and equipment                                   (2,564,098)         (48,018)
                                                                     ------------      -----------
       Net cash used for investing activities                         (25,738,031)         (48,018)
                                                                     ------------      -----------

FINANCING ACTIVITIES
  Proceeds from sale of stock, net                                      7,751,658        2,000,000
  Net increase in deposits                                             18,390,695               --
                                                                     ------------      -----------
       Net cash provided by financing activities                       26,142,353        2,000,000
                                                                     ------------      -----------
       Net increase (decrease) in cash and cash equivalents              (153,681)       1,762,031

CASH AND CASH EQUIVALENTS, BEGINNING OF
   PERIOD                                                               1,762,031               --
                                                                     ------------      -----------

CASH AND CASH EQUIVALENTS, END OF PERIOD                             $  1,608,350      $ 1,762,031
                                                                     ============      ===========

CASH PAID FOR
  Interest                                                           $    221,307      $        --
                                                                     ============      ===========
  Income taxes                                                       $         --      $        --
                                                                     ============      ===========

        The accompanying notes are an integral part of these consolidated financial statements.

                      NEW COMMERCE BANCORP AND SUBSIDIARY
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND ACTIVITIES

        NEW COMMERCE BANCORP, (the "Company") was incorporated under the laws of the State of South Carolina for the purpose of operating as a bank holding company with respect to a then proposed de novo bank, New Commerce Bank (the "Bank"). The Company offered its common stock for sale to the public under an initial public offering price of $10 per share and raised approximately $9.8 million in capital, net of offering expenses. The Company obtained regulatory approval to operate a national bank and opened the Bank for business on May 17, 1999, with a total capitalization of $8.3 million. The Bank provides full commercial banking services to customers and is subject to regulation of the Office of the Controller of the Currency (OCC) and the Federal Deposit Insurance Corporation. The Company is subject to the regulation of the Federal Reserve Board.

        Prior to May 17, 1999, the Company devoted all of its efforts to establishing the Bank and accordingly operated as a development stage enterprise as defined by Statement of Financial Accounting Standard (SFAS) No. 7, "Accounting and Reporting by Development Stage Enterprises".

  BASIS OF PRESENTATION
    The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiary, the Bank. The Company operates as one business segment. All significant intercompany balances and transactions have been eliminated. The accounting and reporting policies conform to generally accepted accounting principles and to general practices in the banking industry. The Company uses the accrual basis of accounting.

  ESTIMATES
    The preparation of consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities as of the date of the financial statements and the reported amount of income and expenses during the reporting periods. Actual results could differ from those estimates.

  CONCENTRATIONS OF CREDIT RISK
    The Company makes loans to individuals and businesses in and around Upstate South Carolina for various personal and commercial purposes. The Bank has a diversified loan portfolio and the borrowers' ability to repay their loans is not dependent upon any specific economic sector.

  INVESTMENT SECURITIES
    The Company accounts for investment securities in accordance with SFAS No. 115, "Accounting for Certain Investments in Debt and Equity Securities". The statement requires investments in equity and debt securities to be classified into three categories:

    1. Available for sale securities: These are securities which are not classified as either held to maturity or as trading securities. These securities are reported at fair market value. Unrealized gains and losses are reported, net of income taxes, as separate components of shareholders' equity (accumulated other comprehensive loss).

    2. Held to maturity securities: These are investment securities which the Company has the ability and intent to hold until maturity. These securities are stated at cost, adjusted for amortization of premiums and the accretion of discounts.

    3. Trading securities: These are securities which are bought and held principally for the purpose of selling in the near future. Trading securities are reported at fair market value, and related unrealized gains and losses are recognized in the income statement. The Company has no trading securities.

    Gains or losses on dispositions of investment securities are based on the differences between the net proceeds and the adjusted carrying amount of the securities sold, using the specific identification method.

  LOANS, INTEREST AND FEE INCOME ON LOANS

    Loans are stated at the principal balance outstanding. Unearned discount, unamortized loan fees and the allowance for possible loan losses are deducted from total loans in the balance sheet. Interest income is recognized over the term of the loan based on the principal amount outstanding. Points on real estate loans are taken into income to the extent they represent the direct cost of initiating a loan. The amount in excess of direct costs is deferred and amortized over the expected life of the loan.

    Loans are generally placed on non-accrual status when principal or interest becomes ninety days past due, or when payment in full is not anticipated. When a loan is placed on non-accrual status, interest accrued but not received is generally reversed against interest income. If collectibility is in doubt, cash receipts on non-accrual loans are not recorded as interest income, but are used to reduce principal.

  ALLOWANCE FOR POSSIBLE LOAN LOSSES

    The provision for possible loan losses charged to operating expenses reflects the amount deemed appropriate by management to establish an adequate reserve to meet the present and foreseeable risk characteristics of the current loan portfolio. Management's judgement is based on periodic and regular evaluation of individual loans, the overall risk characteristics of the various portfolio segments, past experience with losses and prevailing and anticipated economic conditions. Loans which are determined to be uncollectible are charged against the allowance. Provisions for possible loan losses and recoveries on loans previously charged off are added to the allowance.

    The Bank accounts for impaired loans in accordance with SFAS No. 114, "Accounting by Creditors for Impairment of a Loan". This standard requires that all lenders value loans at the loan's fair value if it is probable that the lender will be unable to collect all amounts due according to the terms of the loan agreement. Fair value may be determined based upon the present value of expected cash flows, market price of the loan, if available, or value of the underlying collateral. Expected cash flows are required to be discounted at the loan's effective interest rate.

    Under SFAS No. 114 when the ultimate collectibility of an impaired loan's principal is in doubt, wholly or partially, all cash receipts are applied to principal. When this doubt does not exist, cash receipts are applied under the contractual terms of the loan agreement first to principal then to interest income. Once the reported principal balance has been reduced to zero, future cash receipts are applied to interest income, to the extent that any interest has been foregone. Further cash receipts are recorded as recoveries of any amounts previously charged off.

    A loan is also considered impaired if its terms are modified in a troubled debt restructuring. For these accruing impaired loans, cash receipts are typically applied to principal and interest receivable in accordance with the terms of the restructured loan agreement. Interest income is recognized on these loans using the accrual method of accounting. As of December 31, 1999, the Bank had no impaired loans.

         NON-PERFORMING ASSETS

                  Non-performing assets include real estate acquired through foreclosure or deed taken in lieu of foreclosure, and loans on non-accrual status. Loans are placed on non-accrual status when, in the opinion of management, the collection of additional interest is questionable. Thereafter no interest is taken into income unless received in cash or until such time as the borrower demonstrates the ability to pay principal and interest. At December 31, 1999, the Bank had no non-performing assets.

         PROPERTY AND EQUIPMENT

                  Property and equipment are stated at cost, net of accumulated depreciation. Depreciation is computed using the straight-line method over the estimated useful lives of the related assets. Maintenance and repairs are charged to operations, while major improvements are capitalized. Upon retirement, sale or other disposition of property and equipment, the cost and accumulated depreciation are eliminated from the accounts, and gain or loss is included in income from operations.

         ORGANIZATIONAL COSTS

                  In accordance with Statement of Position 98-5, "Reporting on the Costs of Start-up Activities," the Company expenses all organizational and pre-opening costs as incurred.

         INCOME TAXES

                  The financial statements have been prepared on the accrual basis. When income and expenses are recognized in different periods for financial reporting purposes versus for purposes of computing income taxes currently payable, deferred taxes are provided on such temporary differences. The Company accounts for income taxes in accordance with SFAS No. 109, "Accounting for Income Taxes". Under SFAS 109, deferred tax assets and liabilities are recognized for the expected future tax consequences of events that have been recognized in the consolidated financial statements or tax return. Deferred tax assets and liabilities are measured using the enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be realized or settled.

         ADVERTISING AND PUBLIC RELATIONS EXPENSE

                  Advertising, promotional and other business development costs are generally expensed as incurred. External costs incurred in producing media advertising are expensed the first time the advertising takes place. External costs relating to direct mailing costs are expensed in the period in which the direct mailings are sent.

         BASIC NET LOSS PER COMMON SHARE

                  Basic net loss per common share is computed on the basis of the weighted average number of common shares outstanding in accordance with SFAS No. 128, "Earnings per Share". For purposes of calculating net loss per share, the calculation assumed the stock was outstanding all of 1999. No basic net loss per common share amount is presented for the period ended December 31, 1998 as the Company was in a development stage. The treasury stock method is used to compute the effect of stock options on the weighted average number of common shares outstanding for the diluted method. No dilution occurs under the treasury stock method as the exercise price of stock options equals or exceeds the market value of the stock.

         STATEMENT OF CASH FLOWS

                  For purposes of reporting cash flows, cash and cash equivalents are defined as those amounts included in the balance sheet caption "Cash and Due From Banks". Cash and cash equivalents have an original maturity of three months or less.

         FAIR VALUES OF FINANCIAL INSTRUMENTS

                  SFAS No. 107, "Disclosures About Fair Value of Financial Instruments," as amended by SFAS No. 119, requires disclosure of fair value information for financial instruments, whether or not recognized in the balance sheet, when it is practicable to estimate the fair value. SFAS No. 107 defines a financial instrument as cash, evidence of an ownership interest in an entity or contractual obligations which require the exchange of cash or other financial instruments. Certain items are specifically excluded from the disclosure requirements, including the Company's common stock. In addition, other nonfinancial instruments such as premises and equipment and other assets and liabilities are not subject to the disclosure requirements.

         The following methods and assumptions were used by the Company in estimating fair values of financial instruments as disclosed herein:

                  CASH AND DUE FROM BANKS - The carrying amounts of cash and due from banks (cash on hand and due from banks) approximate their fair value.

                  FEDERAL FUNDS SOLD - The carrying amounts of federal funds sold approximate their fair value.

                  INVESTMENT SECURITIES HELD TO MATURITY AND AVAILABLE FOR SALE
                  - Fair values for investment securities are based on quoted market prices.

                  LOANS - For variable rate loans that reprice frequently and for loans that mature within one year, fair values are based on carrying values. Fair values for all other loans are estimated using discounted cash flow analyses, with interest rates currently being offered for loans with similar terms to borrowers of similar credit quality. Fair values for impaired loans are estimated using discounted cash flow analyses or underlying collateral values, where applicable.

                  DEPOSITS - The fair values disclosed for demand deposits are, by definition, equal to their carrying amounts. The carrying amounts of variable rate, fixed-term money market accounts and short-term certificates of deposit approximate their fair values at the reporting date. Fair values for long-term fixed-rate certificates of deposit are estimated using a discounted cash flow calculation that applies interest rates currently being offered on certificates to a schedule of aggregated expected monthly maturities.

                  OFF BALANCE SHEET INSTRUMENTS - Fair values of off balance sheet lending commitments are based on fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the counterparties' credit standing.

         RECENTLY ISSUED ACCOUNTING STANDARDS

         In June 1998, the Financial Accounting Standards Board (FASB) issued SFAS 133, "Accounting for Derivative Instruments and Hedging Activities." All derivatives are to be measured at fair value and recognized in the balance sheet as assets or liabilities. This statement's effective date was delayed by the issuance of SFAS 137, "Accounting for Derivative Instruments and Hedging Activities - Deferral of the Effective Date of SFAS 133," and is effective for fiscal years and quarters beginning after June 15, 2000. The Company does not expect that the adoption of SFAS 133 will have a material impact on the presentation of the Company's financial results or financial position.

         RISKS AND UNCERTAINTIES

         In the normal course of its business the Company encounters two significant types of risks: economic and regulatory. There are three main components of economic risk: interest rate risk, credit risk and market risk. The Company is subject to interest rate risk to the degree that its interest-bearing liabilities mature or reprice at different speeds, or on different bases, than its interest-earning assets. Credit risk is the risk of default on the Company's loan portfolio that results from borrower's inability or unwillingness to make contractually required payments. Market risk reflects changes in the value of collateral underlying loans receivable and the valuation of real estate held by the Company.

         The Company is subject to the regulations of various governmental agencies. These regulations can and do change significantly from period to period. The Company also undergoes periodic examinations by the regulatory agencies, which may subject it to further changes with respect to asset valuations, amounts of required loss allowances and operating restrictions from the regulators' judgments based on information available to them at the time of their examination.

         RECLASSIFICATIONS

         Certain prior year amounts have been reclassified to conform with the current presentation. These reclassifications have no effect on previously reported net loss or stockholders' equity.

NOTE 2 - RESTRICTIONS ON CASH AND DUE FROM BANKS

         The Bank is required to maintain average reserve balances, computed by applying prescribed percentages to its various types of deposits, either at the bank or on deposit with the Federal Reserve Bank. At December 31, 1999 these required reserves were met by vault cash.

NOTE 3 - FEDERAL FUNDS SOLD

         When the Bank's cash reserves (Note 2) are in excess of the required amount, it may lend excess to other banks on a daily basis. As of December 31, 1999 federal funds sold amounted to $5,838,023.

NOTE 4 - INVESTMENT SECURITIES

         The amortized cost and fair value of investment securities are as follows:

                                                                           DECEMBER 31, 1999
                                                        -------------------------------------------------------
                                                                           GROSS UNREALIZED
                                                        AMORTIZED       -----------------------         FAIR
                                                          COST            GAINS         LOSSES          VALUE
                                                        -------------------------------------------------------
AVAILABLE FOR SALE
  Federal agencies                                      $1,475,987      $     --        $20,772      $1,455,215
  Mortgage-backed                                          492,032            --          5,225         486,807
  Collateralized mortgage obligations                    1,090,177            --         12,642       1,077,535
  Federal Reserve stock                                    237,250            --             --         237,250
  Federal Home Loan Bank (FHLB) stock - restricted          38,200            --             --          38,200
                                                        ----------      --------        -------      ----------
     Total available for sale                           $3,333,646      $     --        $38,639      $3,295,007
                                                        ==========      ========        =======      ==========

HELD TO MATURITY
  Mortgage-backed                                       $  965,005      $     --        $19,676      $  945,329
                                                        ==========      ========        =======      ==========

        The amortized costs and fair values of securities available for sale and held to maturity at December 31, 1999, by contractual maturity, are shown in the following chart. Expected maturities may differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                                    AVAILABLE FOR SALE             HELD TO MATURITY
                                                 -------------------------      -----------------------
                                                 AMORTIZED                      AMORTIZED
                                                   COST         FAIR VALUE        COST       FAIR VALUE
                                                ----------      ----------      ---------    ----------
Due after one through five years                $3,058,196      $3,019,557      $             $     --
Due after ten years                                     --              --       965,005       945,329
Federal Reserve stock (no maturity)                237,250         237,250            --            --
Federal Home Loan Bank stock (no maturity)          38,200          38,200            --            --
                                                ----------      ----------      ---------    ----------
   Total investment securities                  $3,333,646      $3,295,007      $965,005      $945,329
                                                ==========      ==========      ========      ========

         At December 31, 1999, $1,000,000 of securities were pledged for other business purposes through February of 2000.

NOTE 5 - LOANS

         The composition of loans by major loan category are as follows:

                                                     DECEMBER 31,
                                             --------------------------
                                                 1999            1998
                                             -----------      ---------
Commercial                                   $ 5,870,988      $      --
Real estate - construction                     1,258,129             --
Real estate - mortgage                         4,938,916             --
Consumer                                         982,850             --
                                             -----------      ---------

Loans, gross                                  13,050,883             --
Less allowance for possible loan losses          195,800             --
                                             -----------      ---------
Loans, net                                   $12,855,083      $      --
                                             ===========      =========

         The Bank's loan portfolio consisted of approximately $7,831,000 in fixed rate loans as of December 31, 1999. Fixed rate loans with maturities in excess of one year were $5,813,790.

         At December 31, 1999 and 1998, there were no nonaccruing or impaired loans. During the period ended December 31, 1999 there were no loans charged off and no recoveries.

NOTE 6 - PROPERTY AND EQUIPMENT

         Property and equipment are stated at cost less accumulated depreciation. Components of property and equipment included in the balance sheet are as follows:

                                           DECEMBER 31,
                                     ----------------------
                                        1999          1998
                                     ----------      ------
Land                                 $1,366,997      $   --
Building and improvements               403,248          --
Furniture and equipment                 354,592       8,218
Construction in progress                487,279          --
                                     ----------      ------
                                      2,612,116       8,218
Accumulated depreciation                 27,000          --
                                     ----------      ------
   Total property and equipment      $2,585,116      $8,218
                                     ==========      ======

        Depreciation expense for the period ended December 31, 1999 and 1998 amounted to $27,000 and $0, respectively. Depreciation is charged to operations over the estimated useful lives of the assets. The estimated useful lives and methods of depreciation for the principal items follow:

    TYPE OF ASSET                        LIFE IN YEARS          DEPRECIATION METHOD
--------------------------               -------------          -------------------
Software                                    3                     Straight-line
Furniture and equipment                     5 to 7                Straight-line
Buildings and improvements                  5 to 40               Straight-line

NOTE 7 - DEPOSITS

         The following is a detail of the deposit accounts:

                                         DECEMBER 31,
                                  --------------------------
                                      1999            1998
                                  -----------      ---------

Noninterest bearing deposits      $ 2,824,668      $      --
Interest bearing deposits:
  NOW accounts                      6,654,818             --
  Money market accounts             3,951,492             --
  Savings                             178,404             --
  Time, less than $100,000          2,415,499             --
  Time, $100,000 and over           2,365,814             --
                                  -----------      ---------
Total deposits                    $18,390,695      $      --
                                  ===========      =========

         Interest expense on time deposits greater than $100,000 was $42,875 and $0 in 1999 and 1998, respectively. At December 31, 1999 the scheduled maturities of certificates of deposit are as follows:

2000               $4,723,381
2001                   57,932
                   ----------
                   $4,781,313
                   ==========

NOTE 8 - COMMITMENTS AND CONTINGENCIES

         The Bank may become party to litigation and claims arising in the normal course of business. As of December 31, 1999, there is no litigation pending.

         The Bank has entered into construction contracts and is presently constructing a main office and a branch office. The main office is expected to open in May of 2000 and its estimated cost is $1,390,000. The branch office is expected to open June of 2000 and its estimated cost is $484,000. Costs incurred through December 31, 1999 are $350,936 and $136,343 on the main office and branch office, respectively. The Bank has also entered into an agreement to purchase approximately $94,000 of office furniture and equipment for its new offices.

         The Bank has a three year contract for data processing services through April of 2002. Costs under the contract are approximately $8,000 per month.

         The Company has employment agreements with its president and chief financial officer. Terms of the contracts include a compensation term, bonus plan, incentive program and term life insurance.

         Refer to Note 12 concerning financial instruments with off balance sheet risk.

NOTE 9 -  UNUSED LINES OF CREDIT

         At December 31, 1999, the Bank had unused lines of credit to purchase federal funds totaling $3,500,000 from correspondent banks. These lines of credit are available on a one to seven day basis for general corporate purposes of the Bank. These lenders have reserved the right to withdraw these lines at their option.

NOTE 10 - INCOME TAXES

         The income tax benefit of $266,131 recorded in 1999 and $0 in 1998 reflect the value of net operating losses available for offset against future taxable income and are available through 2014.

NOTE 11 - RELATED PARTY TRANSACTIONS

         Certain directors, executive officers and companies with which they are affiliated, are customers of and have banking transactions with the Bank in the ordinary course of business. These loans were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable arms-length transactions.

         A summary of loan transactions with directors, including their affiliates, and executive officers as of December 31, 1999 are as follows:

Balance, beginning of year       $        -
New loans                         1,614,780
Less loan payments                        -
                                 ----------
Balance, end of year             $1,614,780
                                 ==========

         Deposits by directors and their related interests, at December 31, 1999 approximated $1,524,275. At December 31, 1998, there were no loan or deposit transactions with directors or executive officers.

         During 1998, the Company leased its office space from one of the directors. Rent expense charged to operations was $1,800.

NOTE 12 - FINANCIAL INSTRUMENTS WITH OFF BALANCE SHEET RISK

         In the ordinary course of business, and to meet the financing needs of its customers, the Bank is a party to various financial instruments with off balance sheet risk. These financial instruments, which include commitments to extend credit and standby letters of credit, involve, to varying degrees, elements of credit and interest rate risk in excess of the amounts recognized in the balance sheet. The contract amount of those instruments reflects the extent of involvement the Bank has in particular classes of financial instruments.

         The Bank's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and standby letters of credit is represented by the contractual amounts of those instruments. The Bank uses the same credit policies in making commitments and conditional obligations as it does for on balance sheet instruments.

         Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any material condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require the payment of a fee. At December 31, 1999, unfunded commitments to extend credit were $4,133,000 and outstanding letters of credit were $330,000. The Bank evaluates each customer's credit worthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Bank upon extension of credit, is based on management's credit evaluation of the borrower. Collateral varies but may include accounts receivable, inventory, property, plant and equipment, commercial and residential real estate.

NOTE 13 - EMPLOYEE BENEFIT PLAN

         On September 1, 1999, the Bank adopted the New Commerce Bancorp Profit Sharing Section 401(k) Plan for the benefit of all eligible employees. The Bank contributes a discretionary amount determined annually to the Plan. Contributions made to the Plan in 1999 amounted to $9,500.

NOTE 14 - STOCK OPTION PLAN

         During 1999, the Board of Directors tentatively approved a stock option plan for the benefit of the directors, officers and employees. The Plan is subject to the approval of shareholders. The Board may grant up to 150,000 options at an option price per share not less than the fair market value on the date of grant. All options granted to officers and employees vest 20 percent each year for five years and expire 10 years from the grant date. The Bank has adopted the disclosure-only provisions of Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation". Accordingly, no compensation cost has been recognized for the stock option plan. Had compensation cost been determined based on the fair value at the grant date for the above stock option awards consistent with the provisions of SFAS 123, the Bank's net loss and net loss per common share would have been increased to the pro forma amounts indicated below for the year ended December 31, 1999:

Net loss - as reported                              $  (668,020)
Net loss - pro forma                                   (701,042)
Basic net loss per common share - as reported              (.67)
Basic net loss per common share - pro forma               (.70)

         The fair value of the option grant is estimated on the date of grant using the Black-Scholes option pricing model and the minimum value method allowed by SFAS 123. The risk free interest rate used was 5.89 percent, the expected option life was 5 years and the assumed dividend rate was zero.

         A summary of the status of the plan as of December 31, 1999 and changes during the year ending on that date is presented below:

                                                            WEIGHTED AVERAGE
                                                SHARES       EXERCISE PRICE
                                                -------     ----------------
Outstanding at beginning of the year                 --        $   --
Granted                                         127,500            10.00
                                                -------        ---------
Outstanding at end of the year                  127,500        $   10.00
                                                =======        =========
Options exercisable at December 31, 1999           none
Shares available for grant                       22,500


NOTE 15 - DIVIDENDS

         There are no current plans to initiate payment of cash dividends and future dividend policy will depend on the Bank's earnings, capital requirements, financial condition and other factors considered relevant by the Bank's Board of Directors. The Bank is restricted by banking regulations in its ability to pay dividends and must obtain regulatory approval prior to payment.

NOTE 16 - REGULATORY MATTERS

         The Bank is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory, and possible additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Bank's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank's assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Bank's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

         Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier 1 capital to risk-weighted assets, and of Tier 1 capital to average assets. Management believes, as of December 31, 1999, that the Bank meets all capital adequacy requirements to which it is subject.

         As of December 31, 1999, the most recent notification of the banking regulators categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. There are no conditions or events since that notification that management believes have changed the institution's category. The Bank's actual capital amounts and ratios and minimum regulatory amounts and ratios are presented as follows:

                                                                                       To be well capitalized
                                                                     For capital       under prompt corrective
                                                                  adequacy purposes        action provision
                                                                  -----------------        ----------------
                                                    Actual              Minimum                Minimum
                                               ---------------      ----------------       ---------------
                                               Amount    Ratio      Amount     Ratio       Amount    Ratio
                                               ------    -----      ------     -----       ------    -----
                                                                    (AMOUNTS IN $000)

AS OF DECEMBER 31, 1999
  Total Capital (to risk weighted assets)     $  7,812    50.9%    $   1,227     8.0%     $  1,534   10.0%
  Tier 1 Capital (to risk weighted assets)       7,620    49.7           614     4.0           920    6.0
  Tier 1 Capital (to average assets)             7,620    31.1           981     4.0         1,226    5.0


NOTE 17 - ESTIMATED FAIR VALUE OF FINANCIAL INSTRUMENTS

         The estimated fair values of the Company's financial instruments were as follows at December 31, 1999:

                                                      CARRYING            FAIR
                                                       AMOUNT             VALUE
                                                    -----------        -----------
FINANCIAL ASSETS
    Cash and due from banks                         $ 1,608,350        $ 1,608,350
    Federal funds sold                                5,838,023          5,838,023
    Investment securities available for sale          3,295,007          3,295,007
    Investment securities held to maturity              965,005            945,329
    Loans                                            12,855,083         12,897,381

FINANCIAL LIABILITIES
    Deposits                                         18,390,695         18,378,604

OFF BALANCE SHEET INSTRUMENTS
    Commitments to extend credit                      4,133,000          4,133,000
    Standby letters of credit                           330,000            330,000


NOTE 18 - PARENT COMPANY INFORMATION

         Following is condensed financial information of New Commerce BanCorp (parent company only):

                              CONDENSED BALANCE SHEETS

                                                            DECEMBER 31,
                                                   ----------------------------
                                                       1999              1998
                                                   ----------        ----------
ASSETS
     Cash                                          $   21,864        $1,762,031
     Investment securities held to maturity           965,005                --
     Investment in subsidiary                       7,595,221                --
     Property and equipment                           403,249             8,218
     Other assets                                      26,760           183,227
                                                   ----------        ----------
                                                   $9,012,099        $1,953,476
                                                   ==========        ==========

SHAREHOLDERS' EQUITY                               $9,012,099        $1,953,476
                                                   ==========        ==========

                         CONDENSED STATEMENTS OF OPERATIONS

                                              FOR THE PERIODS ENDED
                                                  DECEMBER 31,
                                           ---------------------------
                                              1999             1998
                                           ---------         --------
INCOME
Investments                                $  56,918         $     --
EXPENSES
Sundry                                        95,174           46,524
                                           ---------         --------
Loss before equity in undistributed
net loss of bank subsidiary                  (38,256)         (46,524)
EQUITY IN UNDISTRIBUTED NET LOSS OF
SUBSIDIARY                                  (629,764)              --
                                           ---------         --------
Net loss                                   $(668,020)        $(46,524)
                                           =========         ========

                         CONDENSED STATEMENTS OF CASH FLOWS


                                                                      FOR THE PERIODS ENDED
                                                                           DECEMBER 31,
                                                                  -------------------------------
                                                                      1999                1998
                                                                  -----------         -----------
OPERATING ACTIVITIES
    Net loss                                                      $  (668,020)        $   (46,524)
    Adjustments to reconcile net loss to net cash provided
    by (used for) operating activities
    Increase (decrease) in other assets                               164,685            (143,427)
    Equity in undistributed net loss of bank subsidiary               629,764                  --
                                                                  -----------         -----------
    Net cash provided by (used for) operating activities              126,429            (189,951)
                                                                  -----------         -----------

INVESTING ACTIVITIES
    Purchase of investment securities                                (965,005)                 --
    Purchase of property and equipment                               (403,249)            (48,018)
    Investment in bank subsidiary                                  (8,250,000)                 --
                                                                  -----------         -----------
    Net cash used for investing activities                         (9,618,254)            (48,018)
                                                                  -----------         -----------
    FINANCING ACTIVITIES
    Proceeds from sale of stock, net                                7,751,658           2,000,000
                                                                  -----------         -----------

    Net increase (decrease) in cash                                (1,740,167)          1,762,031
    CASH, BEGINNING OF PERIOD                                       1,762,031                  --
                                                                  -----------         -----------
    CASH, END OF PERIOD                                           $    21,864         $ 1,762,031
                                                                  ===========         ===========

                                 CORPORATE DATA




                               BOARD OF DIRECTORS

    Richard W. Bailey                            Bobby L. Johnson
    Timothy A. Brett, Chairman                   Robert T. Kellett
    Marshall J. Collins, Jr.                     Dennis O. Raines
    Ralph S. Crawley                             Curran A. Smith
    G. Mitchell Gault                            James D. Stewart
    Tommy D. Greer

                               EXECUTIVE OFFICERS
                              NEW COMMERCE BANCORP

             James D. Stewart, President and Chief Executive Officer Paula S. King, Senior Vice President and Chief Financial Officer

                               EXECUTIVE OFFICERS
                                NEW COMMERCE BANK

             James D. Stewart, President and Chief Executive Officer
        Paula S. King, Senior Vice President and Chief Financial Officer
          Bradley J. Schneider, Senior Vice President, General Banking

                                    LOCATIONS

                             501 New Commerce Court
                             Mauldin, South Carolina
                               (Opening May, 2000)

                            1 Five Forks Plaza Court
                          Simpsonville, South Carolina

                                        CORPORATE DATA

ANNUAL MEETING

The Annual Meeting of Shareholders of New Commerce BanCorp will be held at 4:00 p.m., Friday, April 28, 2000, at First Baptist Church of Mauldin, 150 South Main Street, Mauldin, South Carolina. All shareholders are invited.

SHAREHOLDER SERVICES

Shareholders seeking information regarding stock transfers, lost certificates, dividends and address changes should contact the Company's Transfer Agent by calling 1-800-568-3476 or by writing:

SunTrust Bank, Atlanta
Mail Code 258
Post Office Box 4625
Atlanta, Georgia 30302

CORPORATE OFFICE                                     CORPORATE COUNSEL
1 Five Forks Plaza Court                             Leatherwood, Walker, Todd & Mann PC
Simpsonville, South Carolina 29681                   Attorneys At Law
864-288-3337                                         100 East Coffee Street
                                                     Greenville, South Carolina 29601

SECURITIES COUNSEL                                   INDEPENDENT AUDITORS
Nelson, Mullins, Riley & Scarborough LLP             Elliott, Davis & Company LLP
First Union Plaza                                    Post Office Box 6286
999 Peachtree Street, Suite 1400                     Greenville, South Carolina 29606-6286
Atlanta, Georgia 30309

STOCK INFORMATION

Since its public offering on June 30, 1999, the Company's common stock has been quoted on the OTC Bulletin Board under the symbol NCBS. The Company's articles of incorporation authorize it to issue up to 10,000,000 shares of common stock, of which 1,000,000 shares for a total of $10,000,000, were sold in the initial public offering and are outstanding as of March 15, 2000. The Company has 502 shareholders of record. The number of shareholders does not reflect the number of individuals or entities who hold stock in nominee or "street" name through various brokerage firms. To date, the Company has not paid cash dividends on its common stock. The company currently intends to retain earnings to support operations and finance expansion and therefore does not anticipate paying cash dividends in the foreseeable future. Management is not aware of the prices at which all shares of stock have been traded. The ranges of prices known to management are $10.00 to $11.00.

MARKET MAKERS

J.C. Bradford & Co., Greenville, SC
864-232-5101
Edgar M. Norris & Co., Inc., Greenville, SC
864-233-3655

FINANCIAL INFORMATION

The Company will furnish upon request, free of charge, copies of the Annual Report and the Company's Report to the Securities and Exchange Commission (Form 10-KSB). These reports may be obtained by contacting:

Paula S. King
Senior Vice President and Chief Financial Officer
New Commerce BanCorp
P.O. Drawer 129
Mauldin, South Carolina 29662

This Annual Report serves as the ANNUAL FINANCIAL DISCLOSURE STATEMENT furnished pursuant to Part 350 of the Federal Deposit Insurance Corporation Rules and Regulations. THIS STATEMENT HAS NOT BEEN REVIEWED OR CONFIRMED FOR ACCURACY OR RELEVANCE BY THE FDIC.


32