Form 10KSB, Exhibit 13
period 2000-12-31
NEW COMMERCE BANCORP
filed 2001-03-19
CIK 1075945

                                                                    EXHIBIT 13.1

New Commerce BanCorp 2000 Annual Report

                                                          EXHIBIT 13 TO THE 10-K

                                TABLE OF CONTENTS

                   1       Letter to Shareholders

                   2       Selected Financial Data

                   3       Management's Discussion and Analysis

                  14       Report of Independent Accountants

                  15       Consolidated Financial Statements

                  31       Corporate Data

Dear Shareholders, Clients, and Friends:

Year 2000 was our first full fiscal year of operations for New Commerce Bank. Y2K fears were quickly erased and forgotten as our bank operating systems converted flawlessly. Interest rates continued to climb in 2000 as the Federal Reserve controlled inflation and economic growth. Many have fading memories of the last recession more than 9 years ago. Some only have visions of continued double-digit stock appreciation. Your bank is being built with sound financial footings and managed growth. We have chosen to protect our margin and have paid attention to growing a sound loan portfolio. This approach has long term benefits should the economy move against us. We completed construction of our main office in June and our permanent branch in July 2000.

Year 2001 should see your bank reach profitability on a monthly basis in the first six months. Most startup community banks have a model that shows profitability in year two or year three.

At December 31, 2000, deposits increased to $31.2 million, an increase of 70% from $18.4 million as of December 31, 1999. Gross loans, at December 31, 2000 increased to $19.5 million. Assets at December 31, 2000 totaled $40.3 million, an increase of 47% from $27.5 million at December 31, 1999. We are pleased with these results and expect continued managed growth of deposits, loans, and assets in 2001.

For year 2000, we produced an after tax loss of $338,459, or $.34 per share, and this loss included a charge of $116,027 to the loan loss provision. This compared to an after tax loss of $668,020 for year 1999 which included a charge of $195,800 to the loan loss provision. Our emphasis is to develop quality and consistent earnings for our shareholders, which is why we are confident with our profit targets in 2001.

We do not anticipate any further expansion of branches for up to two years. This will allow our current expense level to be spread out over a larger asset base, which will further support our earnings. We are moving forward aggressively to increase our mortgage origination capabilities. This line of business fits well with the demographics of our market and will provide excellent non-interest fee income. This will provide our bank with new client relationships.

Your bank continues to operate on a disciplined basis by following the strategic plan. Our stock like most community bank stocks, is lightly traded and there can be a large difference between the "bid" and "ask" price. A small trade can affect the price up or down. Our stock is a longterm investment. We believe our shareholders will be rewarded as we move to profitability in 2001.

To our clients, we appreciate your business. To our shareholders, staff and to the communities we serve, we appreciate your continued support. We invite your comments, suggestions and your business. Call us at 864-297-6333, or email at jstewart@newcommercebank.com.

Regards,



Timothy A. Brett                       James D. Stewart
Chairman of the Board                  President and Chief Executive Officer

                             SELECTED FINANCIAL DATA

The following table sets forth certain selected financial data concerning New Commerce BanCorp and subsidiary as of and for the years ended December 31, 2000 and December 31, 1999. The selected financial data has been derived from the consolidated financial statements that have been audited by Elliott, Davis & Company, LLP, independent accountants. This information should be read in conjunction with Management's Discussion and Analysis of Financial Condition and Results of Operations.

BALANCE SHEETS:                                            2000                    1999
                                                       ------------            ------------
Cash and due from banks                                $  2,018,365            $  1,608,350
Federal funds sold                                               --               5,838,023
Securities available for sale                            12,780,655               3,019,557
Securities held to maturity                                 838,837                 965,005
Other investments                                           275,450                 275,450
Net loans                                                19,192,839              12,855,083
Property and equipment, net                               4,473,352               2,585,116
Total assets                                             40,278,218              27,547,342
Noninterest-bearing deposits                              4,308,875               2,824,668
Interest-bearing deposits                                26,858,883              15,566,027
Total deposits                                           31,167,758              18,390,695
Federal funds purchased                                     100,000                      --
Total liabilities                                        31,470,403              18,535,243
Total shareholders' equity                                8,807,815               9,012,099

RESULTS OF OPERATIONS:

Interest income                                           2,288,274                 844,181
Interest expense                                          1,083,336                 256,940
Net interest income                                       1,204,938                 587,241
Provision for loan losses                                   116,027                 195,800
Net interest income after loan loss provision             1,088,911                 391,441
Noninterest income                                          115,207                  45,140
Noninterest expenses                                      1,690,264               1,370,732
Loss before income tax benefit                             (486,146)               (934,151)
Income tax benefit                                          147,687                 266,131
Net loss                                                   (338,459)               (668,020)

PER SHARE DATA:

Weighted average common shares outstanding                1,000,000               1,000,000
Net loss per share of common stock                     $       (.34)           $       (.67)

CAPITAL AND LIQUIDITY RATIOS:

Average equity to average assets                               26.2%                   32.7%
Risk-based capital (Bank):
    Tier 1                                                     26.3                    49.7
    Total                                                      27.4                    50.9
Leverage (4% required minimum)                                 19.5                    31.1
Average loans to average deposits                              67.2                    77.9

         MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
                             RESULTS OF OPERATIONS

This discussion and analysis is intended to assist the reader in understanding the financial condition and results of operations of New Commerce BanCorp and subsidiary. This commentary should be read in conjunction with the financial statements and the related notes and other statistical information included in this report.

OVERVIEW

New Commerce BanCorp (the Company) was incorporated in South Carolina on July 22, 1998 as a proposed bank holding company to own and control all of the capital stock of New Commerce Bank (the Bank). Organizing activities for the Company began in July 1998 and consisted primarily of preparation of the Company's application to organize the Bank and filing of a Registration Statement with the Securities and Exchange Commission pursuant to which the Company registered the issuance of 1,000,000 shares of its Common Stock at an offering price of $10.00 per share. Upon the Registration Statement's effectiveness, the organizers/directors focused their efforts on the sale of such Common Stock and by June 30, 1999, had completed all selling activities. Net of selling expenses, the Company raised $9,751,658 in the offering. From February 1999 to April 1999, management engaged in activities resulting in the opening of the Bank. On February 11, 1999, the Office of the Comptroller of the Currency issued preliminary approval of the Bank to become a federally chartered bank, and on March 10, 1999, the Federal Deposit Insurance Corporation approved the Company's application for deposit insurance for the Bank. The Bank commenced business on May 17, 1999 in its temporary facility in Simpsonville, South Carolina and is primarily engaged in the business of accepting demand deposits and providing mortgage, consumer and commercial loans to the general public. The Bank opened its permanent headquarters facility in May 2000 and its first permanent branch in June 2000.

The following discussion should be read with an understanding of the Company's short operating history.

RESULTS OF OPERATIONS

The Company's net loss for the year ended December 31, 2000 was $338,459 compared to a loss of $668,020 for the year ended December 31, 1999. 2000 was the Bank's first full year of operations. Net loss per share was $.34 for 2000 compared to a net loss of $.67 for 1999. The Company expects to experience losses until the Bank's assets reach a point where the assets generate revenue from operations that exceed the Bank's fixed costs. The following is a discussion of the more significant components of the net loss.

NET INTEREST INCOME

The largest component of the Company's net income is its net interest income, the difference between the income earned on assets and the interest paid on deposits and borrowings used to support such assets. Net interest margin is determined by dividing the net interest income by average earning assets. Net interest spread is derived from determining the rates and mix of interest paid on deposits and borrowings and subtracting them from the yields on and mix of earning assets. Net interest income totaled $1,204,938 for the year ended December 31, 2000 compared to $587,241 in 1999. Net interest margin was 4.41% in 2000. Average loans, the highest yielding component of earning assets, represented 58.6% of average earning assets for 2000. Since loans often provide a higher yield than other types of earning assets, one of the Company's goals is to maintain its loan portfolio as the highest percentage of total earning assets.

AVERAGE BALANCES, YIELDS AND RATES

The following table presents average interest-earning assets and interest-bearing liabilities, weighted average yields earned, weighted average rates paid, interest rate spread and the net interest income and margin, on an annualized basis for the years ended December 31, 2000 and 1999. Yields and rates are derived by dividing income or expense by the average annualized balance of the corresponding asset or liability.

                                                       December 31, 2000                             December 31, 1999
                                           ----------------------------------------       --------------------------------------
                                             Average          Income/        Yield/         Average         Income/       Yield/
                                             Balance          Expense         Rate          Balance         Expense        Rate
                                           -----------       ----------      ------       -----------       --------      ------
ASSETS
Federal funds sold                         $ 2,231,041       $  137,831       6.18%       $ 2,640,425       $135,113       5.12%
Investment securities                        9,077,477          630,551       6.95          2,315,540        143,382       6.19
Loans                                       16,013,836        1,519,892       9.49          5,985,200        565,686       9.45
                                           -----------       ----------       ----        -----------       --------       ----
Total earning assets                       $27,322,354       $2,288,274       8.38%       $10,941,165       $844,181       7.72%
                                           -----------       ----------       ----        -----------       --------       ----

LIABILITIES AND SHAREHOLDERS' EQUITY
Interest checking                          $ 5,627,291       $  259,973       4.62%       $ 1,960,124       $ 74,067       3.78%
Savings deposits                               234,903            4,701       2.00             72,795          1,454       2.00
Money market accounts                        7,367,217          365,262       4.96          1,834,442         83,881       4.57
Time deposits                                7,454,719          451,756       6.06          1,836,103         97,538       5.31
                                           -----------       ----------       ----        -----------       --------       ----
Total interest bearing deposits            $20,684,130       $1,081,692       5.23        $ 5,703,464       $256,940       4.50
Federal funds purchased                         30,268            1,644       5.43                 --             --         --
                                           -----------       ----------       ----        -----------       --------       ----
Total interest-bearing liabilities          20,714,398        1,083,336       5.23%         5,703,464        256,940       4.50%
                                           -----------       ----------       ----        -----------       --------       ----

Net interest spread                                                           3.15%                                        3.22%
                                                                              ----                                         ----
Net interest income/margin                                   $1,204,938       4.41%                         $587,241       5.37%
                                                             ----------       ----                          --------       ----

Yield on loans includes origination fees and net fees earned on the Company's Private Business Manager receivables financing program. The rate on interest checking includes the Company's interest checking promotion, which was in effect for 2000.

LIQUIDITY AND INTEREST RATE SENSITIVITY

Asset/liability management is the process by which the Company monitors and controls the mix, maturities and interest sensitivity of its assets and liabilities. Asset/liability management seeks to insure adequate liquidity and to maintain an appropriate balance between interest-sensitive assets and liabilities to minimize potentially adverse impacts on earnings from changes in market interest rates. Primary sources of liquidity for the Company are a stable base of deposits, scheduled repayments on the Company's loans and interest and maturities on its investments. If necessary, the Company has the ability to sell a portion of its investment securities to manage its interest sensitivity gap or liquidity. The Company may also utilize its cash and due from banks and federal funds sold to meet liquidity needs. The Company believes that its liquidity and ability to manage assets will be sufficient to meet its cash requirements over the near future. The principal monitoring technique employed by the Company is the measurement of the Company's interest sensitivity "gap" which is the positive or negative dollar difference between assets and liabilities that are subject to interest rate repricing within a given period of time.

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

INTEREST RATE SENSITIVITY ANALYSIS

The asset mix of the balance sheet is continually evaluated in terms of several variables: yields, credit quality, appropriate funding sources and liquidity. The interest rate sensitivity position at December 31, 2000 is presented in the following table. The difference between rate-sensitive assets and rate-sensitive liabilities, or the interest rate sensitivity gap, is shown at the bottom of the table. Since all interest rates and yields do not adjust at the same velocity, the gap is only a general indicator of rate sensitivity. The table may not be indicative of the Company's rate sensitivity position at other points in time. At December 31, 2000, the Company was liability-sensitive over the three month and twelve month timeframes and asset-sensitive over one year.

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

                                               Within          After three       After one        After
                                               three           but within        but within       five
(in $000's)                                    months         twelve months      five years       years           Total
                                              --------        -------------      ----------       ------         -------
Interest-earning assets:
Federal funds sold                            $     --          $     --          $    --         $   --         $    --
Investment securities                            2,956             2,283            7,963            693          13,895
Loans, gross                                     9,555               508            6,976          2,446          19,485
                                             ---------          --------          -------         ------         -------
Total interest-earning assets                   12,511             2,791           14,939          3,139          33,380

Interest-bearing liabilities:
Interest checking                                3,850                --               --             --           3,850
Money market                                    10,469                --               --             --          10,469
Savings deposits                                   359                --               --             --             359
Time deposits                                    1,593            10,043              545             --          12,181
Federal funds purchased                            100                --               --             --             100
                                             ---------          --------          -------         ------         -------
Total interest-bearing liabilities              16,371            10,043              545             --          26,959

Period interest-sensitive gap                   (3,860)           (7,252)          14,394          3,139           6,421

Cumulative interest-sensitive gap               (3,860)          (11,112)           3,282          6,421
Ratio of cumulative interest-sensitive
  gap to total earning assets                   (11.56)%          (33.29)%           9.83%         19.24%

In a rising interest rate environment, an asset-sensitive position (positive gap) is generally more advantageous since assets reprice sooner than liabilities. Conversely, in a declining interest rate environment, a liability-sensitive position (negative gap) is generally more advantageous as interest-bearing liabilities reprice sooner than earning assets.

RATE/VOLUME ANALYSIS

Net interest income can be analyzed in terms of the impact of changing rates and changing volume. The following table shows the effect, which varying levels of earning assets and interest-bearing liabilities and associated rates had on net interest income for 2000. As 1999 was the first period of operations for the Company, 2000 was the first comparative year.

                                                     2000 compared to 1999
                                       -------------------------------------------------
                                                                 Attributable to:
                                        Net change in      -----------------------------
                                       interest income       Volume              Rate
                                       ---------------     -----------         ---------
Interest-earning assets:
Loans                                    $  954,206        $   947,800         $   6,406
Investments                                 487,169            418,180            68,989
Federal funds sold                            2,718            (20,931)           23,649
                                         ----------        -----------         ---------
Total interest-earning assets            $1,444,093        $ 1,345,049         $  99,044
                                         ----------        -----------         ---------

Interest-bearing liabilities:
Interest checking                        $  185,906        $   138,637         $  47,269
Money market                                281,381            252,649            28,732
Savings                                       3,247              3,247                --
Time deposits                               354,218            298,308            55,910
Federal funds purchased                       1,644                 --             1,644
                                         ----------        -----------         ---------
Total interest-bearing liabilities       $  826,396        $   692,841         $ 133,555
                                         ----------        -----------         ---------
Net interest income                      $  617,697        $   652,208         $ (34,511)
                                         ----------        -----------         ---------

PROVISION AND ALLOWANCE FOR LOAN LOSSES

The Company has developed policies and procedures for evaluating the overall quality of its credit portfolio and the timely identification of potential credit problems. The Company has established an allowance for loan losses through a provision for loan losses charged to expense. The allowance represents an amount which management believes will be adequate to absorb possible losses on existing loans that may become uncollectible. Management's judgment about the adequacy of the allowance is based on a number of assumptions about future events, which it believes to be reasonable, but which may or may not be accurate. Therefore, there can be no assurance that charge-offs in future periods will not exceed the allowance for loan losses as estimated at any point in time. Additions to the allowance for loan losses, which are expenses to the provision for loan losses on the Company's Statement of Operations, are made periodically to maintain the allowance at an appropriate level based on management's analysis of the potential risk in the loan portfolio. The Company does not allocate the allowance for loan losses to specific categories of loans but evaluates the adequacy on an overall portfolio basis utilizing a risk grading system.

At December 31, 2000 and 1999, the allowance for loan losses was $292,277 and $195,800, respectively, or 1.50% of outstanding loans. The Bank charged-off $19,550 in loans during 2000.

There were no non-performing loans at December 31, 2000 and December 31, 1999, or any loans delinquent more than 90 days.

Below is an analysis of the allowance for loan losses for 2000 and 1999.

                                                     2000                 1999
                                                   ---------            --------
         Allowance, beginning of year              $ 195,800            $     --
         Charge-offs                                 (19,550)                 --
         Recoveries                                       --                  --
         Provision for loan losses                   116,027             195,800
                                                   ---------            --------
         Allowance, end of year                    $ 292,277            $195,800
                                                   ---------            --------
         Net charge-offs to average loans                .12%                 --%
                                                   ---------            --------

Accrual of interest is discontinued on loans when management believes, after considering economic and business conditions and collection efforts, that a borrower's financial condition is such that the collection of interest is doubtful. A delinquent loan is generally placed on non-accrual status when it becomes 90 days or more past due. At the time the loan is placed on non-accrual status, all interest, which has been accrued on the loan but remains unpaid is reserved and deducted from earnings as a reduction of reported income. No additional interest is accrued on the loan balance until the collection of both principal and interest becomes reasonably certain. There were no loans on non-accrual status at December 31, 2000 and 1999.

NONINTEREST INCOME

Noninterest income for the year ended December 31, 2000 was $115,207 compared to $45,140 in 1999. Of this total, $42,786 represented service charges on deposit accounts in 2000 compared to $17,211 in 1999. The increase in service charge income was primarily the result of a substantial growth in deposit accounts. The remaining balance of noninterest income was generated from other fees charged, the largest of which was brokered mortgage loan fee income of $38,217 in 2000 and $27,929 in 1999.

NONINTEREST EXPENSE

Noninterest expense totaled $1,690,264 for the year ended December 31, 2000 compared to $1,370,732 in 1999. The majority of expense in 2000 and 1999 was salaries and benefits of $877,292 and $505,584, respectively. The increase of $371,708 was primarily attributed to the addition of eight full-time equivalent positions in 2000. Occupancy and equipment expense was $232,720 for the year ended December 31, 2000 compared to $116,883 in 1999. The $115,837 increase resulted primarily from the first full year of operations for the bank in 2000, and the opening of two permanent facilities in mid-2000. Data processing expense was $152,191 for the year ended December 31, 2000 compared to $89,460 in 1999. The $62,731 increase represented a full-year's cost associated with our service bureau in 2000. In 1999, service bureau fees were charged for seven month's of operations. Noninterest expense in 1999 included $510,602 in organizational and pre-opening expenses.

BALANCE SHEET REVIEW

At December 31, 2000 the Company had consolidated assets of $40,278,218, an increase of 46.2% from total assets of $27,547,342 at December 31, 1999. Investment securities increased to $13,894,942 from $4,260,012 at December 31, 1999. Net loans totaled $19,192,839 and $12,855,083 at December 31, 2000 and
December 31, 1999, respectively. Property and equipment, net, increased to $4,473,352 at December 31, 2000 from $2,585,116 at December 31, 1999. The increase of $1,888,236 represented costs associated with the completion of two permanent facilities. Total deposits increased by $12,777,063, or 69.5% from $18,390,695 at December 31, 1999. Shareholders' equity was $8,807,815 and $9,012,099 at December 31, 2000 and December 31, 1999, respectively.

LOAN PORTFOLIO

Loans are the Company's highest yielding earning asset, and, as such, should normally comprise the largest portion of earning assets. Outstanding loans as of December 31, 2000 amounted to $19,485,116, or 58.4% of earning assets. As of December 31, 1999, gross loans totaled $13,050,883 and represented 56.4% of earning assets. The following table summarizes the composition of the loan portfolio at December 31, 2000 and 1999:

                                               December 31, 2000            December 31, 1999
                                           ------------------------      -----------------------
                                              Amount        Percent         Amount       Percent
                                           -----------      -------      -----------     -------
Commercial                                 $ 7,198,928        37.0%      $ 5,870,988       45.0%
Real estate - 1-4 Family                     3,737,100        19.2         2,182,255       16.7
Real estate-commercial, construction         7,217,926        37.0         4,014,790       30.8
Consumer loans                               1,331,162         6.8           982,850        7.5
                                           -----------      ------       -----------     ------
Total loans                                 19,485,116       100.0%       13,050,883      100.0%
                                                            ------                       ------
Allowance for loan losses                     (292,277)                     (195,800)
                                           -----------                   -----------
Total net loans                            $19,192,839                   $12,855,083
                                           -----------                   -----------

The principal components of the Company's loan portfolio at December 31, 2000 were commercial loans and real estate and construction loans, which represented 93.2% of the portfolio compared to 92.5% at December 31, 1999. We define a "real estate mortgage loan" as any loan, other than a loan for construction purposes, secured by real estate, regardless of the purpose of the loan. We follow the common practice of financial institutions in our market area of obtaining a security interest in real estate whenever possible, in addition to any other available collateral. We take this collateral to reinforce the likelihood of the ultimate repayment of the loan; however, this tends to increase the magnitude of our real estate loan portfolio component. Generally, we limit our loan-to-value ratio to 85%. Due to the short time the portfolio has existed, the current mix of loans may not be indicative of the ongoing portfolio mix. Management will attempt to maintain a relatively diversified loan portfolio to help reduce the risk inherent in concentration of collateral.

MATURITIES AND SENSITIVITY OF LOANS TO CHANGES IN INTEREST RATES

The information in the following table is based on the contractual maturities of individual loans, including loans, which may be subject to renewal at their contractual maturity. Renewal of such loans is subject to review and credit approval, as well as modification of terms upon their maturity. Actual repayments of loans may differ from maturities reflected below because borrowers have the right to prepay obligations with or without prepayment penalties. The following table summarizes loan maturities, by type, at December 31, 2000.

                                                                After one
                                                One year        but within         After
                                                Or less         five years       five years          Total
                                               ----------       ----------       ----------       -----------
Commercial                                     $4,088,749       $2,590,673       $  519,506       $ 7,198,928
Real estate, 1-4 family                           974,515        1,493,342        1,269,243         3,737,100
Real estate, commercial, construction           1,184,839        4,064,523        1,968,564         7,217,926
Consumer loans                                    329,704          613,389          388,069         1,331,162
                                               ----------       ----------       ----------       -----------
Total                                          $6,577,807       $8,761,927       $4,145,382       $19,485,116
                                               ----------       ----------       ----------       -----------
Loans maturing after one year with:
  Fixed interest rates                                                                            $ 8,530,215
  Floating interest rates                                                                           4,377,094

INVESTMENT PORTFOLIO

At December 31, 2000, the investment securities portfolio totaled $13,894,942 and represented 41.6% of earning assets compared to a total of $4,260,012 or 18.4% of earning assets at December 31, 1999. The Company primarily invests in U.S. Government agencies or government-sponsored agencies, mortgage-backed securities, collateralized mortgage obligations and corporate bonds. The Company also owns stock in the Federal Reserve Bank and Federal Home Loan Bank. All Bank investment securities were classified as available for sale and recorded at estimated fair value. The average yield on the Company's investment securities portfolio was 6.95% in 2000.

Contractual maturities and yields on the Company's investments at December 31, 2000 are shown below. Expected maturities may differ from contractual maturities because issuers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                                                                After one
                                   No                    Within                 but within                  After five
                                Maturity      Yield     one year      Yield     five years      Yield         years         Yield
                                --------      -----     --------      -----     -----------     -----       ----------      -----
U.S. government
  agencies                      $     --        --%     $     --        --%     $ 3,953,052      6.87%      $  709,638      7.20%
Collateralized
  mortgage obligations                --        --       405,773      7.04        2,564,648      6.82        1,307,901      7.12
Mortgage-backs                        --        --            --        --        2,267,626      6.97          462,635      7.44
Corporate bonds                       --        --            --        --        1,279,730      7.13          503,389      7.10
FHLB stock                        38,200      7.75            --        --               --        --               --        --
FRB stock                        237,250      6.00            --        --               --        --               --        --
                                --------      ----      --------                -----------                 ----------
Total                           $275,450                $405,773                $10,065,056                 $2,983,563

Due to the prime rate drop of 100 basis points in January and February 2001, the Company had $2 million in bonds called by the issuer. It is anticipated that the Company will have additional bonds called in 2001. It is the Company's intention to reinvest these proceeds in higher yielding loans.

On December 31, 2000, the Company had no federal funds sold. On January 3, 2001, the Company was again in a federal funds sold position. Federal funds sold averaged $2,231,041 in 2000 and represented 8.2% of average earning assets. The higher percentage of federal funds sold in 1999 was attributed to year 2000 planning as well as the early stages of operations of the Company. As the Company continues to grow, management expects federal funds sold to be a less substantial percentage of earning assets. These funds will continue to be shifted to higher earning investments and loans.

DEPOSITS AND BORROWINGS

As of December 31, 2000, deposits were the primary component of interest-bearing liabilities, and the only source of funds for loans and investments. Average total deposits were $24,779,227 and average interest-bearing deposits were $20,684,130 for the year ended December 31, 2000. The average cost of funds in 2000 was 5.23%. In pricing deposits, the Company considers its liquidity needs, the direction and levels of interest rates and local market conditions.

The following is a table of deposits by category at December 31, 2000 and 1999:

                                                   December 31, 2000              December 31, 1999
                                               -------------------------      -------------------------
                                                                Percent                        Percent
                                                 Amount         of total        Amount         of total
                                               -----------      --------      -----------      --------
Noninterest-bearing deposit accounts           $ 4,307,660        13.8%       $ 2,824,668        15.4%
Interest-bearing checking                        3,849,582        12.4          6,654,818        36.2
Savings deposits                                   359,085         1.2            178,404         1.0
Money market accounts                           10,468,966        33.6          3,951,492        21.5
Time deposits less than $100,000                 6,332,973        20.3          2,415,499        13.1
Time deposits of $100,000 or more                5,849,492        18.7          2,365,814        12.8
                                               -----------       -----        -----------       -----
  Total deposits                               $31,167,758       100.0%       $18,390,695       100.0%
                                               -----------       -----        -----------       -----

Core deposits, which exclude time deposits of $100,000 or more, provide a relatively stable funding source for the Company's loan portfolio and other earning assets. The Company's core deposits totaled $25,318,266 or 81.2% of total deposits at December 31, 2000 compared to $16,024,881, or 87.1% of total deposits at December 31, 1999.

The maturity distribution of the Company's time deposits of $100,000 or more at December 31, 2000 is shown in the following table.

Three months or less                        $1,057,615
Over three through six months                2,301,955
Over six through twelve months               2,386,350
Over twelve months                             103,572
                                            ----------
Total                                       $5,849,492
                                            ==========

Time deposit balances over $100,000 tend to be extremely sensitive to interest rate levels, making these deposits less reliable sources of funding for liquidity planning purposes than core deposits. Accordingly, the Company has elected to concentrate on core deposits. The Company does not currently accept brokered deposits.

The Company has federal funds lines of credit available on a one-to-seven day basis with correspondent banks. These lines total $3,500,000. On the last day of the year, the Company borrowed $100,000 under one of these lines of credit. The borrowing was repaid on January 3, 2001. As a member of the Federal Home Loan Bank, the Company also has access to borrowing through various FHLB programs. As of December 31, 2000 and 1999, the Company had not borrowed under these programs.

CAPITAL ADEQUACY

The Federal Reserve Board and bank regulatory agencies require bank holding companies and financial institutions to maintain capital at adequate levels based on a percentage of assets and off-balance sheet exposures, adjusted for risk weights ranging from 0 % to 100 %. The Federal Reserve guidelines also contain an exemption from the capital requirements for bank holding companies with less than $150 million in consolidated assets.

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

The Bank exceeded the minimum capital requirements set by the regulatory agencies at December 31, 2000 and 1999. Below is a table that reflects the leverage and risk-based regulatory capital ratios of the Bank at December 31, 2000 and 1999.

                             For Capital Adequacy Purposes
                             -----------------------------
                             Required amount       Percent        Actual amount     Percent
                             ---------------       -------        -------------     -------
                               (in $000's)                         (in $000's)
At December 31, 2000:
Tier 1 capital                   $1,102              4.0%            $7,247          26.3%
Total capital                     2,205              8.0              7,539          27.4
Tier 1 leverage ratio             1,485              4.0              7,247          19.5

At December 31, 1999:
Tier 1 capital                      614              4.0              7,620          49.7
Total capital                     1,227              8.0              7,812          50.9
Tier 1 leverage ratio               981              4.0              7,620          31.1

The Company sold a total of 1,000,000 shares during the offering period with net proceeds after offering expenses of $9,751,700. Of the proceeds, $8,250,000 was used to capitalize the Bank. The Company believes it's capital is sufficient to fund the activities of the Bank in its initial stages of operations and that the Bank will generate sufficient income from operations to fund its activities on an on-going basis. The Company retains capital to fund activities, which may from time to time be considered appropriate investments of capital at some point in the future. As of December 31, 2000, there were no significant commitments outstanding for capital expenditures.

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

At December 31, 2000, the Company's liquid assets, consisting of cash and due from banks and federal funds sold, totaled $2,018,365, representing 5.0% of total assets. Investment securities amounted to $13,894,942, representing 34.5% of total assets. These securities provide a secondary source of liquidity since they can be converted into cash in a timely manner. The Company's ability to maintain and expand its deposit base and borrowing capabilities also serves as a source of liquidity.

The Company plans to meet its future cash needs through the liquidation of temporary investments, maturities of loans and investment securities, and generation of deposits. In addition, the Bank maintains federal funds lines of credit with correspondent banks in the amount of $3,500,000 and is also a member of the Federal Home Loan Bank from which application for borrowings can be made for leverage purposes, if so desired. As a result of the 100 basis point drop in prime rate in January and February 2001, the Company had $2 million in bonds called by the issuer. It is anticipated that the Company will have additional bonds called in 2001.

The Company completed construction of its two permanent facilities in 2000. All construction costs and major equipment and furniture purchases associated with the construction were expensed in 2000. No material capital expenditures are planned in 2001.

Management believes that its existing stable base of core deposits along with continued growth in this deposit base will enable the Company to successfully meet its long-term liquidity needs.

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

INDUSTRY DEVELOPMENTS

On November 4, 1999, the U.S. Senate and House of Representatives each passed the Gramm-Leach-Bliley Act, previously known as the Financial Services Modernization Act of 1999. The Act was signed into law by President Clinton on November 12, 1999. Among other things, the Act repeals the restrictions on banks affiliating with securities firms contained in sections 20 and 32 of the Glass-Steagall Act. The Act also permits bank holding companies to engage in a statutorily provided list of financial activities, including insurance and securities underwriting and agency activities, merchant banking, and insurance company portfolio investment activities. The Act also authorizes activities that are "complementary" to financial activities and limits use of customer information.

The Act is intended, in part, to grant to community banks certain powers as a matter of right that larger institutions have accumulated on an ad hoc basis. Nevertheless, the Act may have the result of increasing the amount of competition that we face from larger institutions and other types of companies. In fact, it is not possible to predict the full effect that the Act will have on the Company.

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

FORWARD-LOOKING STATEMENTS

This report contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, such as statements relating to financial results and plans for future business development activities, and thus is prospective. The words "may", "would", "could", "will", "expect", "anticipate", "should", "believe", "intend", "plan", and "estimate", as well as similar expressions are meant to identify such forward-looking statements. Such forward-looking statements are subject to risks, uncertainties, and other factors, which could cause actual results to differ materially from future results expressed or implied by such forward-looking statements.

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

RECENTLY ISSUED ACCOUNTING STANDARDS

In June 1998, the Financial Accounting Standards Board (FASB) issued SFAS 133, "Accounting for Derivative Instruments and Hedging Activities". All derivatives are to be measured at fair market value and recognized in the balance sheet as assets and liabilities. SFAS 138, "Accounting for Certain Derivative Instruments and Certain Hedging Activities" was issued in June 2000 and amends the accounting and reporting standards of SFAS 133 for certain derivative instruments and hedging activities. The two statements are to be adopted concurrently and are effective for fiscal years and quarters beginning after June 15, 2000. The adoption of SFAS 133 and SFAS 138 did not have a material impact on the presentation of the Company's financial results or financial position. Other accounting standards that have been issued or proposed by the Financial Accounting Standards Board that do not require adoption until a future date are not expected to have a material impact on the consolidated financial statements upon adoption.

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

Board of Directors
NEW COMMERCE BANCORP AND SUBSIDIARY
Simpsonville, South Carolina

         We have audited the accompanying consolidated balance sheets of NEW COMMERCE BANCORP AND SUBSIDIARY (the "Company") as of December 31, 2000 and 1999 and the related consolidated statements of operations, shareholders' equity and cash flows for each of the two years in the period ended December 31, 2000 and for the period from July 17, 1998 (inception) to December 31, 1998. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

         We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

         In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of NEW COMMERCE BANCORP AND SUBSIDIARY at December 31, 2000 and 1999 and the results of their operations and cash flows for each of the two years in the period ended December 31, 2000 and for the period from July 17, 1998 (inception) to December 31, 1998, in conformity with accounting principles generally accepted in the United States of America.


January 19, 2001
Elliott, Davis & Company, LLP
Greenville, South Carolina

                       NEW COMMERCE BANCORP AND SUBSIDIARY
                           CONSOLIDATED BALANCE SHEETS

                                                                                   DECEMBER 31,
                                                                       -----------------------------------
                                                                           2000                   1999
                                                                       ------------           ------------
                                                  ASSETS

CASH AND DUE FROM BANKS                                                $  2,018,365           $  1,608,350

FEDERAL FUNDS SOLD                                                               --              5,838,023

INVESTMENT SECURITIES
  Available for sale                                                     12,780,655              3,019,557
  Held to maturity ($854,518 and $945,329 fair value)                       838,837                965,005
  Other, at cost                                                            275,450                275,450

LOANS - net                                                              19,192,839             12,855,083

PROPERTY AND EQUIPMENT, net                                               4,473,352              2,585,116

ACCRUED INTEREST RECEIVABLE                                                 301,916                 95,369

OTHER ASSETS                                                                396,804                305,389
                                                                       ------------           ------------
    Total assets                                                       $ 40,278,218           $ 27,547,342
                                                                       ============           ============

                                     LIABILITIES AND SHAREHOLDERS' EQUITY

LIABILITIES
Deposits
  Noninterest bearing deposits                                         $  4,308,875           $  2,824,668
  Interest bearing deposits                                              26,858,883             15,566,027
                                                                       ------------           ------------
    Total deposits                                                       31,167,758             18,390,695
Federal funds purchased                                                     100,000                     --
Other liabilities                                                           202,645                144,548
                                                                       ------------           ------------
    Total liabilities                                                    31,470,403             18,535,243

COMMITMENTS AND CONTINGENCIES - Notes 9 and 13

SHAREHOLDERS' EQUITY
  Preferred stock, $.01 par value, 10,000,000 shares
    authorized, no shares issued
  Common stock, $.01 par value, 10,000,000 shares authorized,
    1,000,000 shares issued at December 31, 2000 and 1999                    10,000                 10,000
  Additional paid-in capital                                              9,741,658              9,741,658
  Retained deficit                                                       (1,053,003)              (714,544)
  Accumulated other comprehensive income (loss)                             109,160                (25,015)
                                                                       ------------           ------------
    Total shareholders' equity                                            8,807,815              9,012,099
                                                                       ------------           ------------
    Total liabilities and shareholders' equity                         $ 40,278,218           $ 27,547,342
                                                                       ============           ============

              The accompanying notes are an integral part of these
                       consolidated financial statements.

                       NEW COMMERCE BANCORP AND SUBSIDIARY
                      CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                                                                   FOR THE PERIOD
                                                                                                                        FROM
                                                                                                                   JULY 17, 1998
                                                                                    FOR THE YEARS ENDED            (INCEPTION) TO
                                                                                        DECEMBER 31,                DECEMBER 31,
                                                                             --------------------------------      --------------
                                                                                2000                 1999                1998
                                                                             -----------          -----------          --------
INTEREST INCOME
  Interest and fees on loans                                                 $ 1,519,892          $   565,686          $     --
  Investment securities                                                          630,551              143,382                --
  Federal funds sold                                                             137,831              135,113                --
                                                                             -----------          -----------          --------
    Total interest income                                                      2,288,274              844,181                --
                                                                             -----------          -----------          --------

INTEREST EXPENSE
  Deposits                                                                     1,081,692              256,940                --
  Federal funds purchased                                                          1,644                   --                --
                                                                             -----------          -----------          --------
    Total interest expense                                                     1,083,336              256,940                --
                                                                             -----------          -----------          --------
    Net interest income                                                        1,204,938              587,241

PROVISION FOR POSSIBLE LOAN LOSSES                                               116,027              195,800                --
                                                                             -----------          -----------          --------
    Net interest income after provision for possible loan losses               1,088,911              391,441                --
                                                                             -----------          -----------          --------

NONINTEREST INCOME
  Service fees on deposit accounts                                                42,786               17,211                --
  Brokered loan fees                                                              38,217               27,929                --
  Loss on sale of investment securities available for sale                        (3,335)                  --                --
  Other                                                                           37,539                   --                --
                                                                             -----------          -----------          --------
                                                                                 115,207               45,140                --
                                                                             -----------          -----------          --------

NONINTEREST EXPENSES
  Salaries and benefits                                                          877,292              505,584                --
  Occupancy and equipment                                                        232,720              116,883                --
  Data processing                                                                152,191               89,460                --
  Marketing                                                                      122,755               98,112                --
  Printing and supplies                                                           61,052               29,705                --
  Legal                                                                           56,084                   --                --
  Contract services                                                               32,053                   --                --
  Insurance                                                                       23,354                   --                --
  Other operating                                                                132,763               20,386                --
  Organizational and pre-opening expenses                                             --              510,602            46,524
                                                                             -----------          -----------          --------
    Total noninterest expenses                                                 1,690,264            1,370,732            46,524
                                                                             -----------          -----------          --------
    Loss before income taxes                                                    (486,146)            (934,151)          (46,524)

INCOME TAX BENEFIT                                                               147,687              266,131                --
                                                                             -----------          -----------          --------
    Net loss                                                                 $  (338,459)         $  (668,020)         $(46,524)
                                                                             ===========          ===========          ========

BASIC NET LOSS PER COMMON SHARE                                              $     (0.34)         $     (0.67)
                                                                             ===========          ===========

WEIGHTED AVERAGE NUMBER OF
  COMMON SHARES OUTSTANDING                                                    1,000,000            1,000,000
                                                                             ===========          ===========

              The accompanying notes are an integral part of these
                       consolidated financial statements.

                      NEW COMMERCE BANCORP AND SUBSIDIARY
                CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY



                                                                                                        ACCUMULATED
                                                    COMMON STOCK         ADDITIONAL                        OTHER           TOTAL
                                               ---------------------      PAID-IN         RETAINED     COMPREHENSIVE   SHAREHOLDERS'
                                                 SHARES      AMOUNT       CAPITAL         DEFICIT      INCOME (LOSS)      EQUITY
                                               ---------     -------     ----------     -----------    -------------   -------------
BALANCE, JULY 17, 1998 (INCEPTION)                    --     $    --     $       --     $        --      $      --      $        --
  Proceeds from sale of stock to organizers      200,000       2,000      1,998,000              --             --        2,000,000
  Net loss                                            --          --             --         (46,524)            --          (46,524)
                                               ---------     -------     ----------     -----------      ---------      -----------

BALANCE, DECEMBER 31, 1998                       200,000       2,000      1,998,000         (46,524)            --        1,953,476
                                                                                                                        -----------
  Net loss                                            --          --             --        (668,020)            --         (668,020)
  Other comprehensive loss, net of tax:
    Unrealized holding losses on securities
      available for sale                              --          --             --              --        (25,015)         (25,015)
                                                                                                                        -----------

  Comprehensive loss                                  --          --             --              --             --         (693,035)

  Proceeds from sale of stock (net of)
    offering costs of $248,341)                  800,000       8,000      7,743,658              --             --        7,751,658
                                               ---------     -------     ----------     -----------      ---------      -----------

BALANCE, DECEMBER 31, 1999                     1,000,000      10,000      9,741,658        (714,544)       (25,015)       9,012,099
                                                                                                                        -----------
  Net loss                                            --          --             --        (338,459)            --         (338,459)
  Other comprehensive income, net of tax:
    Unrealized holding gains on securities
      available for sale                              --          --             --              --        131,974          131,974
    Reclassification adjustment for losses
      included in net income                          --          --             --           2,201          2,201
                                                                                                                        -----------

  Comprehensive loss                                  --          --             --              --             --         (204,284)
                                               ---------     -------     ----------     -----------      ---------      -----------

BALANCE, DECEMBER 31, 2000                     1,000,000     $10,000     $9,741,658     $(1,053,003)     $ 109,160      $ 8,807,815
                                               =========     =======     ==========     ===========      =========      ===========

              The accompanying notes are an integral part of these
                       consolidated financial statements.

                       NEW COMMERCE BANCORP AND SUBSIDIARY
                      CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                                                               FOR THE PERIOD
                                                                                                                    FROM
                                                                                                               JULY 17, 1998
                                                                               FOR THE YEARS ENDED             (INCEPTION) TO
                                                                                   DECEMBER 31,                 DECEMBER 31,
                                                                        --------------------------------       --------------
                                                                            2000                1999                1998
                                                                        ------------        ------------        -----------
OPERATING ACTIVITIES
  Net loss                                                              $   (338,459)       $   (668,020)       $   (46,524)
  Adjustments to reconcile net loss to net cash used
    for operating activities
    Deferred income tax benefit                                             (147,687)           (266,131)                --
    Provision for possible loan losses                                       116,027             195,800                 --
    Depreciation and amortization                                            111,369              27,000                 --
    Loss on sale of fixed assets                                               2,310                  --                 --
    Increase in accrued interest receivable                                 (201,190)            (95,369)                --
    (Increase) decrease in other assets                                       (5,025)            104,169           (143,427)
    Increase in other liabilities                                            114,038             144,548                 --
                                                                        ------------        ------------        -----------
      Net cash used for operating activities                                (348,617)           (558,003)          (189,951)
                                                                        ------------        ------------        -----------

INVESTING ACTIVITIES
  (Increase) decrease in federal funds sold                                5,838,023          (5,838,023)                --
  Purchase of investment securities available for sale                   (10,301,680)         (3,475,240)                --
  Purchase of investment securities held to maturity                              --            (965,005)                --
  Proceeds from principal prepayments on investment
    securities held to maturity                                              126,168                  --                 --
  Proceeds from principal prepayments on investment
    securities available for sale                                            252,532                  --                 --
  Proceeds from sale of investment securities available for sale             422,224             155,218                 --
  Increase in loans, net                                                  (6,453,783)        (13,050,883)                --
  Purchase of property and equipment                                      (2,001,915)         (2,564,098)           (48,018)
                                                                        ------------        ------------        -----------
      Net cash used for investing activities                             (12,118,431)        (25,738,031)           (48,018)
                                                                        ------------        ------------        -----------

FINANCING ACTIVITIES
  Proceeds from sale of stock, net                                                --           7,751,658          2,000,000
  Increase in deposits, net                                               12,777,063          18,390,695                 --
  Increase in federal funds purchased                                        100,000                  --                 --
                                                                        ------------        ------------        -----------
      Net cash provided by financing activities                           12,877,063          26,142,353          2,000,000
                                                                        ------------        ------------        -----------
      Net increase (decrease) in cash and cash equivalents                   410,015            (153,681)         1,762,031

CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD                             1,608,350           1,762,031                 --
                                                                        ------------        ------------        -----------
CASH AND CASH EQUIVALENTS, END OF PERIOD                                $  2,018,365        $  1,608,350        $ 1,762,031
                                                                        ============        ============        ===========

CASH PAID FOR
  Interest                                                              $  1,029,967        $    221,307        $        --
                                                                        ============        ============        ===========
  Income taxes                                                          $         --        $         --        $        --
                                                                        ============        ============        ===========

              The accompanying notes are an integral part of these
                       consolidated financial statements.

                       NEW COMMERCE BANCORP AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND ACTIVITIES

         NEW COMMERCE BANCORP, (the "Company") was incorporated under the laws of the State of South Carolina for the purpose of operating as a bank holding company for New Commerce Bank (the "Bank"). The Company offered its common stock for sale to the public under an initial public offering price of $10 per share and raised approximately $9.8 million in capital, net of offering expenses. The Company obtained regulatory approval to operate a national bank and opened the Bank for business on May 17, 1999, with a total capitalization of $8.3 million. The Bank provides full commercial banking services to customers and is subject to regulation of the Office of the Comptroller of the Currency (OCC) and the Federal Deposit Insurance Corporation. The Company is subject to the regulation of the Federal Reserve Board.

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

ESTIMATES

         The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities as of the date of the financial statements and the reported amount of income and expenses during the reporting periods. Actual results could differ from those estimates.

CONCENTRATIONS OF CREDIT RISK

         The Company makes loans to individuals and businesses in and around Upstate South Carolina for various personal and commercial purposes. The Bank has a diversified loan portfolio and the borrowers' ability to repay their loans is not dependent upon any specific economic sector. The Bank has a concentration of credit in subdivider and developer loans, which comprises 29.8 percent of Tier 1 capital and allowance for loan losses.

INVESTMENT SECURITIES

         The Company accounts for investment securities on a trade date basis and in accordance with SFAS No. 115, "Accounting for Certain Investments in Debt and Equity Securities". The statement requires investments in equity and debt securities to be classified into three categories:

         1. Available for sale securities: These are securities which are not classified as either held to maturity or as trading securities. These securities are reported at fair market value. Unrealized gains and losses are reported, net of income taxes, as a separate component of shareholders' equity (accumulated other comprehensive income (loss).

                                                                     (Continued)
                                      -6-

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

         Gains or losses on dispositions of investment securities are based on the differences between the net proceeds and the adjusted carrying amount of the securities sold, using the specific identification method. Premiums and discounts are amortized or accrued into interest income by a method that approximates a level yield.

LOANS, INTEREST AND FEE INCOME ON LOANS

         Loans are stated at the principal balance outstanding. The allowance for possible loan losses is deducted from total loans in the balance sheet. Interest income is recognized over the term of the loan based on the principal amount outstanding. Points on real estate loans are taken into income to the extent they represent the direct cost of initiating a loan. The amount in excess of direct costs is deferred and amortized over the expected life of the loan.

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

ALLOWANCE FOR POSSIBLE LOAN LOSSES

         The provision for possible loan losses charged to operating expenses reflects the amount deemed appropriate by management to establish an adequate reserve to meet the present and foreseeable risk characteristics of the current loan portfolio. Management's judgment is based on periodic and regular evaluation of individual loans, the overall risk characteristics of the various portfolio segments, past experience with losses and prevailing and anticipated economic conditions. Loans which are determined to be uncollectible are charged against the allowance. Provisions for possible loan losses and recoveries on loans previously charged off are added to the allowance.

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

BASIC NET LOSS PER COMMON SHARE

         Basic net loss per common share is computed on the basis of the weighted average number of common shares outstanding in accordance with SFAS No. 128, "Earnings per Share". For purposes of calculating net loss per share in 1999, the calculation assumed the stock was outstanding all of 1999. No basic net loss per common share amount is presented for the period ended December 31, 1998 as the Company was in a development stage. The treasury stock method is used to compute the effect of stock options on the weighted average number of common shares outstanding for the diluted method. No dilution occurs under the treasury stock method as the exercise price of stock options equals or exceeds the market value of the stock.

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

                  FEDERAL FUNDS SOLD AND PURCHASED - The carrying amounts of federal funds approximate their fair value.

                  INVESTMENT SECURITIES - Fair values for investment securities are based on quoted market prices.

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

RECENTLY ISSUED ACCOUNTING STANDARDS

         In June 1998, the Financial Accounting Standards Board (FASB) issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." All derivatives are to be measured at fair market value and recognized in the balance sheet as assets and liabilities. SFAS No. 138, "Accounting for Certain Derivative Instruments and Certain Hedging Activities" was issued in June 2000 and amends the accounting and reporting standards of SFAS No. 133 for certain derivative instruments and hedging activities. The two statements are to be adopted concurrently and are effective for fiscal years and quarters beginning after June 15, 2000. The adoption of SFAS No. 133 and SFAS No. 138 did not have a material impact on the presentation of the Company's financial results or financial position.

         Other accounting standards that have been issued or proposed by the Financial Accounting Standards Board that do not require adoption until a future date are not expected to have a material impact on the consolidated financial statements upon adoption.

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

RECLASSIFICATIONS

         Certain prior year amounts have been reclassified to conform with the current presentation. These reclassifications have no effect on previously reported net loss or shareholders' equity.

NOTE 2 - RESTRICTIONS ON CASH AND DUE FROM BANKS

         The Bank is required to maintain average reserve balances, computed by applying prescribed percentages to its various types of deposits, either at the bank or on deposit with the Federal Reserve Bank. At December 31, 2000 and 1999 these required reserves were met by vault cash.

NOTE 3 - FEDERAL FUNDS SOLD

         When the Bank's cash reserves (Note 2) are in excess of the required amount, it may lend excess to other banks on a daily basis. As of December 31, 2000 and 1999 federal funds sold amounted to $-0- and $5,838,023, respectively.

NOTE 4 - INVESTMENT SECURITIES

         The amortized cost and fair value of investment securities are as follows:

                                                                                     DECEMBER 31, 2000
                                                           ----------------------------------------------------------------------
                                                                                     GROSS UNREALIZED
                                                             AMORTIZED          ----------------------------             FAIR
                                                               COST               GAINS             LOSSES               VALUE
                                                           ------------         ---------         ----------         ------------
AVAILABLE FOR SALE
   Federal agencies                                        $  4,662,690         $  82,645         $       --         $  4,745,335
   Mortgage-backed                                            2,732,630            24,109                 --            2,756,739
   Collateralized mortgage obligations                        3,437,116            35,815                 --            3,472,931
   Corporate bonds                                            1,783,119            22,531                 --            1,805,650
                                                           ------------         ---------         ----------         ------------
       Total available for sale                            $ 12,615,555         $ 165,100         $       --         $ 12,780,655
                                                           ============         =========         ==========         ============

HELD TO MATURITY
   Mortgage-backed                                         $    838,837         $  15,681         $       --         $    854,518
                                                           ============         =========         ==========         ============

OTHER, AT COST
   Federal Reserve stock                                   $    237,250         $      --         $       --         $    237,250
   Federal Home Loan Bank stock - restricted                     38,200                --                 --               38,200
                                                           ------------         ---------         ----------         ------------
                                                           $    275,450         $      --         $       --         $    275,450
                                                           ============         =========         ==========         ============
                                                                                                                       (Continued)

                                                                                     DECEMBER 31, 1999
                                                           ----------------------------------------------------------------------
                                                                                     GROSS UNREALIZED
                                                             AMORTIZED          ----------------------------             FAIR
                                                               COST               GAINS             LOSSES               VALUE
                                                           ------------         ---------         ----------         ------------
AVAILABLE FOR SALE
   Federal agencies                                        $  1,475,987         $      --         $   20,772         $  1,455,215
   Mortgage-backed                                              492,032                --              5,225              486,807
   Collateralized mortgage obligations                        1,090,177                --             12,642            1,077,535
                                                           ------------         ---------         ----------         ------------

       Total available for sale                            $  3,058,196         $      --         $   38,639         $  3,019,557
                                                           ============         =========         ==========         ============

HELD TO MATURITY
   Mortgage-backed                                         $    965,005         $      --         $   19,676         $    945,329
                                                           ============         =========         ==========         ============

OTHER, AT COST
   Federal Reserve stock                                   $    237,250         $      --         $       --         $    237,250
   Federal Home Loan Bank stock - restricted                     38,200                --                 --               38,200
                                                           ------------         ---------         ----------         ------------

                                                           $    275,450         $      --         $       --         $    275,450
                                                           ============         =========         ==========         ============

         The amortized costs and fair values of securities available for sale and held to maturity at December 31, 2000, by contractual maturity, are shown in the following chart. Expected maturities may differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                                                 AVAILABLE FOR SALE                       HELD TO MATURITY
                                                           ---------------------------------         ---------------------------
                                                             AMORTIZED                               AMORTIZED
                                                               COST              FAIR VALUE             COST          FAIR VALUE
                                                           ------------         ------------         ---------        ----------
Due within one through five years                          $ 10,470,829         $ 10,575,596         $      --         $      --
Due after five through ten years                              2,144,726            2,205,059                --                --
Due after ten years                                                  --                   --           838,837           854,518
                                                           ------------         ------------         ---------         ---------

    Total investment securities                            $ 12,615,555         $ 12,780,655         $ 838,837         $ 854,518
                                                           ============         ============         =========         =========

           At December 31, 1999, there were $1,000,000 of securities pledged as collateral for other business purposes. At December 31, 2000, there were no pledged securities.

NOTE 5 - LOANS

         The composition of loans by major loan category are as follows:

                                                                                 DECEMBER 31,
                                                                     --------------------------------
                                                                         2000                1999
                                                                     ------------        ------------
Commercial                                                           $  7,198,928        $  5,870,988
Real estate - construction                                                744,041           1,258,129
Real estate - mortgage                                                 10,210,985           4,938,916
Consumer                                                                1,331,162             982,850
                                                                     ------------        ------------
Loans, gross                                                           19,485,116          13,050,883
Less allowance for possible loan losses                                   292,277             195,800
                                                                     ------------        ------------
Loans, net                                                           $ 19,192,839        $ 12,855,083
                                                                     ============        ============

         The Bank's loan portfolio consisted of approximately $9,298,090 in fixed rate loans as of December 31, 2000. Fixed rate loans with maturities in excess of one year were $8,530,215.

         At December 31, 2000 and 1999, there were no nonaccruing or impaired loans.

NOTE 6 - ALLOWANCE FOR LOAN LOSSES

         The allowance for possible loan losses is available to absorb future loan charge-offs. The allowance is increased by provisions charged to operating expenses and by recoveries of loans which were previously written-off. The allowance is decreased by the aggregate loan balances, if any, which were deemed uncollectible during the year.

         Activity within the allowance for possible loan losses account follows:

                                                                               FOR THE PERIODS ENDED
                                                                                     DECEMBER 31,
                                                                     ---------------------------------------------
                                                                        2000               1999             1998
                                                                     ---------          ---------        ---------
Balance, beginning of period                                         $ 195,800          $      --        $      --
Provision for loan losses                                              116,027            195,800               --
Loans charged against the allowance                                    (19,550)                --               --
                                                                     ---------          ---------        ---------

Balance, end of period                                               $ 292,277          $ 195,800        $      --
                                                                     =========          =========        =========


NOTE 7 - PROPERTY AND EQUIPMENT

         Property and equipment are stated at cost less accumulated depreciation. Components of property and equipment included in the balance sheet are as follows:

                                                                                DECEMBER 31,
                                                                     --------------------------------
                                                                         2000                1999
                                                                     ------------        ------------
Land                                                                 $  1,366,997        $  1,366,997
Building and improvements                                               2,529,171             403,248
Furniture and equipment                                                   713,244             354,592
Construction in progress                                                       --             487,279
                                                                     ------------        ------------
                                                                        4,609,412           2,612,116
Accumulated depreciation                                                  136,060              27,000
                                                                     ------------        ------------
    Total property and equipment                                     $  4,473,352        $  2,585,116
                                                                     ============        ============

         Depreciation expense for the periods ended December 31, 2000, 1999 and 1998 amounted to $111,369, $27,000 and $-0-, respectively. Depreciation is charged to operations over the estimated useful lives of the assets. The estimated useful lives and methods of depreciation for the principal items follow:

      TYPE OF ASSET                           LIFE IN YEARS                        DEPRECIATION METHOD
---------------------------                   -------------                       --------------------
Software                                          3                               Straight-line
Furniture and equipment                           5 to 7                          Straight-line
Buildings and improvements                        5 to 40                         Straight-line

NOTE 8 - DEPOSITS

         The following is a detail of the deposit accounts:

                                                                                DECEMBER 31,
                                                                     --------------------------------
                                                                         2000                 1999
                                                                     ------------        ------------
Noninterest bearing deposits                                         $  4,308,875        $  2,824,668
Interest bearing deposits:
  NOW accounts                                                          3,849,582           6,654,818
  Money market accounts                                                10,467,751           3,951,492
  Savings                                                                 359,085             178,404
  Time, less than $100,000                                              6,332,973           2,415,499
  Time, $100,000 and over                                               5,849,492           2,365,814
                                                                     ------------        ------------
Total deposits                                                       $ 31,167,758        $ 18,390,695
                                                                     ============        ============

         Interest expense on time deposits greater than $100,000 was $217,525, $42,875 and $-0- in 2000, 1999 and 1998, respectively. At December 31, 2000 the scheduled maturities of certificates of deposit are as follows:

         2001                                                    $ 11,636,107
         2002                                                         399,963
         2003                                                         146,395
                                                                 ------------
                                                                 $ 12,182,465
                                                                 ============

NOTE 9 - COMMITMENTS AND CONTINGENCIES

         The Company is party to litigation and claims arising in the normal course of business. Management after consultation with legal counsel, believes that the liabilities arising from such litigation and claims either have been properly accrued for or will not be material to shareholders' equity or the net income from operations.

         The Bank has a five-year contract for data processing services through April of 2004. Costs under the contract are approximately $8,500 per month.

         The Company has employment agreements with its president and chief financial officer. Terms of the contracts include a compensation term, bonus plan, incentive program and term life insurance.

         Refer to Note 13 concerning financial instruments with off balance sheet risk.

NOTE 10 - UNUSED LINES OF CREDIT

         At December 31, 2000, the Bank had unused lines of credit to purchase federal funds totaling $3,400,000 from correspondent banks. These lines of credit are available on a one to seven day basis for general corporate purposes of the Bank. These lenders have reserved the right to withdraw these lines at their option.

NOTE 11 - INCOME TAXES

         The income tax benefit of $147,687 recorded in 2000 and $266,131 in 1999 reflect the value of net operating losses available for offset against future taxable income and are available through 2015. The resulting deferred tax asset is presented with other assets in the consolidated balance sheets.

NOTE 12 - RELATED PARTY TRANSACTIONS

         Certain directors, executive officers and companies with which they are affiliated, are customers of and have banking transactions with the Bank in the ordinary course of business. Loans to insiders were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable arms-length transactions.

         A summary of loan transactions with directors, including their affiliates, are as follows:

                                                                            FOR THE YEARS ENDED
                                                                                 DECEMBER 31,
                                                                     -------------------------------
                                                                        2000                 1999
                                                                     -----------         -----------
Balance, beginning of year                                           $ 1,614,780         $        --
New loans                                                              1,924,921           1,614,780
Less loan payments                                                     1,723,380                  --
                                                                     -----------         -----------

Balance, end of year                                                 $ 1,816,321         $ 1,614,780
                                                                     ===========         ===========

         Deposits by directors and their related interests, at December 31, 2000 and 1999 approximated $2,240,000 and $1,524,275, respectively.

NOTE 13 - FINANCIAL INSTRUMENTS WITH OFF BALANCE SHEET RISK

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

         Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any material condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require the payment of a fee. At December 31, 2000, unfunded commitments to extend credit were $3,877,000 and outstanding letters of credit were $381,376. The Bank evaluates each customer's credit worthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Bank upon extension of credit, is based on management's credit evaluation of the borrower. Collateral varies but may include accounts receivable, inventory, property, plant and equipment, and commercial and residential real estate.

NOTE 14 - EMPLOYEE BENEFIT PLAN

         On September 1, 1999, the Bank adopted the New Commerce Bancorp Profit Sharing Section 401(k) Plan for the benefit of all eligible employees. The Bank contributes a discretionary amount determined annually to the Plan. Contributions made to the Plan in 2000 and 1999 amounted to $18,705 and $9,500.

NOTE 15 - STOCK OPTIONS AND WARRANTS

         During 1999, the Board of Directors adopted a stock option plan for the benefit of the directors, officers and employees. The Board may grant up to 150,000 options at an option price per share not less than the fair market value on the date of grant. Options to officers and employees all vest 20 percent each year for five years and expire 10 years from the grant date. The Company has adopted the disclosure-only provisions of SFAS No. 123, "Accounting for Stock-Based Compensation". Accordingly, no compensation cost has been recognized for the stock option plan. Had compensation cost been determined based on the fair value at the grant date for the above stock option awards consistent with the provisions of SFAS 123, the Company's net loss and net loss per common share would have been increased to the pro forma amounts indicated below:

                                                                     FOR THE YEARS ENDED DECEMBER 31,
                                                                     -------------------------------
                                                                        2000                 1999
                                                                     ----------          -----------
Net loss - as reported                                               $ (338,459)          $ (668,020)
Net loss - pro forma                                                   (371,481)            (701,042)
Basic net loss per common share - as reported                              (.34)                (.67)
Basic net loss per common share  - pro forma                               (.37)                (.70)

         The fair value of the option grant is estimated on the date of grant using the Black-Scholes option pricing model and the minimum value method allowed by SFAS 123. The risk free interest rate used was 5.89 percent, the expected option life was 5 years and the assumed dividend rate was zero.

         A summary of the status of the plan and changes during the year ending on that date is presented below:

                                                              2000                                1999
                                                   ----------------------------        ----------------------------
                                                                    WEIGHTED                            WEIGHTED
                                                                    AVERAGE                             AVERAGE
                                                    SHARES       EXERCISE PRICE        SHARES        EXERCISE PRICE
                                                   -------       --------------        ------        --------------
Outstanding at beginning of year                   127,500           $ 10.00                --          $     --
Forfeitures                                        (20,500)            10.00                --                --
Granted                                             26,000              8.94           127,500             10.00
                                                   -------                             -------

Outstanding at end of year                         133,000           $  9.80           127,500          $  10.00
                                                   =======                             =======

Options exercisable                                 21,700           $ 10.00                --          $     --
                                                   =======                             =======

Shares available for grant                          17,000                              22,500
                                                   =======                             =======

         Upon completion of the 1998 stock offering, each of the Company's organizers received warrants to purchase 7,500 shares of common stock or a total of 90,000 shares at $10.00 per share. The warrants vested immediately and are exercisable through January 12, 2009.

NOTE 16 - DIVIDENDS

         There are no current plans to initiate payment of cash dividends and future dividend policy will depend on the Bank's earnings, capital requirements, financial condition and other factors considered relevant by the Bank's Board of Directors. The Bank is restricted by banking regulations in its ability to pay dividends and must obtain regulatory approval prior to payment.

NOTE 17 - REGULATORY MATTERS

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

                                                                     (Continued)
                                      -15-

         Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier 1 capital to risk-weighted assets, and of Tier 1 capital to average assets. Management believes, as of December 31, 2000, that the Bank meets all capital adequacy requirements to which it is subject.

         As of December 31, 2000, the most recent notification of the banking regulators categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. There are no conditions or events since that notification that management believes have changed the institution's category. The Bank's actual capital amounts and ratios and minimum regulatory amounts and ratios are presented as follows:

                                                                                                        To be well capitalized
                                                                                   For capital          under prompt corrective
                                                                                adequacy purposes           action provisions
                                                                               -------------------      -----------------------
                                                           Actual                    Minimum                      Minimum
                                                   ---------------------       -------------------      -----------------------
                                                    Amount         Ratio        Amount       Ratio       Amount           Ratio
                                                   --------        -----       -------       -----      --------          -----
                                                                                (AMOUNTS IN $000)
AS OF DECEMBER 31, 2000
   Total Capital (to risk weighted assets)         $  7,539         27.4%      $  2,205        8.0%     $  2,756          10.0%
   Tier 1 Capital (to risk weighted assets)           7,247         26.3          1,102        4.0         1,653           6.0
   Tier 1 Capital (to average assets)                 7,247         19.5          1,485        4.0         1,856           5.0

AS OF DECEMBER 31, 1999
   Total Capital (to risk weighted assets)         $  7,812         50.9%      $  1,227        8.0%     $  1,534          10.0%
   Tier 1 Capital (to risk weighted assets)           7,620         49.7            614        4.0           920           6.0
   Tier 1 Capital (to average assets)                 7,620         31.1            981        4.0         1,226           5.0


NOTE 18 - ESTIMATED FAIR VALUE OF FINANCIAL INSTRUMENTS

         The estimated fair values of the Company's financial instruments were as follows:

                                                               DECEMBER 31, 2000                   DECEMBER 31, 1999
                                                        ------------------------------      ------------------------------
                                                          CARRYING            FAIR            CARRYING           FAIR
                                                           AMOUNT             VALUE            AMOUNT            VALUE
                                                        ------------      ------------      ------------      ------------
FINANCIAL ASSETS
    Cash and due from banks                             $  2,018,365      $  2,018,365      $  1,608,350      $  1,608,350
    Federal funds sold                                            --                --         5,838,023         5,838,023
    Investment securities available for sale              12,780,655        12,780,655         3,019,057         3,019,057
    Investment securities held to maturity                   838,837           854,518           965,005           945,329
    Other investments                                        275,450           275,450           275,450           275,450
    Loans                                                 19,192,839        17,452,049        12,855,083        12,897,381

FINANCIAL LIABILITIES
    Deposits                                              31,167,758        31,691,376        18,390,695        18,378,604
    Federal funds purchased                                  100,000           100,000                --                --

OFF BALANCE SHEET INSTRUMENTS
    Commitments to extend credit                           3,877,000         3,877,000         4,133,000         4,133,000
    Standby letters of credit                                381,376           381,376           330,000           330,000

NOTE 19 - PARENT COMPANY INFORMATION

         Following is condensed financial information of New Commerce BanCorp (parent company only):

                            CONDENSED BALANCE SHEETS

                                                                                   DECEMBER 31,
                                                                        ---------------------------------
                                                                            2000                  1999
                                                                        -----------           -----------
ASSETS
    Cash                                                                $   171,033           $    21,864
    Investment securities held to maturity                                  838,837               965,005
    Investment in subsidiary                                              7,382,857             7,595,221
    Property and equipment                                                  393,168               403,249
    Other assets                                                             21,920                26,760
                                                                        -----------           -----------
                                                                        $ 8,807,815           $ 9,012,099
                                                                        ===========           ===========

SHAREHOLDERS' EQUITY                                                    $ 8,807,815           $ 9,012,099
                                                                        ===========           ===========

                       CONDENSED STATEMENTS OF OPERATIONS

                                                                                    FOR THE PERIODS ENDED
                                                                                          DECEMBER 31,
                                                                     --------------------------------------------------
                                                                        2000                1999                1998
                                                                     ----------          ----------          ----------
INCOME
    Investments                                                      $   65,839          $   56,918          $       --

EXPENSES
    Sundry                                                               57,758              95,174              46,524
                                                                     ----------          ----------          ----------

       Income (loss) before equity in undistributed
           net loss of bank subsidiary                                    8,081             (38,256)            (46,524)

EQUITY IN UNDISTRIBUTED NET LOSS
    OF SUBSIDIARY                                                      (346,540)           (629,764)                 --
                                                                     ----------          ----------          ----------

       Net loss                                                      $ (338,459)         $ (668,020)         $  (46,524)
                                                                     ==========          ==========          ==========

                       CONDENSED STATEMENTS OF CASH FLOWS

                                                                                    FOR THE PERIODS ENDED
                                                                                          DECEMBER 31,
                                                                     --------------------------------------------------
                                                                        2000                1999                1998
                                                                     ----------          ----------          ----------
OPERATING ACTIVITIES
    Net loss                                                         $ (338,459)         $ (668,020)         $  (46,524)
    Adjustments to reconcile net loss to net cash provided
       by (used for) operating activities
       Depreciation                                                      10,081                  --                  --
       (Increase) decrease in other assets                                4,839             164,685            (143,427)
       Equity in undistributed net loss of bank subsidiary              346,540             629,764                  --
                                                                     ----------          ----------          ----------
         Net cash provided by (used for) operating activities            23,001             126,429            (189,951)
                                                                     ----------          ----------          ----------

INVESTING ACTIVITIES
    Purchase of investment securities                                        --            (965,005)                 --
    Proceeds from principal prepayments on investment
       securities                                                       126,168                  --                  --
    Purchase of property and equipment                                       --            (403,249)            (48,018)
    Investment in bank subsidiary                                            --          (8,250,000)                 --
                                                                     ----------          ----------          ----------

         Net cash provided by (used for) investing activities           126,168          (9,618,254)            (48,018)
                                                                     ----------          ----------          ----------

FINANCING ACTIVITIES
    Proceeds from sale of stock, net                                         --           7,751,658           2,000,000
                                                                     ----------          ----------          ----------

         Net increase (decrease) in cash                                149,169          (1,740,167)          1,762,031

CASH, BEGINNING OF PERIOD                                                21,864           1,762,031                  --
                                                                     ----------          ----------          ----------

CASH, END OF PERIOD                                                  $  171,033          $   21,864          $1,762,031
                                                                     ==========          ==========          ==========

                                 CORPORATE DATA

                               BOARD OF DIRECTORS

                                Richard W. Bailey
                           Timothy A. Brett, Chairman
                            Marshall J. Collins, Jr.
                                Ralph S. Crawley
                                G. Mitchell Gault
                                 Tommy D. Greer
                                Bobby L. Johnson
                                Robert T. Kellett
                                Dennis O. Raines
                                 Curran A. Smith
                                James D. Stewart

                               EXECUTIVE OFFICERS
                              NEW COMMERCE BANCORP

             James D. Stewart, President and Chief Executive Officer Paula S. King, Senior Vice-President and Chief Financial Officer

                               EXECUTIVE OFFICERS
                                NEW COMMERCE BANK

             James D. Stewart, President and Chief Executive Officer
        Paula S. King, Senior Vice-President and Chief Financial Officer
          Bradley J. Schneider, Senior Vice-President, General Banking
       Russel T. Williams, Senior Vice-President and Chief Credit Officer

                                    LOCATIONS

                                  Headquarters
                             501 New Commerce Court
                             Mauldin, South Carolina

                                     Branch
                            1 Five Forks Plaza Court
                          Simpsonville, South Carolina

                                     Branch
                            1 Five Forks Plaza Court
                          Simpsonville, South Carolina

                                 CORPORATE DATA

ANNUAL MEETING

The Annual Meeting of Shareholders of New Commerce BanCorp will be held at 4:00 p.m. on Thursday, April 19, 2001 at New Commerce Bank, 501 New Commerce Court, Mauldin, South Carolina. All shareholders are invited.

SHAREHOLDER SERVICES

Shareholders seeking information regarding stock transfers, lost certificates, dividends and address changes should contact the Company's Stock Transfer Agent by calling 1.800.568.3476 or by writing to:

SunTrust Bank, Atlanta
Mail Code 258
P.O. Box 4625
Atlanta, Georgia  30302

CORPORATE OFFICE                             INDEPENDENT AUDITORS
501 New Commerce Court                       Elliott, Davis & Company, LLP
Mauldin, South Carolina                      P. O. Box 6286
864.297.6333                                 Greenville, South Carolina  29601

SECURITIES COUNSEL                           GENERAL COUNSEL
Nelson, Mullins, Riley & Scarborough LLP     Leatherwood, Walker, Todd & Mann PC
First Union Plaza                            Attorneys At Law
999 Peachtree Street, Suite 1400             100 East Coffee Street
Atlanta, Georgia  30309                      Greenville, South Carolina  29601

STOCK INFORMATION

The Company's common stock is quoted on the OTC Bulletin Board under the symbol NCBS. The Company's articles of incorporation authorize it to issue up to 10,000,000 shares of common stock, of which 1,000,000 shares for a total of $10,000,000, were sold in the initial public offering and are outstanding as of March 5, 2001. The Company has 489 shareholders of record. The number of shareholders does not reflect the number of individuals or entities who hold stock in nominee or "street" name through various brokerage firms. To date, the Company has not paid cash dividends on its common stock. The Company currently intends to retain earnings to support operations and finance expansion and therefore does not anticipate paying cash dividends in the foreseeable future. Management is not aware of the prices at which all shares of stock have been traded. The ranges of prices known to management are $6.75 to $10.00.

MARKET MAKERS

Mr. Hargrove "Skipper" Bowles, III
Paine Webber, Greenville, South Carolina
864.232.5101

Mr. Bill Oliver
Edgar M. Norris & Co, Inc., Greenville, South Carolina
864.233.3655

FINANCIAL INFORMATION

The Company will furnish upon request, free of charge, copies of the Annual Report and the Company's Report to the Securities and Exchange Commission (Form 10-KSB). These reports may be obtained by contacting:

Paula S. King
Senior Vice-President and Chief Financial Officer
New Commerce BanCorp
P. O. Drawer 129
Mauldin, South Carolina  29662

This Annual Report serves as the ANNUAL FINANCIAL DISCLOSURE STATEMENT furnished pursuant to Part 350 of the Federal Deposit Insurance Corporation Rules and Regulations. THIS STATEMENT HAS NOT BEEN REVIEWED OR CONFIRMED FOR ACCURACY OR RELEVANCE BY THE FDIC.