Form 10KSB, Exhibit 13
period 2001-12-31
NEW COMMERCE BANCORP
filed 2002-03-20
CIK 1075945

Exhibit 13


                              New Commerce Bancorp

                               2001 Annual Report






                                TABLE OF CONTENTS





1        Letter to Shareholders

2        Consolidated Financial Highlights

3        Management's Discussion and Analysis

16       Report of Independent Accountants

17       Consolidated Financial Statements

33       Corporate Data

34       Shareholder Information

                           Letter to Our Shareholders


Dear Fellow Shareholder:

The second fiscal year of operations at New Commerce BanCorp and its subsidiary, New Commerce Bank reflected continued improvement. 2001 has been a year with significant distractions not the least of which is a recessionary economic environment and the terror attacks on the World Trade Center and Pentagon.

The unprecedented eleven interest rate cuts by the Federal Reserve Bank, designed to get the economy growing again, has had a negative impact on the performance of our company. Activity in the economy virtually came to a stand still post-September 11 and is only now beginning to resemble pre-September 11 levels.

Net loss for 2001 totaled $188,000 compared to a net loss of $338,000 last year, for a 44% improvement. On a per share basis, net loss improved to $.19 per share from $.34 per share in 2000. An increase in earning assets and growth in fee income were primarily responsible for the improvement. Included in our net loss for 2001 was $118,000 charged to the provision for loan losses, plus $123,000 in one-time charges for our change in executive management in 2001. Operating loss prior to these one-time charges totaled $65,000.

Assets at December 31, 2001 totaled $51.6 million, an increase of $11.3 million from $40.3 million at December 31, 2001. Gross loans increased 49% to $28.9 million at year-end. Deposits grew to $37.7 million, an improvement of 21% over last year. Our loan portfolio continues to be of high quality as we had no non-performing or non-accrual loans at December 31, 2001 and our loan loss allowance was maintained at 1.40%.

2002 will be a transitional year for New Commerce Bank as the new management team executes the business plan that propels the company to earnings and growth. We will continue to capitalize on the excellent growth in the Golden Strip and greater Greenville to establish New Commerce Bank as a superior financial service provider.

                                      Sincerely,


                                      /s/  Frank W. Wingate

                                      Frank W. Wingate
                                      President & CEO


March 25, 2002

                              NEW COMMERCE BANCORP
                        CONSOLIDATED FINANCIAL HIGHLIGHTS

The following table sets forth certain selected financial data concerning New Commerce BanCorp and subsidiary as of and for the years ended December 31, 2001, 2000 and 1999. This information should be read in conjunction with the consolidated financial statements, the notes thereto and "Management's Discussion and Analysis of Financial Condition and Results of Operations" contained elsewhere in this report. All dollar amounts are in thousands, except per share data.

                                                                2001              2000             1999(1)
                                                                ----              ----             ----
RESULTS OF OPERATIONS DATA:

  Net interest income                                         $1,638            $1,205             $587
  Provision for possible loan losses                             118               116              196
  Noninterest income                                             243               115               45
  Noninterest expenses                                         2,046             1,690            1,371
  Loss before income tax benefit                                (283)             (486)            (934)
  Income tax benefit                                              95               148              266
  Net loss  (2)                                                 (188)             (338)            (668)

PER SHARE DATA:

  Net loss per share of common stock                          ($0.19)           ($0.34)          ($0.67)
  Book value per share of common stock                         $8.76             $8.81            $9.01

BALANCE SHEET DATA:

  Total assets                                               $51,631           $40,278          $27,547
  Federal funds sold                                           1,026                 -            5,838
  Investment securities                                       15,992            13,895            4,260
  Net loans                                                   28,542            19,193           12,855
  Total earning assets                                        45,966            33,380           23,149
  Deposits                                                    37,715            31,168           18,391
  Federal funds purchased and short-term borrowings            4,854               100                -
  Shareholders' equity                                         8,758             8,808            9,012

PERFORMANCE RATIOS:

  Net interest margin                                          4.13%             4.41%            5.37%
  Tier 1 risk-based capital                                   17.47%            26.30%           49.70%
  Total risk-based capital                                    18.47%            27.36%           50.90%
  Leverage ratio                                              14.71%            19.52%           31.10%
  Loans to deposits - average                                 70.31%            67.20%           77.90%
  Allowance for loan losses to loans                           1.40%             1.50%            1.50%
  Net charge-offs to average loans                             0.02%             0.12%            0.00%
  Nonperforming assets                                         0.00%             0.00%            0.00%



(1) Partial year data as the Bank commenced business on May 17, 1999
(2) Net loss for 2001 included $122,670 in costs associated with our change in CEOs, discussed in this report

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

Additional risks are discussed in detail in our filings from time to time with the Securities and Exchange Commission.

OVERVIEW

New Commerce BanCorp was incorporated in South Carolina on July 22, 1998 to operate as a bank holding company pursuant to the Federal Bank Holding Company Act of 1956 and the South Carolina Bank Holding Company Act, and to own and control all of the capital stock of New Commerce Bank, a nationally chartered commercial bank. New Commerce Bank conducts a general banking business in the Golden Strip area of Greenville, South Carolina. We sold 1,000,000 shares of common stock at an offering price of $10 per share. Net of selling expenses, we raised $9,751,658 in the offering. We capitalized the bank with $8,250,000 of the net proceeds of the offering and the sale of shares to the organizers. The remaining net offering proceeds were used to pay our organization expenses and to provide general working capital, including additional future capital for investment in the bank, if needed. On February 11, 1999, the Office of the Comptroller of the Currency issued preliminary approval of the bank to become a federally chartered bank, and on March 10, 1999, the Federal Deposit Insurance Corporation approved our application for deposit insurance for the bank. We commenced business on May 17, 1999. The bank currently has two full-service offices and provides banking services to individuals and businesses, including accepting demand and time deposits and making commercial and consumer loans.

On October 1, 2001, we hired Frank W. Wingate as our president and chief executive officer and director of the company and the bank. Mr. Wingate has served in senior capacities at financial institutions in both South Carolina and Georgia and was formerly president and chief executive officer of The Community Bank of Greenville prior to its merger with Regions Bank.

SIGNIFICANT ACCOUNTING POLICIES

We have adopted various accounting policies which govern the application of accounting principles generally accepted in the United States in the preparation of our financial statements. These significant accounting policies are described in the footnotes to the consolidated financial statements. Certain accounting policies involve significant judgments and assumptions by management. These judgments have a material impact on the carrying value of certain assets and liabilities. Management judgments and assumptions are based on historical experience and other factors, which are believed to be reasonable under the circumstances. Because of the nature of these judgments, actual results could differ and could have a material impact on the carrying values of assets and liabilities and the results of operations. We believe that the allowance for loan losses methodology represents a significant accounting policy, which requires the most critical judgments and estimates used in preparation of our consolidated financial statements. Refer to the "Provision for Loan Losses" as well as the "Loan Portfolio and Allowance for Loan Losses" discussions below.

OFF-BALANCE SHEET RISK

In the ordinary course of business, we are a party to various contractual commitments not reflected on our balance sheet. These instruments represent unfunded commitments, not outstanding balances therefore, the risk associated with these financial instruments is referred to as "off-balance sheet risk". The bank's financial instruments with off-balance sheet risk consist of (1) commitments to extend credit and (2) standby letters of credit. Both involve elements of credit and interest rate risk not reflected on the balance sheet. We use the same credit and collateral policies in making these commitments as we do for on-balance sheet instruments.

Commitments to extend credit are legally binding agreements to lend money to a customer as long as there is no violation of any material condition established in the contract. All of our commitments have predetermined interest rates and fixed expiration dates. At December 31, 2001, our commitments to extend credit totaled approximately $4.8 million and all represented the unfunded portion of equity, working capital and general lines of credit. The unfunded portion had the same contractual terms reflected in the original note and security agreement. Approximately $685,000 of our total commitments had expiration dates of one year or less. Commitments expiring after one year through five years totaled approximately $1.8 million, and commitments expiring after five years approximated $2.3 million. The majority of the commitments expiring after five years represented available balances on equity lines of credit.

At December 31, 2001, our outstanding standby letters of credit totaled $54,000 with expiration dates of one year or less. These letters of credit are assurances to a third party that they will not incur a loss if our customer fails to meet its contractual obligation. Past experience indicates that many of these commitments to extend credit will expire unused. However, as described in "Liquidity Management" below, we believe that we have adequate sources of liquidity to meet these obligations should the need arise. We are not involved in any other off-balance sheet contractual relationships or transactions, which could result in liquidity needs or significantly impact earnings nor do we have unconsolidated related entities.

RESULTS OF OPERATIONS

Overview

Because 1999 did not represent a full year of operations for the bank, we have not included it in our comparative discussions below. We have, however, included financial data for the seven full months of operations in 1999 in the "Consolidated Financial Highlights" table at the beginning of this discussion.

Our net loss for the year ended December 31, 2001 was $187,957 or $.19 per share, compared to net loss of $338,459 or $.34 per share in 2000, for a 44% improvement. Included in our net loss for 2001,was $122,670 in one-time expenses associated with our change in chief executive officers, details of which are discussed in "Noninterest Expenses" below.

Operating loss prior to these one-time charges totaled $65,287. The improvement in our net loss resulted primarily from an increase in the volume of earning assets, repricing of prior year higher-rate CDs due to maturity, and continued improvement in noninterest income.

Net Interest Income

The largest component of our income is net interest income, the difference between the income earned on assets and the interest accrued on deposits and borrowings used to support such assets. Net interest margin is determined by dividing the annual net interest income by average earning assets.

During 2001, we recorded net interest income of $1,638,255, which represented a 36% increase from $1,204,938 recorded in 2000. The improvement in 2001 was attributed to volume increases in loans and investment securities as well as the repricing of approximately $7 million in 7% promotional CDs due to maturity. Net interest margin for 2001 was 4.13% compared to 4.41% in 2000. The decrease in margin reflected the declining interest rate environment in 2001. Prime rate decreased 475 basis points in 2001. Our margin was maintained at 4.13% in spite of the declining rate environment because of the significant drop in cost of funds of CDs discussed above as well as volume increases in loans and investment securities.

Interest Income

Interest income totaled $3,077,729 in 2001 compared to $2,288,274 in 2000, an improvement of 35%. This improvement resulted primarily from a general increase in earning assets and a reallocation from lower yielding assets to higher yielding loans and investment securities. Average earning assets were $39.7 million for 2001, with an average yield of 7.76%. In 2000, average earning assets and average yield were $27.3 million and 8.38%, respectively. Although the volume of earning assets has increased, the significant drop in prime rate discussed above has impacted the variable rate portion of our loan portfolio, which comprised approximately 60% of our total loan portfolio, as well as new loans originated and investment securities purchased in 2001.

Since loans typically provide a higher yield than other earning assets, one of our goals is to maintain our loan portfolio as the highest percentage of total earning assets. Loan interest income increased 28% from $1,519,892 in 2000 to $1,948,178 in 2001. Average loans comprised 61.0% of average earning assets in 2001, and 58.6% in 2000. The average yield on loans was 8.04% in 2001 and 9.49% in 2000, with the decrease resulting from the declining trend in interest rates in 2001 and its effect on the variable portion of our loan portfolio.

Investment securities are our second largest component of earning assets. Investment interest income totaled $1,107,986 in 2001, a 75.7% increase from $630,551 in 2000. Investment securities averaged $14.9 million, or 37.7% of average earning assets in 2001, compared to $9.1 million or 33.2% in 2000. Average yield on investment securities for 2001 and 2000 was 7.41% and 6.95%, respectively. In 2001, the average yield included approximately $41,000 in accelerated accretion recognized on called agency bonds, originally purchased at a discount. The average yield on the portfolio, excluding the above accelerated accretion, was 7.14% in 2001.

Interest Expense

Interest expense totaled $1,439,474 for 2001 compared to $1,083,336 in 2000. Deposit interest expense amounted to $1,290,640 in 2001 compared to $1,081,692 in 2000. The 19.3% increase was primarily attributed to an average volume increase of $8.3 million in interest-bearing deposits as deposit rates actually decreased during 2001. The average rate on interest-bearing deposits was 4.45% in 2001 compared to 5.23% in 2000. This decrease in cost of funds resulted from the general declining rate environment in 2001 and the repricing of promotional CDs discussed previously. Interest expense of $126,914 was recorded in 2001 on repurchase agreements. The borrowings associated with these agreements were used to purchase an agency bond and are discussed below. We also incurred $21,920 in interest on federal funds purchased during 2001, compared to $1,644 in 2000. Average federal funds purchased outstanding totaled $573,000 in 2001, compared to $30,000 in 2000.

Average Balances, Yields and Rates

The following table presents average earning assets and interest-bearing liabilities, net interest income and margin and weighted average yields and weighted average rates on earning assets and interest-bearing liabilities for the years ended December 31, 2001 and 2000. Yields and rates are derived by dividing annual income or expense by the average balance of the corresponding asset or liability.

                                                 December 31, 2001                   December 31, 2000
                                      Average       Income/   Yield/     Average       Income/    Yield/
                                      Balance       Expense    Rate      Balance       Expense     Rate
                                     ---------    ----------  ------   ---------    -----------  -------

Earning assets:
  Federal funds sold            $    513,225     $     21,565   4.20% $ 2,231,041    $   137,831    6.18%
  Investment securities           14,943,569        1,107,986   7.41%   9,077,477        630,551    6.95%
  Loans                           24,216,140        1,948,178   8.04%  16,013,836      1,519,892    9.49%
                                 -----------       ----------   ----  -----------    -----------   -----
    Total earning assets         $39,672,934     $  3,077,729   7.76% $27,322,354    $ 2,288,274    8.38%
                                 -----------       ----------   ----  -----------    -----------   -----
Interest-bearing liabilities:
  Interest checking              $ 3,608,463     $     57,729   1.60% $ 5,627,291    $   259,973    4.62%
  Savings and money market        11,063,911          401,947   3.63%   7,602,120        369,963    4.87%
  Time deposits                   14,344,807          830,964   5.79%   7,454,719        451,756    6.06%
                                 -----------       ----------   ----  -----------    -----------   -----
    Total interest-bearing
       deposits                   29,017,181        1,290,640   4.45%  20,684,130      1,081,692    5.23%
  Federal funds purchased and
    repurchase agreements          3,728,354          148,834   3.99%      30,268          1,644    5.43%
                                 -----------       ----------   ----  -----------    -----------   -----
    Total interest-bearing
       liabilities               $32,745,535       $1,439,474   4.40% $20,714,398     $1,083,336    5.23%
                                 -----------       ----------   ----  -----------    -----------   -----
    Net interest income and margin                  1,638,255   4.13%                 $1,204,938    4.41%
                                                   -----------  ----                 -----------   -----

Yield on loans included origination fees and net fees earned on our Private Business Manager receivables financing program.

Rate/Volume Analysis

Net interest income can be analyzed in terms of the impact of changing rates and changing volume. The table below shows the effect, which varying levels of earning assets and interest-bearing liabilities and associated yields and rates had on net interest income for 2001 and 2000. Changes in rate/volume were allocated to both in their proportions to the absolute value of each.

                                                 2001 compared to 2000                 2000 compared to 1999
                                                 ---------------------                 ---------------------

                                         Net change in     Attributable to:    Net change in       Attributable to:
                                         Interest income/ Volume      Rate     Interest income/    Volume     Rate
                                         expense                               expense

Earning assets:
  Federal funds sold                        ($116,266)   ($82,102)  ($34,164)           $2,718   ($20,931)   $23,649
  Investment securities                       477,435     433,079     44,356           487,169    418,180     68,989
  Loans                                       428,286     687,579   (259,293)          954,206    947,800      6,406
                                           ----------  ----------   --------        ----------  ---------  ---------
    Total earning assets                      789,455   1,038,556   (249,101)        1,444,093  1,345,049     99,044

Interest-bearing liabilities:
  Interest checking                         ($202,244)   ($71,665) ($130,579)         $185,906   $138,637    $47,269
  Savings and money market                     31,984     141,434   (109,450)          284,628    255,896     28,732
  Time deposits                               379,208     400,173    (20,965)          354,218    298,308     55,910
  Federal funds purchased
   and repurchase agreements                  147,190     147,741       (551)            1,644          -      1,644
                                           ----------  ----------   --------        ----------  ---------  ---------
     Total interest-bearing
     liabilities                              356,138     617,683   (261,545)          826,396    692,841    133,555
                                           ----------  ----------   --------        ----------  ---------  ---------
      Net interest income                    $433,317    $420,873    $12,444          $617,697   $652,208   ($34,511)
                                           ----------  ----------   --------        ----------  ---------  ---------

Provision for Loan Losses

We have developed policies and procedures for evaluating the overall quality of our credit portfolio and the timely identification of potential credit problems. We have established an allowance for loan losses through a provision for loan losses charged to expense. The amount charged to the provision is determined by considering a variety of factors including a review of past-due loans and delinquency trends, actual losses, classified and criticized loans, loan portfolio growth, concentrations of credit, economic conditions, historical charge-off activity, collateral securing the loans and internal credit risk ratings. For 2001, we charged $117,745 as a provision for loan losses compared to $116,027 in 2000. These charges maintained an allowance for loan losses of 1.40% and 1.50% at December 31, 2001 and 2000, respectively.

Noninterest Income

Noninterest income for the year ended December 31, 2001 was $243,114, a 111% increase over $115,207 recorded in 2000. $78,031 represented service charges on deposit accounts in 2001 compared to $42,786 in 2000. The increase in service charge income was primarily the result of continued growth in deposit balances. The remaining balance of noninterest income was generated from other fees charged, the largest of which was brokered mortgage loan fee income of $111,629 in 2001 and $38,217 in 2000. This increase was indicative of the refinancing and purchase money activity associated with the declining interest rate environment in 2001.

Noninterest Expenses

Noninterest expenses totaled $2,046,387 in 2001 compared to $1,690,264 in 2000, for a 21% increase. The largest component of noninterest expense is salaries and benefits. For the year ended December 31, 2001, salaries and benefits amounted to $1,051,144, compared to $877,292 in 2000. This 20% increase was primarily attributed to a full year of salaries and benefits associated with the opening of two permanent locations in May and June 2000 and the hiring of additional support staff and client service personnel in 2001 to handle the general growth of the bank.

Occupancy, furniture and equipment expense increased 17%, from $232,720 in 2000 to $272,923 in 2001. The increase in 2001 was associated with a full year of depreciation, utilities, building maintenance, real estate taxes and other costs incurred to maintain two permanent locations. Data processing expense of $178,302 in 2001 increased 17% from 2000 and consisted primarily of our monthly fee to Jack Henry and Associates, the bank's service bureau and data processing processor. This fee currently averages $10,000 per month. This category also included costs associated with maintaining our computer network and server. Data processing cost increases were directly related to the growth of the bank.

On October 1, 2001, we hired Frank W. Wingate as our president and chief executive officer and director. Mr. Wingate replaced James D. Stewart who had served as our president and chief executive officer from our inception in 1999 until his resignation in September 2001. In conjunction with this change, we incurred $122,670 in costs labeled on our Statement of Operations as "Chief Executive Officer transition expenses". Costs associated with Mr. Stewart's separation agreement totaled $36,290 and costs associated with the hiring of Mr. Wingate totaled $86,380. Some of these costs are described below.

Pursuant to our separation agreement with Mr. Stewart, we agreed to pay his salary for five months or until he became employed, whichever came first, and his health insurance premium through February 28, 2002. Separation pay of $30,334 represented expense from October 1, 2001 though mid-January 2002. Mr. Stewart became employed during January 2002. We also agreed to pay $4,800 for outplacement services. A $10,000 bonus was paid to Mr. Wingate upon joining us. Estimated moving expenses of $37,000 were accrued to include Mr. Wingate's realtor commission of approximately $21,000 on his house in Georgia as well as moving expenses to relocate. These costs have not been paid yet as Mr. Wingate has not permanently relocated. All costs associated with this change have been expensed.

BALANCE SHEET REVIEW

At December 31, 2001 consolidated assets totaled $51.6 million, a 28% increase from total assets of $40.3 million at December 31, 2000. Earning assets represented approximately 89% and 83% at December 31, 2001 and 2000, respectively. Total assets at December 31, 1999, 2000 and 2001 are shown below:

                                [GRAPHIC OMITTED]

INVESTMENT PORTFOLIO

At December 31, 2001, the investment securities portfolio totaled $16.0 million and represented 34.8% of earning assets compared to a total of $13.9 million or 41.6% of earning assets at December 31, 2000. Investment securities increased 15% from December 31, 2000. We primarily invest in U. S. Government agencies or government-sponsored agencies, mortgage-backed securities, collateralized mortgage obligations and corporate bonds. We also own stock in the Federal Reserve Bank and Federal Home Loan Bank and have no trading account securities. All Bank investment securities were classified as available for sale and recorded at estimated fair value, while our holding company held one investment classified as held to maturity and recorded at amortized cost. The weighted average life of our investment portfolio was approximately 3 1/2 years with an average duration of just under 3 years. The average yield on the Company's investment securities portfolio was 7.41% in 2001, which included accelerated accretion of $41,000 on bonds totaling approximately $4 million called during the year.

Contractual maturities and yields on our investments at December 31, 2001 and 2000 are shown below. Expected maturities may differ from contractual maturities because issuers may have the right to call or prepay obligations with or without call or prepayment penalties.

December 31, 2001:                                                                      After one
                                                 No                 Within              but within            After five
                                              Maturity    Yield    one year    Yield    five years    Yield      years     Yield
                                              --------    -----    --------    -----    ----------    -----      -----     -----
Federal agencies                               $        -       -   $       -        -   $ 6,001,270    4.56%   $  713,387   7.20%
Agency mortgage-backed securities                       -       -           -        -     2,525,618    6.97%      498,753   6.06%
Agency collateralized mortgage obligations              -       -     491,635    5.56%     1,863,957    7.16%            -       -
Corporate bonds                                         -       -           -        -     2,794,634    6.79%      425,600   7.00%
Federal Reserve Bank stock                        237,250    6.00%          -        -             -        -            -       -
Federal Home Loan Bank stock                       65,400    6.68%          -        -             -        -            -       -
                                                ---------                   -        -             -        -            -
  Total                                         $ 302,650           $ 491,635            $13,185,479            $1,637,740
                                                ---------           ---------            -----------            ----------



December 31, 2000:                                                                       After one
                                                  No                  Within             but within            After five
                                               Maturity     Yield     one year    Yield  five years    Yield      years     Yield
                                               --------     -----     --------    -----  ----------    -----      -----     -----
Federal agencies                               $        -       -   $       -        -    $3,953,052    6.87%     $709,638   7.20%
Agency mortgage-backed securities                       -       -           -        -     2,267,626    6.97%      462,635   7.44%
Agency collateralized mortgage obligations              -       -     405,773    7.04%     2,564,648    6.82%    1,307,901   7.12%
Corporate bonds                                         -       -           -        -     1,279,730    7.13%      503,389   7.10%
Federal Reserve Bank stock                        237,250    6.00%          -        -             -        -            -       -
Federal Home Loan Bank stock                       38,200    7.75%          -        -             -        -            -       -
                                                ---------                   -        -             -        -            -
  Total                                         $ 275,450           $ 405,773            $10,065,056            $2,983,563
                                                ---------            --------            -----------            ----------


LOAN PORTFOLIO AND ALLOWANCE FOR LOAN LOSSES

Outstanding loans represented the largest component of earning assets at December 31, 2001. Loans totaled $28.9 million, or 63% of total earning assets, compared to 58.4% at December 31, 2000. Loans increased 49% from December 31, 2000. The following table summarizes the composition of the loan portfolio at December 31, 2001 and 2000.

                                           December 31, 2001            December 31, 2000
                                           -----------------            -----------------
                                           Amount         Percent       Amount       Percent
                                           ------         -------       ------       -------
Commercial                              $   7,545,371      26.1%      $  7,198,928       37.0%
Real estate - construction                  3,110,670      10.7%           744,041        3.8%
Real estate - mortgage                     16,331,968      56.4%        10,210,985       52.4%
Consumer                                    1,959,154       6.8%        1,331,162         6.8%
                                          -----------       ----        ----------        ----
  Total loans                              28,947,163       100%        19,485,116        100%
                                                            ----                          ----
Allowance for loan losses                    (405,000)                    (292,277)
                                          -----------                   ----------
Net loans                               $  28,542,163                  $19,192,839
                                          -----------                   ----------

There are risks inherent in making all loans, including risks with respect to the period of time over which loans may be repaid, risks resulting from changes in economic and industry conditions, risks inherent in dealing with individual borrowers, and, in the case of a collateralized loan, risks resulting from uncertainties about the future value of the collateral. To address these risks, we have developed policies and procedures to evaluate the overall quality of our credit portfolio and the timely identification of potential problem loans.

We maintain an allowance for possible loan losses, which we establish through charges in the form of a provision for loan losses. We charge loan losses and credit recoveries directly to this allowance. We attempt to maintain the allowance at a level that will be adequate to provide for potential losses in our loan portfolio. To maintain the allowance at an adequate level, we periodically make additions to the allowance by charging an expense to the provision for loan losses on our statement of operations. We evaluate the allowance for loan losses on an overall portfolio basis. We consider a number of factors in determining the level of this allowance, including our total amount of outstanding loans, our amount of past due loans, our historic loan loss experience, general economic conditions and our assessment of potential losses, classified and criticized loans, concentrations of credit and internal credit risk ratings. In calculating our required allowance, all loans are risk rated on a scale from one to four. Weightings are applied to each risk rating. Additionally, our watch list is incorporated and loans criticized and classified are weighted accordingly. An additional amount is allocated for general economic conditions, the proportion of large loans to total loans and other factors mentioned above, if necessary. Our evaluation is inherently subjective as it requires estimates that are susceptible to significant change. Our losses will undoubtedly vary from our estimates, and there is a possibility that charge-offs in future periods will exceed the allowance for loan losses as estimated at any point in time.

The allowance for loan losses was $405,000 at December 31, 2001, or 1.40% of gross loans, compared to $292,277 at December 31, 2000, or 1.50% of gross loans. Below is an analysis of the allowance for loan losses for 2001 and 2000.

                                               2001            2000
                                               ----            ----

Allowance, beginning of year                $ 292,277        $ 195,800
Charge-offs                                    (5,022)         (19,550)
Recoveries                                          -                -
Provision for loan losses                     117,745          116,027
Allowance, end of year                      $ 405,000        $ 292,277
                                            ---------         --------
Net charge-offs to average loans                 0.02%            0.12%
                                            ---------         --------

Nonperforming assets consist of nonaccrual loans, other real estate owned and repossessed collateral. Generally, loans are placed on nonaccrual status when they become 90 days past due, or when management believes that the borrower's financial condition is such that collection of the loan is doubtful. Interest stops accruing when a loan is placed on nonaccrual status. Payments of interest on these loans are recognized when received. There were no non-performing loans nor loans delinquent more than 90 days at December 31, 2001 and 2000. Charge-offs totaled $5,022 and $19,550 in 2001 and 2000, respectively.

        Maturities and sensitivity of loans to changes in interest rates

The information in the following table is based on the contractual maturities of individual loans, including loans, which may be subject to renewal at their contractual maturity. Renewal of such loans is subject to review and credit approval, as well as modification of terms upon their maturity. Actual repayments of loans may differ from maturities reflected below depending on prime rate movement and because borrowers have the right to prepay obligations with or without prepayment penalties. The following tables summarize loan maturities, by type, at December 31, 2001 and 2000.

                                                                   After one
December 31, 2001:                                   One year     but within        After
                                                     or less      five years      five years       Total
                                                     ---------   -----------      ----------      -------

Commercial                                           $ 3,444,513    $ 3,890,655   $   210,203    $ 7,545,371
Real estate - construction                             1,851,570      1,259,100             -      3,110,670
Real estate - mortgage                                 2,074,805     10,908,382     3,348,781     16,331,968
Consumer                                                 511,017      1,137,797       310,340      1,959,154
                                                      ----------    -----------   -----------     ----------
  Total loans                                        $ 7,881,905    $17,195,934   $ 3,869,324    $28,947,163
                                                     -----------    -----------   -----------    -----------
Loans maturing after one year with:
  Fixed interest rates                                                                           $ 9,230,653
                                                                                                 ----------
  Floating interest rates                                                                        $11,834,605
                                                                                                 -----------


                                                                  After one
December 31, 2000:                                   One year     but within        After
                                                     or less      five years      five years       Total
                                                     --------     ----------     -----------      -----

Commercial                                           $ 4,088,749    $ 2,590,673   $   519,506    $ 7,198,928
Real estate - construction                               744,041              -             -        744,041
Real estate - mortgage                                 1,415,313      5,557,865     3,237,807     10,210,985
Consumer                                                 329,704        613,389       388,069      1,331,162
                                                     -----------    -----------   -----------     ----------
  Total loans                                        $ 6,577,807    $ 8,761,927   $ 4,145,382    $19,485,116
                                                     -----------    -----------   -----------    -----------

Loans maturing after one year with:
  Fixed interest rates                                                                           $ 8,530,215
                                                                                                  ----------
  Floating interest rates                                                                        $ 4,377,094
                                                                                                  ----------


INTEREST-BEARING LIABILITIES

As of December 31, 2001, deposits were the primary component of interest-bearing liabilities, and source of funds for loans and investments. Average total deposits were $34.4 million and average interest-bearing deposits were $29.0 million at December 31, 2001. The average cost of funds on interest-bearing deposits in 2001 was 4.45%. In pricing deposits, we consider our liquidity needs, the direction and levels of interest rates and local market conditions.

Core deposits, which exclude time deposits of $100,000 or more, provide a relatively stable funding source for our loan portfolio and other earning assets. Our core deposits totaled $28.6 million or 76.0% of total deposits at December 31, 2001 compared to $25.3 million, or 81.2% of total deposits at December 31, 2000.

Time deposit balances over $100,000 tend to be extremely sensitive to interest rate levels, making these deposits less reliable sources of funding for liquidity planning purposes than core deposits. Accordingly, we have elected to concentrate on core deposits. Currently we have no brokered deposits. Following is a table of deposits by category at December 31, 2001 and 2000.


                                  December 31, 2001              December 31, 2000
                                  -----------------              -----------------
                                              Percent                        Percent
                                  Amount     of total            Amount     of total
                                  ------     --------            ------     --------
Noninterest bearing               $  6,539,607    17.3%      $  4,308,875        13.8%
Interest-bearing checking            3,367,344     8.9%         3,849,582        12.4%
Money market and savings            11,299,773    30.0%        10,826,836        34.8%
Time deposits less than $100,000     7,442,601    19.8%         6,332,973        20.3%
Time deposits of $100,000 or more    9,065,760    24.0%         5,849,492        18.7%
                                  ------------   -----       ------------       -----
  Total deposits                  $ 37,715,085     100%      $ 31,167,758         100%
                                  ------------   -----       ------------       -----

The maturity distribution of our time deposits of $100,000 or more at December 31, 2001 is shown in the following table.

Three months or less                $2,499,794
Over three through six months        2,663,833
Over six through twelve months       3,562,800
Over twelve months                     339,333
                                    ----------
  Total                             $9,065,760
                                    ----------

We have federal funds lines of credit available on a one-to-seven day basis with correspondent banks. These lines total $4 million. At December 31, 2001 and 2000, we had -0- and $100,000 outstanding, respectively under these lines. As a member of the Federal Home Loan Bank, we also have access to borrowings through various FHLB programs. As of December 31, 2001 and 2000, we had not borrowed under these programs.

In 2001, we entered into reverse repurchase agreements with a correspondent bank whereby we borrowed funds to purchase an agency bond at $5 million and simultaneously sold the bond to the correspondent bank, with an option to repurchase at a specified future date. The bond and corresponding repurchase agreements had quarterly call and renewal dates, respectively. Average outstandings under repurchase agreements totaled $3.2 million and the maximum outstanding was $4,987,500 in 2001. At December 31, 2001, a repurchase agreement totaling $4,854,000 was outstanding at a rate of 2.50%. The corresponding agency bond of $5 million at a yield of 4.25% was also outstanding. On February 13, 2002, the bond was not called and the borrowing repriced at 2.25% for a 200 basis point spread.

CAPITAL RESOURCES

Shareholders' equity at December 31, 2001 was $8,758,000 compared to $8,808,000 at December 31, 2000. Impacting shareholders equity negatively was our net loss for 2001, while our increase in net unrealized gain on available for sale securities had a favorable impact. Book value per share was $8.76 and $8.81 at December 31, 2001 and 2000, respectively.

The Federal Reserve Board and bank regulatory agencies require bank holding companies and financial institutions to maintain capital at adequate levels based on a percentage of assets and off-balance sheet exposures, adjusted for risk weights ranging from 0 % to 100 %. The Federal Reserve guidelines also contain an exemption from the capital requirements for bank holding companies with less than $150 million in consolidated assets. Because we have less than $150 million in assets, we are not currently subject to these guidelines. However, the Bank falls under these rules as set by bank regulatory agencies.

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

The Bank exceeded the minimum capital requirements set by the regulatory agencies at December 31, 2001 and 2000. Below is a table that reflects the leverage and risk-based regulatory capital ratios of the Bank at December 31, 2001 and 2000.
                                                         At December
                                               2001                     2000
                                               ----                     ----

Total capital (to risk-weighted assets)       18.5%                    27.4%
Tier 1 capital (to risk-weighted assets)      17.5%                    26.3%
Leverage ratio                                14.7%                    19.5%

We sold a total of 1,000,000 shares during the offering period with net proceeds after offering expenses of $9,751,700. Of the proceeds, $8,250,000 was used to capitalize the Bank. We believe our capital is sufficient to fund the activities of the Bank in its initial stages of operations and that the Bank will generate sufficient income from operations to fund its activities on an on-going basis. We retain capital to fund activities, which may from time to time be considered appropriate investments of capital at some point in the future. As of December 31, 2001, there were no significant commitments outstanding for capital expenditures.

LIQUIDITY MANAGEMENT

Liquidity management involves monitoring our sources and uses of funds in order to meet our day-to-day cash flow requirements while maximizing profits. Liquidity represents the ability of a company to convert assets into cash or cash equivalents without significant loss and to raise additional funds by increasing liabilities. Liquidity management is made more complicated because different balance sheet components are subject to varying degrees of management control. For example, the timing of maturities of the investment portfolio is fairly predictable and subject to a high degree of control at the time investment decisions are made. However, net deposit inflows and outflows are far less predictable and are not subject to nearly the same degree of control. We must maintain adequate liquidity to respond to short-term deposit withdrawals, maturities of short-term borrowings, loan demand and payment of operating expenses.

At December 31, 2001, our liquid assets, consisting of cash and due from banks and federal funds sold, totaled $2.0 million, representing 3.9% of total assets. Investment securities amounted to $16.0 million, representing 31.0% of total assets. Unpledged investment securities, classified as available for sale, provide a secondary source of liquidity since they can be converted to cash in a timely manner. 52.5% of our investment portfolio was unpledged at December 31, 2001. Our ability to maintain and expand our deposit base and borrowing capabilities also serves as a source of liquidity. Our loan to deposit ratio at December 31, 2001 was 76.8%. We plan to meet our future cash needs through maturities of loans, maturities and cash flows from investment securities, and generation of deposits. In addition, we maintain federal funds lines of credit totaling $4 million with correspondent banks and lines of credit with the Federal Reserve Bank.

We are also members of the Federal Home Loan Bank, from which application for borrowings can be made for leverage purposes. At December 31, 2001, we had approximately $5 million in available credit under our FHLB facility. The FHLB requires that securities, qualifying single-family mortgage loans and stock of the FHLB be pledged to secure advances from them. The unused borrowing capacity currently available from the FHLB assumes that our investment in FHLB stock as well as certain securities and qualifying mortgages would be pledged to secure future borrowings. We believe that we could obtain borrowings from the FHLB by identifying additional qualifying collateral for pledging. We believe that our existing base of core deposits and other funding sources, along with continued growth in our deposit base, are adequate to meet our operating needs for the next twelve months.

As a result of the 475 basis point drop in prime rate in 2001, we had $4 million in bonds called by the issuers.

The Bank has a five-year contract for data processing services through April 2004. Costs under this contract are approximately $10,000 per month. At December 31, 2001, unfunded commitments to extend credit were approximately $4.8 million and outstanding letters of credit were $54,000. No material capital expenditures are planned in 2002.

INTEREST RATE SENSITIVITY

Asset/liability management is the process by which we monitor and control the mix, maturities and interest sensitivity of our assets and liabilities. Asset/liability management seeks to ensure adequate liquidity and capital while maintaining an appropriate balance between interest-sensitive assets and liabilities to minimize potentially adverse impacts on earnings from changes in market interest rates. A sudden change in interest rates may adversely impact our earnings because interest rates on earning assets and interest-bearing liabilities do not change simultaneously or in equal proportions. We use a monitoring technique known as interest rate sensitivity gap analysis to measure our interest sensitivity "gap", which is the positive or negative dollar difference between assets and liabilities that are subject to interest rate repricing within a given period of time. Interest rate sensitivity can be managed by repricing assets or liabilities, selling securities available-for-sale, replacing an asset or liability at maturity, or adjusting the interest rate during the life of an asset or liability. Managing the amount of assets and liabilities repricing in the same time interval helps to minimize interest rate risk and manage net interest income in changing interest rate environments. Our net interest income generally would benefit from rising interest rates when we have an asset-sensitive gap position. Conversely, our net interest income generally would benefit from decreasing interest rates when we have a liability-sensitive gap position.

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

The static interest sensitivity gap position shown below does not consider that changes in interest rates do not affect all earning assets and interest-bearing liabilities equally. Therefore, this gap analysis is not a precise indicator of our interest sensitivity position. For example, rates paid on a substantial portion of core deposits may change contractually within a relatively short timeframe, but we view those rates as significantly less interest-sensitive than market-based rates such as those paid on non-core deposits. Net interest income may be impacted by other significant factors in a given interest rate environment, including changes in the volume and mix of earning assets and interest-bearing liabilities.

The difference between rate-sensitive assets and rate sensitive liabilities is shown below as the "period interest-sensitive gap".

                                    Within        After three      After one       After
                                    three         but within       but within       five
                                    months        twelve months    five years      years        Total
                                   -------        ------------    -----------    ----------    --------
At December 31, 2001:
 (in thousands)
Earning assets:
  Federal funds sold             $  1,026            $     -      $      -      $     -      $  1,026
  Investment securities             4,005              1,091         8,532        2,364        15,992
  Loans, gross                     19,573              2,984         5,580          810        28,947
                                  -------            -------       -------       ------       -------
  Total earning assets             24,604              4,075        14,112        3,174        45,965

Interest-bearing liabilities:
  Interest checking              $  3,367            $     -      $      -      $     -      $  3,367
  Money market and savings         11,300                  -             -            -        11,300
  Time deposits                     4,004             11,742           762            -        16,508
  Repurchase agreements             4,854                  -             -            -         4,854
                                  -------            -------       -------       ------       -------
Total interest-bearing
 liabilities                       23,525             11,742           762            -        36,029
                                  -------            -------       -------       ------       -------

Period interest-sensitive gap    $  1,079            ($7,667)      $13,350      $ 3,174        $9,936
Cumulative interest-
 sensitive gap                   $  1,079            ($6,588)      $ 6,762      $ 9,936
                                  -------            -------       -------       ------
Ratio of cumulative
 interest-sensitive
 gap to earning assets               2.35%            -14.33%        14.71%       21.62%
                                  -------            -------       -------       ------
At December 31, 2000:
Earning assets:
  Federal funds sold             $      -            $     -       $     -      $     -      $       -
  Investment securities             2,956              2,283         7,963          693         13,895
  Loans, gross                      9,555                508         6,976        2,446         19,485
                                  -------            -------       -------       ------       --------
  Total earning assets             12,511              2,791        14,939        3,139         33,380
Interest-bearing liabilities:
  Interest checking              $  3,850            $     -       $     -      $     -      $   3,850
  Money market and savings         10,828                  -             -            -         10,828
  Time deposits                     1,593             10,043           545            -         12,181
Federal funds purchased
 and repurchase agreements            100                  -             -            -            100
                                  -------            -------       -------       ------       --------
Total interest-
  bearing liabilities              16,371             10,043           545            -         26,959
                                  -------            -------       -------       ------       --------
Period interest-sensitive gap     ($3,860)           ($7,252)      $14,394      $ 3,139      $   6,421
Cumulative interest-
  sensitive gap                   ($3,860)          ($11,112)      $ 3,282      $ 6,421
                                  -------            -------       -------       ------
Ratio of cumulative interest-
  sensitive gap to earning assets  -11.56%            -33.29%         9.83%       19.24%


At December 31, 2001, and 2000, our rate-sensitive liabilities exceeded our rate-sensitive assets on a 12-month cumulative basis. However, when we applied an earnings change ratio, which we based on historical movement in individual assets and liabilities assuming a 100 basis point change in prime rate, we were in an asset-sensitive position.

IMPACT OF INFLATION

The assets and liabilities of financial institutions such as ours are primarily monetary in nature. Therefore, interest rates have a more significant effect on our performance than do the effects of changes in the general rate of inflation and changing prices. In addition, interest rates do not necessarily move in the same direction or in the same magnitude as the prices of goods and services. As discussed previously, we seek to manage the relationships between interest-sensitive assets and liabilities in order to protect against wide interest rate fluctuations, including those, which may result from inflation.

The terrorist attacks that occurred in New York City, Washington, D. C. and Pennsylvania on September 11, 2001, and the United States' subsequent response to these events have resulted in a general economic slowdown that may adversely affect our banking business. Economic slowdowns or recessions in our primary market area may be accompanied by reduced demand for credit, decreasing interest margins and declining real estate values, which may in turn, result in a decrease in net earnings and an increase in the possibility of potential loan losses in the event of default. Any sustained period of decreased economic activity, increased delinquencies, foreclosures or losses could limit our growth and negatively affect our results of operations. We cannot predict the extent or duration of these events or their effect upon our business and operations. We will, however, closely monitor the effect of these events upon our business, and make adjustments to our business strategy as we deem necessary.

INDUSTRY DEVELOPMENTS

On November 4, 1999, the U. S. Senate and House of Representatives each passed the Gramm-Leach-Bliley Act, previously known as the Financial Services Modernization Act of 1999. The Act was signed into law by President Clinton on November 12, 1999. Among other things, the Act repeals the restrictions on banks affiliating with securities firms contained in sections 20 and 32 of the Glass-Steagall Act. The Act also permits bank holding companies to engage in a statutorily provided list of financial activities, including insurance and securities underwriting and agency activities, merchant banking, and insurance company portfolio investment activities. The Act also authorizes activities that are "complementary" to financial activities and limits use of customer information. The Act is intended, in part, to grant to community banks certain powers as a matter of right that larger institutions have accumulated on an ad hoc basis. Nevertheless, the Act may have the result of increasing the amount of competition that we face from larger institutions and other types of companies. In fact, it is not possible to predict the full effect that the Act will have on us.

From time to time, various bills are introduced in the United States Congress with respect to the regulation of financial institutions. Certain of these proposals, if adopted, could significantly change the regulation of banks and the financial services industry. We cannot predict whether any of these proposals will be adopted or, if adopted, how these proposals will affect us.

RECENTLY ISSUED ACCOUNTING STANDARDS

Recently issued accounting standards and pronouncements are discussed in Footnote 1, Summary of Significant Accounting Policies and Activities, included in our Report on Consolidated Financial Statements included herein. Other accounting standards that have been issued or proposed by the Financial Accounting Standards Board that do not require adoption until a future date are not expected to have a material impact on the consolidated financial statements upon adoption.

                       NEW COMMERCE BANCORP AND SUBSIDIARY

                   REPORT ON CONSOLIDATED FINANCIAL STATEMENTS

              FOR THE YEARS ENDED DECEMBER 31, 2001, 2000 AND 1999



               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS



Board of Directors
New Commerce BanCorp and Subsidiary
Greenville, South Carolina


           We have audited the accompanying consolidated balance sheets of New Commerce BanCorp and Subsidiary (the "Company") as of December 31, 2001 and 2000 and the related consolidated statements of operations, shareholders' equity and cash flows for each of the years in the three year period ended December 31, 2001. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

           In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of New Commerce BanCorp and Subsidiary at December 31, 2001 and 2000 and the results of their operations and cash flows for each of the years in the three year period ended December 31, 2001, in conformity with accounting principles generally accepted in the United States of America.






January 18, 2002
Greenville, South Carolina

                       NEW COMMERCE BANCORP AND SUBSIDIARY
                           CONSOLIDATED BALANCE SHEETS



                                                                                                   DECEMBER 31,
                                                                                       --------------------------------------
                                                                                            2001                 2000
                                                                                       -----------------    -----------------
                                     ASSETS

CASH AND DUE FROM BANKS                                                                    $   997,887         $  2,018,365

FEDERAL FUNDS SOLD                                                                           1,026,449                    -

INVESTMENT SECURITIES
     Available for sale                                                                     14,969,033           12,780,655
     Held to maturity ($739,848 and $854,518 fair value, respectively)                         720,512              838,837
     Other, at cost                                                                            302,650              275,450

LOANS, net                                                                                  28,542,163           19,192,839

PROPERTY AND EQUIPMENT, net                                                                  4,367,879            4,473,352

ACCRUED INTEREST RECEIVABLE                                                                    302,131              301,916

OTHER ASSETS                                                                                   401,853              396,804
                                                                                       -----------------  -------------------
        Total assets                                                                      $ 51,630,557        $  40,278,218
                                                                                       =================  ===================

                      LIABILITIES AND SHAREHOLDERS' EQUITY
LIABILITIES
Deposits
     Noninterest bearing deposits                                                         $  6,539,607        $   4,308,875
     Interest bearing deposits                                                              31,175,478           26,858,883
                                                                                       -----------------  -------------------
        Total deposits                                                                      37,715,085           31,167,758

Federal funds purchased                                                                              -              100,000
Repurchase agreement                                                                         4,854,000                    -
Other liabilities                                                                              303,280              202,645
                                                                                       -----------------  -------------------
        Total liabilities                                                                   42,872,365           31,470,403

COMMITMENTS AND CONTINGENCIES - Notes 10 and 14

SHAREHOLDERS' EQUITY
     Preferred stock, $.01 par value, 10,000,000 shares                                              -                    -
        authorized, no shares issued
     Common stock, $.01 par value, 10,000,000 shares authorized,
        1,000,000 shares issued                                                                 10,000               10,000
     Additional paid-in capital                                                              9,741,658            9,741,658
     Retained deficit                                                                       (1,240,960)          (1,053,003)
     Accumulated other comprehensive income                                                    247,494              109,160
                                                                                       -----------------  -------------------
        Total shareholders' equity                                                           8,758,192            8,807,815
                                                                                       -----------------  -------------------
        Total liabilities and shareholders' equity                                        $ 51,630,557         $ 40,278,218
                                                                                       =================  ===================


The accompanying notes are an integral part of these consolidated financial statements.

                       NEW COMMERCE BANCORP AND SUBSIDIARY
                      CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                                       For the years ended
                                                                                          December 31,
                                                                     --------------------------------------------------------
                                                                           2001                 2000               1999
                                                                     -----------------     ----------------    --------------
INTEREST INCOME
     Interest and fees on loans                                         $  1,948,178         $  1,519,892        $  565,686
     Investment securities                                                 1,107,986              630,551           143,382
     Federal funds sold                                                       21,565              137,831           135,113
                                                                     -----------------     ----------------    --------------
        Total interest income                                              3,077,729            2,288,274           844,181
                                                                     -----------------     ----------------    --------------

INTEREST EXPENSE
     Deposits                                                              1,290,640            1,081,692           256,940
     Repurchase agreement                                                    126,914                    -                 -
     Federal funds purchased                                                  21,920                1,644                 -
                                                                     -----------------     ----------------    --------------
        Total interest expense                                             1,439,474            1,083,336           256,940
                                                                     -----------------     ----------------    --------------

        Net interest income                                                1,638,255            1,204,938           587,241

PROVISION FOR POSSIBLE LOAN LOSSES                                           117,745              116,027           195,800
                                                                     -----------------     ----------------    --------------
        Net interest income after provision for possible loan
        losses                                                             1,520,510            1,088,911           391,441
                                                                     -----------------     ----------------    --------------

NONINTEREST INCOME
     Service fees on deposit accounts                                         78,031               42,786            17,211
     Brokered loan fees                                                      111,629               38,217            27,929
     Loss on sale of investment securities available for sale                      -               (3,335)                -
     Other                                                                    53,454               37,539                 -
                                                                     -----------------     ----------------    --------------
                                                                             243,114              115,207            45,140
                                                                     -----------------     ----------------    --------------
NONINTEREST EXPENSES
     Salaries and benefits                                                 1,051,144              877,292           505,584
     Occupancy, furniture and equipment                                      272,923              232,720           116,883
     Data processing                                                         178,302              152,191            89,460
     Marketing                                                                82,750              122,755            98,112
     Printing, supplies and postage                                           67,587               61,052            29,705
     Telephone                                                                45,333               29,049                 -
     Legal                                                                    21,030               56,084                 -
     Contract services                                                        36,241               32,053                 -
     Insurance                                                                30,743               23,354                 -
     Audit and examination                                                    23,646               21,970                 -
     Comptroller of the currency fees                                         21,365               20,151                 -
     Chief Executive Officer transition expenses                             122,670                    -                 -
     Other operating                                                          92,653               61,593            20,386
     Organizational and pre-opening expenses                                       -                    -           510,602
                                                                     -----------------     ----------------    --------------

        Total noninterest expenses                                         2,046,387            1,690,264         1,370,732
                                                                     -----------------     ----------------    --------------

        Loss before income taxes                                            (282,763)            (486,146)         (934,151)

INCOME TAX BENEFIT                                                            94,806              147,687           266,131
                                                                     -----------------     ----------------    --------------

        Net loss                                                        $   (187,957)         $  (338,459)       $ (668,020)
                                                                     =================     ================    ==============

BASIC NET LOSS PER COMMON SHARE                                          $     (0.19)          $    (0.34)        $   (0.67)
                                                                     =================     ================    ==============
WEIGHTED AVERAGE NUMBER OF
     COMMON SHARES OUTSTANDING                                             1,000,000            1,000,000         1,000,000
                                                                     =================     ================    ==============


The accompanying notes are an integral part of these consolidated financial statements.

                       NEW COMMERCE BANCORP AND SUBSIDIARY
                 CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
              For the years ended December 31, 2001, 2000 and 1999

                                                                                                   Accumulated
                                        Common stock             Additional                           other             Total
                                 ---------------------------       paid-in          Retained      comprehensive     shareholders'
                                    Shares         Amount          capital           deficit      income (loss)        equity
                                 -------------- ------------- ------------------  -------------- ----------------   ------------

Balance, December 31, 1998             200,000      $   2,000     $   1,998,000      $ (46,524)       $       -      $ 1,953,476
                                                                                                                    ------------
    Net loss                                 -              -                 -       (668,020)               -         (668,020)
    Other comprehensive loss,
       net of tax:
       Unrealized holding losses on
         securities available for
         sale                                -              -                 -              -          (25,015)         (25,015)
                                                                                                                    ------------
    Comprehensive loss                       -              -                 -              -                -         (693,035)

    Proceeds from sale of stock (net
       of offering costs of
       $248,341)                       800,000          8,000         7,743,658              -                -         7,751,658
                                    ----------     ----------     -------------   ------------      -----------      ------------
Balance, December 31, 1999           1,000,000         10,000         9,741,658       (714,544)         (25,015)        9,012,099

    Net loss                                 -              -                 -       (338,459)               -          (338,459)
    Other comprehensive income,
       net of tax:
       Unrealized holding gains on
         securities available for
         sale                                -              -                 -              -          131,974           131,974
       Reclassification adjustment
       for losses included in net
         income                              -              -                 -              -            2,201             2,201
                                                                                                                     ------------
    Comprehensive loss                       -              -                 -              -                -          (204,284)
                                    ----------     ----------     -------------   ------------      -----------      ------------
Balance, December 31, 2000           1,000,000         10,000         9,741,658     (1,053,003)         109,160         8,807,815
                                                                                                                     ------------
    Net loss                                 -              -                 -       (187,957)               -          (187,957)
    Other comprehensive income,
       net of tax:
       Unrealized holding gains on
         securities available for
         sale                                -             -                  -              -          138,334           138,334
                                                                                                                    -------------
       Comprehensive loss                    -             -                  -              -                -           (49,623)
                                  ------------  ------------     --------------  -------------     ------------     -------------
Balance, December 31, 2001           1,000,000   $    10,000     $    9,741,658  $  (1,240,960)   $     247,494     $   8,758,192
                                  ============  ============     ==============  =============    =============     =============

The accompanying notes are an integral part of these consolidated financial statements.

                       NEW COMMERCE BANCORP AND SUBSIDIARY
                      CONSOLIDATED STATEMENTS OF CASH FLOWS



                                                                                     For the years ended
                                                                                         December 31,
                                                                   ---------------------------------------------------------
                                                                         2001               2000                1999
                                                                    ----------------   ----------------   ------------------

OPERATING ACTIVITIES
     Net loss                                                          $  (187,957)       $  (338,459)        $   (668,020)
     Adjustments to reconcile net loss to net cash provided by
        (used for) operating activities
        Deferred income tax benefit                                        (94,806)          (147,687)            (266,131)
        Provision for possible loan losses                                 117,745            116,027              195,800
        Depreciation                                                       156,935            111,369               27,000
        Loss on sale of fixed assets                                             -              2,310                    -
        Increase in accrued interest receivable                               (215)          (201,190)             (95,369)
        (Increase) decrease in other assets                                 89,757             (5,025)             104,169
        Increase in other liabilities                                      100,635            114,038              144,548
                                                                    ----------------   ----------------   ------------------
           Net cash provided by (used for) operating activities            182,094           (348,617)            (558,003)
                                                                    ----------------   ----------------   ------------------
INVESTING ACTIVITIES
     (Increase) decrease in federal funds sold                          (1,026,449)         5,838,023           (5,838,023)
     Purchase of investment securities available for sale              (13,906,051)       (10,301,680)          (3,475,240)
     Purchase of investment securities held to maturity                          -                  -             (965,005)
     Proceeds from principal prepayments on investment
        securities held to maturity                                        118,325            126,168                    -
     Proceeds from principal prepayments on investment
        securities available for sale                                    2,428,807            252,532                    -
     Proceeds from sale or call of investment
     securities available for sale                                       9,400,000            422,224              155,218
     Increase in loans, net                                             (9,467,069)        (6,453,783)         (13,050,883)
     Purchase of property and equipment                                    (51,462)        (2,001,915)          (2,564,098)
                                                                    ----------------   ----------------   ------------------

           Net cash used for investing activities                      (12,503,899)       (12,118,431)         (25,738,031)
                                                                    ----------------   ----------------   ------------------

FINANCING ACTIVITIES
     Proceeds from sale of stock, net                                            -
                                                                                                    -            7,751,658
     Increase in deposits, net                                           6,547,327         12,777,063           18,390,695
     Increase in repurchase agreement                                    4,854,000                  -                    -
     (Decrease) increase in federal funds purchased                       (100,000)           100,000                    -
                                                                    ----------------   ----------------   ------------------

           Net cash provided by financing activities                    11,301,327         12,877,063           26,142,353

                                                                    ----------------   ----------------   ------------------

           Net increase (decrease) in cash and cash equivalents         (1,020,478)           410,015             (153,681)

CASH AND CASH EQUIVALENTS, BEGINNING
     OF YEAR                                                             2,018,365          1,608,350            1,762,031
                                                                    ----------------   ----------------   ------------------

CASH AND CASH EQUIVALENTS, END OF YEAR                                $    997,887       $  2,018,365         $  1,608,350
                                                                    ================   ================   ==================

CASH PAID FOR
     Interest                                                         $  1,396,589       $  1,029,967        $     221,307
                                                                    ================   ================   ==================

     Income taxes                                                     $          -       $           -       $           -
                                                                    ================   ================   ==================


The accompanying notes are an integral part of these consolidated financial statements.

                       NEW COMMERCE BANCORP AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND ACTIVITIES

           New Commerce BanCorp, (the "Company") was incorporated under the laws of the State of South Carolina for the purpose of operating as a bank holding company for New Commerce Bank (the "Bank"). The Company offered its common stock for sale to the public under an initial public offering price of $10 per share and raised approximately $9.8 million (including purchases by directors) in capital, net of offering expenses. The Company obtained regulatory approval to operate a national bank and opened the Bank for business on May 17, 1999, with a total capitalization of $8.3 million. The Bank provides full commercial banking services to customers and is subject to regulation of the Office of the Comptroller of the Currency ("OCC") and the Federal Deposit Insurance Corporation. The Company is subject to the regulation of the Federal Reserve Board.

           Prior to May 17, 1999, the Company devoted all of its efforts to establishing the Bank and accordingly operated as a development stage enterprise as defined by Statement of Financial Accounting Standard ("SFAS") No. 7, "Accounting and Reporting by Development Stage Enterprises".

   Basis of presentation
     The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiary, the Bank. The Company operates as one business segment. All significant intercompany balances and transactions have been eliminated. The accounting and reporting policies conform to accounting principles generally accepted in the United States of America and to general practices in the banking industry. The Company uses the accrual basis of accounting.

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

   Concentrations of credit risk
     The Company makes loans to individuals and businesses in and around Upstate South Carolina for various personal and commercial purposes. The Bank has a diversified loan portfolio and the borrowers' ability to repay their loans is not dependent upon any specific economic sector. The Bank had a concentration of credit in subdivider and developer loans, which comprised 26 percent and 29.8 percent of Tier 1 capital and allowance for loan losses at December 31, 2001 and 2000, respectively.

   Investment securities
     The Company accounts for investment securities on a trade date basis and in accordance with SFAS No. 115, "Accounting for Certain Investments in Debt and Equity Securities". The statement requires investments in equity and debt securities to be classified into three categories:

     1. Available for sale securities: These are securities which are not classified as either held to maturity or as trading securities. These securities are reported at fair market value. Unrealized gains and losses are reported, net of income taxes, as a separate component of shareholders' equity (accumulated other comprehensive income (loss)).

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

     Gains or losses on dispositions of investment securities are based on the differences between the net proceeds and the adjusted carrying amount of the securities sold, using the specific identification method. Premiums and discounts are amortized or accreted into interest income by a method that approximates a level yield.

   Investment securities - other
     The Bank, as a member institution, is required to own certain stock investments in the Federal Home Loan Bank of Atlanta and the Federal Reserve Bank. The stock is generally pledged against any borrowings from these institutions. No ready market exists for the stock and it has no quoted market value. However, redemption of these stocks has historically been at par value.

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


                                                                     (Continued)

   Income taxes
     The financial statements have been prepared on the accrual basis. When income and expenses are recognized in different periods for financial reporting purposes versus for purposes of computing income taxes currently payable, deferred taxes are provided on such temporary differences. The Company accounts for income taxes in accordance with SFAS No. 109, "Accounting for Income Taxes". Under SFAS No. 109, deferred tax assets and liabilities are recognized for the expected future tax consequences of events that have been recognized in the consolidated financial statements or tax return. Deferred tax assets and liabilities are measured using the enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be realized or settled.

   Advertising and public relations expense
     Advertising, promotional and other business development costs are generally expensed as incurred. External costs incurred in producing media advertising are expensed the first time the advertising takes place. External costs relating to direct mailing costs are expensed in the period in which the direct mailings are sent.

   Basic net loss per common share
     Basic net loss per common share is computed on the basis of the weighted average number of common shares outstanding in accordance with SFAS No. 128, "Earnings per Share". For purposes of calculating net loss per share in 1999, the calculation assumed the stock was outstanding all of 1999. The treasury stock method is used to compute the effect of stock options on the weighted average number of common shares outstanding for the diluted method. No dilution occurs under the treasury stock method due to the Company's operating loss.

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

     The following methods and assumptions were used by the Company in estimating fair values of financial instruments as disclosed herein:

       Cash and due from banks - The carrying amounts of cash and due from banks approximate their fair value.

       Federal funds sold and purchased - The carrying amounts of federal funds approximate their fair value.

       Investment securities - Fair values for investment securities are based on quoted market prices. Other investments are valued at cost.

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

       Repurchase agreements - The carrying amounts of repurchase agreements approximate their face value.


                                                                     (Continued)

       Off balance sheet instruments - Fair values of off balance sheet lending commitments are based on fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the counterparties' credit standing.

   Recently issued accounting standards
     SFAS No. 140, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities - a replacement of SFAS No. 125, " was issued in September 2000. It revises the standards for accounting for securitizations and other transfers of financial assets and collateral and requires certain disclosures but will carry over most of SFAS No. 125's provisions without reconsideration. SFAS 140 is effective for transfers and servicing of financial assets and extinguishment of liabilities occurring after March 31, 2001. This statement is effective for recognition and reclassification of collateral and for disclosures related to securitization transactions and collateral for fiscal years ending after December 15, 2000. The adoption of the provisions of SFAS No. 140 in 2001 did not have any effect on the Company.

     In July 2001, the Financial Accounting Standards Board ("FASB") issued SFAS No. 141, "Business Combinations", and SFAS No. 142, "Goodwill and Other Intangible Assets." SFAS No. 141 requires that the purchase method of accounting be used for all business combinations initiated after June 30, 2001. SFAS 141 also specifies criteria intangible assets acquired in a purchase method business combination must meet to be recognized and reported apart from goodwill, noting that any purchase price allocable to an assembled workforce may not be accounted for separately. SFAS No. 142 will require that goodwill and intangible assets with indefinite useful lives no longer be amortized, but instead tested for impairment at least annually in accordance with the provisions of SFAS No. 142. The Company was required to adopt the provisions of SFAS No. 141 immediately and must adopt SFAS No. 142 effective January 1, 2002. The adoption of the provisions of SFAS No. 141 in 2001 did not have any effect on the Company. The adoption of SFAS No. 142 is not expected to have an effect on the Company.

     In August 2001, the FASB issued SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets." This SFAS supercedes prior pronouncements associated with impairment or disposal of long-lived assets. The SFAS establishes methodologies for assessing impairment of long-lived assets, including assets to be disposed of by sale or by other means. This statement is effective for all fiscal years beginning after December 15, 2001. This SFAS is not expected to have a material impact on the Company's financial position.

     On July 2, 2001, The Securities and Exchange Commission ("SEC") issued Staff Accounting Bulletin ("SAB") No. 102 "Selected Loan Loss Allowance Methodology and Documentation Issues". SAB 102 expresses the SEC's views on the development, documentation and application of a systematic methodology for determining the allowance for loan and lease losses in accordance with accounting principles generally accepted in the United States of America. A concurrent statement was also issued by the Federal Financial Institutions Examination Council ("FFIEC"). The Company believes that it is currently in compliance with the requirements of SAB No. 102.

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


                                                                     (Continued)

   Reclassifications
     Certain prior year amounts have been reclassified to conform with the current presentation. These reclassifications have no effect on previously reported net loss or shareholders' equity.

NOTE 2 - RESTRICTIONS ON CASH AND DUE FROM BANKS

           The Bank is required to maintain average reserve balances, computed by applying prescribed percentages to its various types of deposits, either at the bank or on deposit with the Federal Reserve Bank. At December 31, 2001 and 2000 these required reserves were met by vault cash.

NOTE 3 - FEDERAL FUNDS SOLD

           When the Bank's cash reserves (Note 2) are in excess of the required amount, it may lend excess to other banks on a daily basis. As of December 31, 2001 and 2000 federal funds sold amounted to $1,026,449 and $0, respectively.

NOTE 4 - INVESTMENT SECURITIES

The amortized cost and fair value of investment securities are as follows:

                                                                                  December 31, 2001
                                                          -------------------------------------------------------------------
                                                             Amortized             Gross unrealized               Fair
                                                                            --------------------------------
                                                               cost              Gains           Losses           Value
                                                          ----------------  ---------------- --------------- ----------------

Available for sale
Federal agencies                                            $   6,714,657     $    86,543    $     25,000     $  6,776,200
Mortgage-backed                                                 2,303,859          65,729               -        2,369,588
Collateralized mortgage obligations                             2,355,592          90,253               -        2,445,845
Corporate bonds                                                 3,220,234         157,166               -        3,377,400
                                                          --------------- ---------------- -------------- ----------------

     Total available for sale                               $  14,594,342     $   399,691    $     25,000     $ 14,969,033
                                                          =============== ================ ============== ================

Held to maturity
   Mortgage-backed                                          $     720,512     $    19,336    $          -     $    739,848
                                                          =============== ================ ============== ================
Other, at cost
   Federal Reserve stock - restricted                       $     237,250     $         -    $          -     $    237,250
   Federal Home Loan Bank stock - restricted                       65,400               -               -           65,400
                                                          --------------- ---------------- -------------- ----------------
                                                            $     302,650     $         -    $          -     $    302,650
                                                          =============== ================ ============== ================

                                                                                December 31, 2000
                                                          ----------------------------------------------------------------
Available for sale
Federal agencies                                            $   4,662,690     $    82,645    $          -     $  4,745,335
Mortgage-backed                                                 2,732,630          24,109               -        2,756,739
Collateralized mortgage obligations                             3,437,116          35,815               -        3,472,931
Corporate bonds                                                 1,783,119          22,531               -        1,805,650
                                                          --------------- ---------------- -------------- ----------------
     Total available for sale                                $ 12,615,555     $   165,100    $          -     $ 12,780,655
                                                          =============== ================ ============== ================
Held to maturity
   Mortgage-backed                                           $    838,837     $    15,681    $          -     $    854,518
                                                          =============== ================ ============== ================
Other, at cost
   Federal Reserve stock - restricted                        $    237,250     $         -    $          -     $    237,250
   Federal Home Loan Bank stock - restricted                       38,200               -               -           38,200
                                                          --------------- ---------------- -------------- ----------------
                                                             $    275,450     $         -    $          -     $    275,450
                                                          =============== ================ ============== ================


         The amortized costs and fair values of securities available for sale and held to maturity at December 31, 2001, by contractual maturity, are shown in the following chart. Expected maturities may differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                                      Available for sale                          Held to maturity
                                            ----------------------------------------   ----------------------------------------
                                                 Amortized                                 Amortized
                                                   Cost               Fair value             cost                Fair value
                                            -------------------   ------------------   ------------------   -------------------
Due within one year or less                     $      491,635       $      497,811        $           -          $          -
Due after one through five years                    12,464,966           12,762,652                    -                     -
Due after five through ten years                     1,138,988            1,209,820                    -                     -
Due after ten years                                    498,753              498,750              720,512               739,848
                                            -------------------   ------------------   ------------------   -------------------
        Total investment securities             $   14,594,342       $   14,969,033         $    720,512          $    739,848
                                            ===================   ==================   ==================   ===================

At December 31, 2001, there was $2,000,000 of securities pledged as collateral for public deposits and a $5,000,000 agency bond pledged in a reverse repurchase agreement transaction. At December 31, 2000, there were no pledged securities.

NOTE 5 - LOANS

           The composition of loans by major loan category are as follows:

                                                                                                   December 31,
                                                                                       --------------------------------------
                                                                                             2001                2000
                                                                                       ------------------  ------------------
Commercial                                                                                 $   7,545,371      $   7,198,928
Real estate - construction                                                                     3,110,670            744,041
Real estate - mortgage                                                                        16,331,968         10,210,985
Consumer                                                                                       1,959,154          1,331,162
                                                                                       -----------------  -----------------
Loans, gross                                                                                  28,947,163         19,485,116
Less allowance for possible loan losses                                                          405,000            292,277
                                                                                       -----------------  -----------------
Loans - net                                                                                $  28,542,163      $  19,192,839
                                                                                       =================  =================

     The Bank's loan portfolio included approximately $10,612,000 in fixed rate loans as of December 31, 2001. Fixed rate loans with maturities in excess of one year were $9,230,653. At December 31, 2001 and 2000, there were no nonaccruing or impaired loans.

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

Activity within the allowance for possible loan losses account follows:

                                                                                 For the years ended
                                                                                    December 31,
                                                                 ----------------------------------------------------
                                                                      2001                2000              1999
                                                                 -----------------   ----------------    ------------
Balance, beginning of year                                       $      292,277      $     195,800       $          -
Provision for loan losses                                               117,745            116,027            195,800
Loans charged against the allowance                                      (5,022)           (19,550)                 -
                                                                 --------------      -------------       ------------
Balance, end of year                                             $      405,000      $     292,277       $    195,800
                                                                 ==============      =============       ============

NOTE 7 - PROPERTY AND EQUIPMENT

         Property and equipment are stated at cost less accumulated depreciation. Components of property and equipment included in the balance sheet are as follows:

                                                                                                 December 31,
                                                                                     -------------------------------------
                                                                                             2001                2000
                                                                                     ------------------  -----------------

Land                                                                                       $   1,366,997      $   1,366,997
Building and improvements                                                                      2,559,293          2,529,171
Furniture and equipment                                                                          733,658            713,244
                                                                                       -----------------  -----------------
                                                                                               4,659,948          4,609,412
Accumulated depreciation                                                                         292,069            136,060
                                                                                       -----------------  -----------------
        Total property and equipment                                                       $   4,367,879      $   4,473,352
                                                                                       =================  =================

         Depreciation expense for the years ended December 31, 2001, 2000 and 1999 amounted to $156,935, $111,369, and $27,000, respectively. Depreciation is charged to operations over the estimated useful lives of the assets. The estimated useful lives and methods of depreciation for the principal items follow:


      Type of Asset                   Life of Years                 Depreciation Method
-------------------------         ----------------------      ------------------------------

     Software                                    3                       Straight-line
     Furniture and equipment                     5 to 7                  Straight-line
     Buildings and improvements                  5 to 40                 Straight-line


NOTE 8 - DEPOSITS
           The following is a detail of the deposit accounts:

                                                                                                   December 31,
                                                                                       ------------------------------------
                                                                                             2001                2000
                                                                                       ------------------  ----------------

Noninterest bearing deposits                                                               $   6,539,607       $   4,308,875
Interest bearing deposits:
   NOW accounts                                                                                3,367,344           3,849,582
   Money market accounts                                                                      10,847,650          10,467,751
   Savings                                                                                       452,123             359,085
   Time, less than $100,000                                                                    7,442,601           6,332,973
   Time, $100,000 and over                                                                     9,065,760           5,849,492
                                                                                       ------------------  -----------------
       Total deposits                                                                      $  37,715,085       $  31,167,758
                                                                                       ==================  =================

           Interest expense on time deposits greater than $100,000 was $390,610, $217,525, and $42,875 in 2001, 2000 and 1999, respectively. At December 31, 2001 the scheduled maturities of certificates of deposit are as follows:

                   2002                                      $  15,745,054
                   2003                                            744,654
                   2004                                             18,653
                                                         -----------------
                                                             $  16,508,361
                                                         =================
                                     27

NOTE 9 - BORROWED FUNDS

           In 2001, the Company entered into reverse repurchase agreements with a correspondent bank. At December 31, 2001 $4,854,000 was outstanding under this arrangement. The current reverse repurchase agreement may be repaid by the Company at any time and reprices every ninety days. As of December 31, 2001, the borrowing cost was 2.50 percent which is based on the issuers 3-month cost of funds rate. The average amount outstanding under repurchase agreements during 2001 was $3,155,000 and the maximum outstanding during the year was $4,987,500.

           The Company uses the proceeds from these reverse repurchase agreements to purchase a $5,000,000 agency bond. The bond is callable every ninety days.

NOTE 10 - COMMITMENTS AND CONTINGENCIES

           The Company is party to litigation and claims arising in the normal course of business. Management, after consultation with legal counsel, believes that the liabilities arising from such litigation and claims either have been properly accrued for or will not be material to shareholders' equity or the results from operations.

           The Bank has a five-year contract for data processing services through April of 2004. Costs under the contract are approximately $10,000 per month.

           Refer to Note 14 concerning financial instruments with off balance sheet risk.

NOTE 11 - UNUSED LINES OF CREDIT

         At December 31, 2001, the Bank had unused lines of credit to purchase federal funds totaling $4,000,000 from correspondent banks. These lines of credit are available on a one to seven day basis for general corporate purposes of the Bank. These lenders have reserved the right to withdraw these lines at their option.

NOTE 12 - INCOME TAXES

           Net operating losses available for offset against future taxable income are approximately $1,300,000 and expire in 2013 through 2015. The resulting deferred tax asset is presented with other assets in the consolidated balance sheets.

NOTE 13 - RELATED PARTY TRANSACTIONS

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

           A summary of loan transactions with directors, including their affiliates, are as follows:

                                              For the years ended
                                                 December 31,
                                      -------------------------------------
                                            2001                2000
                                      -----------------  ----------------

Balance, beginning of year               $   1,816,321      $   1,614,780
New loans                                    1,807,383          1,924,921
Less loan payments                           1,535,097          1,723,380
                                      ----------------  -----------------
Balance, end of year                     $   2,088,607      $   1,816,321
                                      ================  =================

         Deposits by directors and executive officers, and their related interests, at December 31, 2001 and 2000 approximated $2,463,000 and $2,240,000, respectively.

NOTE 14 - FINANCIAL INSTRUMENTS WITH OFF BALANCE SHEET RISK

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

           Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any material condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require the payment of a fee. At December 31, 2001, unfunded commitments to extend credit were $4,793,000 and outstanding letters of credit were $53,947. At December 31, 2001, unfunded commitments consisted of $4,764,000 at variable rates and $29,000 in fixed rates. The Bank evaluates each customer's credit worthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Bank upon extension of credit, is based on management's credit evaluation of the borrower. Collateral varies but may include accounts receivable, inventory, property, plant and equipment, and commercial and residential real estate.


NOTE 15 - EMPLOYEE BENEFIT PLAN

         On September 1, 1999, the Bank adopted the New Commerce Bancorp Profit Sharing Section 401(k) Plan for the benefit of all eligible employees. The Bank contributes a discretionary amount determined annually to the Plan. Contributions made to the Plan in 2001 and 2000 amounted to $14,950 and $18,705, respectively.


NOTE 16 - STOCK OPTIONS AND WARRANTS

         During 1999, the Board of Directors adopted a stock option plan for the benefit of the directors, officers and employees. The Board may grant up to 150,000 options at an option price per share not less than the fair market value on the date of grant. 3,000 additional options are added to the plan each year through January 1, 2003 and increase the available shares. Options vest 20 percent each year for five years and expire 10 years from the grant date. The Company has adopted the disclosure-only provisions of SFAS No. 123, "Accounting for Stock-Based Compensation". Accordingly, no compensation cost has been recognized for the stock option plan. Had compensation cost been determined based on the fair value at the grant date for the above stock option awards consistent with the provisions of SFAS No. 123, the Company's net loss and net loss per common share would have been increased to the pro forma amounts indicated below:

                                                                            For the years ended
                                                                               December 31,
                                                     -------------------------------------------------------------------
                                                             2001                   2000                  1999
                                                     ---------------------  ---------------------  ---------------------

Net loss - as reported                                    $     (187,957)        $     (338,459)        $     (668,020)
Net loss - pro forma                                            (220,179)              (371,481)              (701,042)
Basic net loss per common share - as reported                       (.19)                  (.34)                  (.67)
Basic net loss per common share - pro forma                         (.22)                  (.37)                  (.70)


The fair value of the option grant is estimated on the date of grant using the Black-Scholes option pricing model. The risk free interest rate used was 5.89 percent, the expected option life was 5 years and the assumed dividend rate was zero.

          A summary of the status of the plan and changes during the year ending on that date is presented below:

                                                 2001                          2000                          1999
                                     -----------------------------  ---------------------------- -----------------------------
                                                     Weighted                       Weighted                      Weighted
                                                      average                       average                       average
                                       Shares     exercise price      Shares     exercise price     Shares     exercise price
                                     ------------ ----------------  -----------  ---------------  -----------  ---------------

Outstanding at beginning of year        133,000        $     9.80      127,500        $    10.00            -        $       -
Forfeitures                             (72,500)             9.75      (20,500)            10.00            -                -
Granted                                  52,500              6.62       26,000              8.94      127,500            10.00
                                     ------------                   -----------                   -----------
Outstanding at end of year              113,000              8.35      133,000              9.80      127,500            10.00
                                     ============                   ===========                   ===========
Options exercisable                      21,500              9.92       21,700             10.00            -                -
                                     ============                   ===========                   ===========
Shares available for grant               43,000                         20,000                         22,500
                                     ============                   ===========                   ===========


         Upon completion of the 1999 stock offering, each of the Company's organizers received warrants to purchase 7,500 shares of common stock or a total of 90,000 shares at $10.00 per share. The warrants vested immediately and are exercisable through January 12, 2009.

NOTE 17 - DIVIDENDS

         There are no current plans to initiate payment of cash dividends and future dividend policy will depend on the Bank's earnings, capital requirements, financial condition and other factors considered relevant by the Bank's Board of Directors. The Bank is restricted by banking regulations in its ability to pay dividends and must obtain regulatory approval prior to payment.

NOTE 18 - REGULATORY MATTERS

         The Bank is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory, and possible additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Bank's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank's assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Bank's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors. Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier 1 capital to risk-weighted assets, and of Tier 1 capital to average assets. Management believes, as of December 31, 2001, that the Bank meets all capital adequacy requirements to which it is subject. As of December 31, 2001, the most recent notification of the banking regulators categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. There are no conditions or events since that notification that management believes have changed the institution's category. The Bank's actual capital amounts and ratios and minimum regulatory amounts and ratios are presented as follows:

                                                                                                      To be well capitalized
                                                                               For capital            under prompt corrective
                                                                            adequacy purposes            action provisions
                                                                       ---------------------------- ---------------------------
                                                    Actual                       Minimum                      Minimum
                                          ---------------------------- ---------------------------- ---------------------------
                                             Amount         Ratio         Amount         Ratio         Amount        Ratio
                                          -------------- ------------- ------------- -------------- ------------ --------------
                                                                            (amounts in $000)
As of December 31, 2001
Total capital (to risk weighted assets)      $    7,479      18.5%       $    3,239       8.0%         $   4,049      10.0%
Tier 1 capital (to risk weighted assets)          7,074      17.5             1,619       4.0              2,429       6.0
Tier 1 capital (to average assets)                7,074      14.7             1,923       4.0              2,404       5.0

As of December 31, 2000
Total capital (to risk weighted assets)      $    7,539      27.4%        $   2,205       8.0%          $  2,756      10.0%
Tier 1 capital  (to risk weighted assets)         7,247      26.3             1,102       4.0              1,653       6.0
Tier 1 capital (to average assets)                7,247      19.5             1,485       4.0              1,856       5.0

NOTE 19 - ESTIMATED FAIR VALUE OF FINANCIAL INSTRUMENTS

        The estimated fair values of the Company's financial instruments were as follows at December 31:

                                                                  2001                                 2000
                                                    -----------------------------------  ------------------------------------
                                                      Carrying             Fair             Carrying             Fair
                                                       Amount              value             Amount             Value
                                                    ----------------   ----------------  -----------------  -----------------

FINANCIAL ASSETS
   Cash and due from banks                               $   997,887       $   997,887       $   2,018,365     $   2,018,365
   Federal funds sold                                      1,026,449         1,026,449                   -                 -
   Investment securities available for sale               14,969,033        14,969,033          12,780,655        12,780,655
   Investment securities held to maturity                    720,512           739,848             838,837           854,518
   Investment securities - other                             302,650           302,650             275,450           275,450
   Loans                                                  28,947,163        28,653,000          19,485,116        17,452,049

FINANCIAL LIABILITIES
   Deposits                                               37,715,085        37,767,000          31,167,758        31,691,376
   Federal funds purchased                                         -                 -             100,000           100,000
    Repurchase agreement                                   4,854,000         4,854,000                   -                 -

OFF-BALANCE SHEET INSTRUMENTS
   Commitments to extend credit                            4,792,904         4,792,904           3,877,000         3,877,000
   Standby letters of credit                                  53,947            53,947             381,376           381,376



NOTE 20 - PARENT COMPANY INFORMATION

        Following is condensed financial information of New Commerce BanCorp (parent company only):


                            CONDENSED BALANCE SHEETS

                                                                                                  December 31,
                                                                                    -----------------------------------------
                                                                                           2001                  2000
                                                                                    -------------------   -------------------
ASSETS
     Cash                                                                               $       85,986         $     171,033
     Federal funds sold                                                                        200,000                     -
     Investment securities held to maturity                                                    720,512               838,837
     Investment in subsidiary                                                                7,321,210             7,382,857
     Property and equipment                                                                    407,390               393,168
     Other assets                                                                               23,094                21,920
                                                                                    -------------------   ------------------
                                                                                        $    8,758,192         $   8,807,815
                                                                                    ===================   ==================
SHAREHOLDERS' EQUITY                                                                    $    8,758,192         $   8,807,815
                                                                                    ===================   ==================

                       CONDENSED STATEMENTS OF OPERATIONS

                                                                                    For the years ended
                                                                                       December 31,
                                                                ------------------------------------------------------------
                                                                       2001                 2000                 1999
                                                                ------------------   ------------------   -----------------
INCOME
   Investments                                                      $    56,647          $    65,839           $    56,918
   Federal funds sold                                                     2,693                    -                     -
   Rental income                                                         15,313                    -                     -
                                                                ------------------   ------------------   ----------------
       Total income                                                      74,653               65,839                56,918

EXPENSES
   Sundry                                                                62,630               57,758                95,174
                                                                ------------------   ------------------   ----------------

       Income (loss) before equity in undistributed
         net loss of bank subsidiary                                     12,023                8,081               (38,256)

EQUITY IN UNDISTRIBUTED NET LOSS
   OF SUBSIDIARY                                                       (199,980)            (346,540)             (629,764)
                                                                ------------------   ------------------   ----------------
       Net loss                                                     $  (187,957)         $  (338,459)         $   (668,020)
                                                                ==================   ==================   ================


                       CONDENSED STATEMENTS OF CASH FLOWS

                                                                                    For the years ended
                                                                                       December 31,
                                                                -----------------------------------------------------
                                                                      2001              2000              1999
                                                                ----------------  ----------------  -----------------
OPERATING ACTIVITIES
   Net loss                                                         $  (187,957)     $   (338,459)      $   (668,020)
   Adjustments to reconcile net loss to net cash provided
     by operating activities
     Depreciation                                                        11,677            10,081                  -
     (Increase) decrease in other assets                                 (1,174)            4,839            164,685
     Equity in undistributed net loss of bank subsidiary                199,980           346,540            629,764
                                                                ----------------  ----------------  -----------------
         Net cash provided by operating activities                       22,526            23,001            126,429
                                                                ----------------  ----------------  -----------------

INVESTING ACTIVITIES
   Increase in federal funds sold                                      (200,000)                -                  -
   Purchase of investment securities                                          -                 -           (965,005)
   Proceeds from principal prepayments on investment
     securities                                                         118,325           126,168                  -
   Purchase of property and equipment                                   (25,898)                -           (403,249)
   Investment in bank subsidiary                                              -                 -         (8,250,000)
                                                                ----------------  ----------------  -----------------

         Net cash provided by (used for) investing activities          (107,573)          126,168         (9,618,254)
                                                                ----------------  ----------------  -----------------
FINANCING ACTIVITIES
   Proceeds from sale of stock, net                                           -                 -          7,751,658
                                                                ----------------  ----------------  -----------------
         Net increase (decrease) in cash                                (85,047)          149,169         (1,740,167)

CASH, BEGINNING OF YEAR                                                 171,033            21,864          1,762,031
                                                                ----------------  ----------------  -----------------
CASH, END OF YEAR                                                    $   85,986       $   171,033        $    21,864
                                                                ================  ================  =================


                                 CORPORATE DATA

                               EXECUTIVE OFFICERS
                              NEW COMMERCE BANCORP

             Frank W. Wingate, President and Chief Executive Officer

                               EXECUTIVE OFFICERS
                                NEW COMMERCE BANK
           Barry K. Aughtry, Senior Vice President, Commercial Lending
         Bradley J. Schneider, Senior Vice President, Commercial Lending
             Frank W. Wingate, President and Chief Executive Officer

                               BOARD OF DIRECTORS

                                Richard W. Bailey
                                Timothy A. Brett
                       Marshall J. Collins, Jr., Chairman
                                Ralph S. Crawley
                                G. Mitchell Gault
                                 Tommy D. Greer
                                Bobby L. Johnson
                                Robert T. Kellett
                                Dennis O. Raines
                                Frank W. Wingate

                                 ADVISORY BOARD
                                NEW COMMERCE BANK

                                 Jacque G. Bell
                                Alan Wayne Crick
                                 Robert M. Dumit
                                 Tracy M. Greene
                                  Dana B. Greer
                                                 Edward O. McCameron, Jr.
                               Michelle S. Meekins
                                 Thomas B. Minor
                                  Sarah W. Paul
                                 James G. Putnam
                                Gary L. Selvaggio
                               Gary E. Strickland
                                 James T. Vaughn
                               J. Frank Wickliffe
                                  Larry K. Wood
                                  Jane H. Zhang
                                 Larry J. Zitzke

                                    LOCATIONS

                                  Headquarters
                             501 New Commerce Court
                           Greenville, South Carolina

                                     Branch
                            1 Five Forks Plaza Court
                          Simpsonville, South Carolina

                             SHAREHOLDER INFORMATION

                                 Annual Meeting
The Annual Meeting of Shareholders of New Commerce BanCorp will be held at 4:00 p.m. on Wednesday, April 24, 2002 at New Commerce Bank, 501 New Commerce Court, Greenville, South Carolina. All shareholders are invited.

                              Shareholder Services
Shareholders seeking information regarding stock transfers, lost certificates, dividends and address changes should contact the Company's Stock Transfer Agent:

SunTrust Bank, Atlanta
Mail Code 258
P.O. Box 4625
Atlanta, Georgia  30302
1-800-568-3476

Corporate Office
501 New Commerce Court
Greenville, South Carolina
864-297-6333

Legal Counsel                              Independent Auditors
Nelson, Mullins, Riley & Scarborough LLP   Elliott Davis, LLP
First Union Plaza                          870 South Pleasantburg Drive
999 Peachtree Street, Suite 1400           Greenville, South Carolina  29607
Atlanta, Georgia  30309

                                Stock Information

Since our public offering on March 19, 1999, our common stock has been quoted on the OTC Bulletin Board under the symbol "NCBS". Our articles of incorporation authorize us to issue up to 10,000,000 shares of common stock, of which 1,000,000 shares, for a total of $10,000,000 were sold in the initial public offering and are outstanding as of March 11, 2002. We have 472 shareholders of record. To date, we have not paid cash dividends on our common stock and currently intend to retain earnings to support operations and finance expansion. Therefore, we do not anticipate paying cash dividends in the foreseeable future. The following table sets forth the high and low sales prices as quoted on the OTC Bulletin Board during the periods indicated .

 2000:  First quarter          High: $11.00   Low: $7.00      2001:  First quarter      High: $9.25  Low:  $6.00
        Second quarter               $ 9.25        $6.00             Second quarter           $7.25        $6.30
        Third quarter                $10.00        $6.75             Third quarter            $6.51        $6.05
        Fourth quarter               $ 9.00        $7.00             Fourth quarter           $7.10        $6.35

                               Market Makers

Eric B. Lawless
AnPac Securities Group, Inc.
Atlanta, Georgia
800-897-0384

Bill Oliver                                 James F. Dixon, III
Scott & Stringfellow                        Sterne, Agee & Leach, Inc.
Greenville, South Carolina                  Birmingham, Alabama  35209
864-233-3655                                877-478-3763

   Financial Information
The Company will furnish, upon request, copies of the Annual Report and the Company's Report to the Securities and Exchange Commission (Form 10-KSB). These reports may be obtained by contacting: Frank W. Wingate, President and Chief Executive Officer, New Commerce BanCorp, 501 New Commerce Court, Greenville, South Carolina 29607.

This Annual Report serves as the ANNUAL FINANCIAL DISCLOSURE STATEMENT furnished pursuant to Part 350 of the Federal Deposit Insurance Corporation Rules and Regulations. THIS STATEMENT HAS NOT BEEN REVIEWED OR CONFIRMED FOR ACCURACY OR RELEVANCE BY THE FDIC.