Form 10KSB, Exhibit 13
period 2002-12-31
NEW COMMERCE BANCORP
filed 2003-03-28
CIK 1075945

Exhibit 13.1
                              New Commerce Bancorp
                               2002 Annual Report



                               TABLE OF CONTENTS





     Letter to Shareholders                                         1

     Financial Highlights                                           2

     Managements Discussion and Analysis of Financial
       Condition and Results of Operations                          3

     Report of Independent Certified Public Accountants            19

     Consolidated Financial Statements                             20

     Notes to Consolidated Financial Statements                    24

     Corporate Information                                         42

Dear Shareholder:

For New Commerce BanCorp, 2002 was a year of profit and progress. Your company achieved earnings of $37,528 as compared to a loss in 2001 of $187,957. Our total assets grew by 23% to $63.6 million and this was based primarily on a 33% increase in our loan portfolio. Deposits grew by 27% to support our loan growth.

We achieved these results while dealing with a sluggish economy and at the same time positioning us effectively to continue our growth into the future. Corporate scandals rocked the stock market and will lead to increased regulatory burdens for publicly traded companies. Our country is at war with terrorism and we all will be challenged as Americans in the years to come. Nevertheless, our market has a strong foundation, which will serve us well going forward.

As with any enterprise, your company's success is directly related to the quality of its management team. We have added three outstanding senior managers to our team. Barry K. Aughtry joined us as Senior Vice President and will lead our commercial lending group in developing relationships throughout the Golden Strip. Carolyn A. Herbert joined as Vice President and is responsible for our retail banking operations, assuring excellent service to all of our clients. Finally, R. Lamar Simpson was named Chief Financial Officer in June to add great strength to our senior management team.

During 2002 your company's board and senior management spent considerable time and effort reviewing our strategic plan. This was a very rewarding process which we are convinced will lead us to increased shareholder value and a rededication to becoming the preeminent community bank in the Golden Strip. We have exciting plans for 2003 and look forward to continued progress in the years to come.

Sincerely,


/s/ Marshall J. Collins, Jr.              /s/ Frank W. Wingate
Marshall J. Collins, Jr.                  Frank W. Wingate
Chairman of the Board                     President and Chief Executive Officer

                              Financial Highlights

The following table sets forth certain selected financial data concerning New Commerce BanCorp and subsidiary as of and for the years ended December 31, 2002, 2001, 2000 and 1999. This information should be read in conjunction with the consolidated financial statements, the notes thereto and "Management's Discussion and Analysis of Financial Condition and Results of Operations" contained elsewhere in this report. (Dollar amounts are in thousands, except per share data.)

                                                        2002          2001         2000         1999(1)
                                                     ---------     ---------     --------      --------

Summary of Operations:
  Net interest income                                $   1,971     $   1,638     $  1,205      $    587
  Provision for loan losses                                110           118          116           196
  Non-interest income                                      408           243          115            45
  Non-interest expense                                   2,206         2,046        1,690         1,371
                                                     ---------     ---------     --------      --------
  Income (loss) before income tax provision
    (benefit)(2)                                            62          (283)        (486)         (934)
  Income tax provision (benefit)                            24            95          148           266
                                                     ---------     ---------     --------      --------
  Net income (loss)                                  $      38     $   (188)    $   (338)      $   (668)
                                                     =========     =========     ========      ========

Per Share Data:
  Net loss per share of common stock                 $    0.04     $   (0.19)   $   (0.34)     $  (0.67)
  Book value per share of common stock                    8.84          8.76         8.81          9.01

Balance Sheet Data:
  Total assets                                       $  63,633     $  51,631    $  40,278      $ 27,547
  Federal funds sold                                     3,342         1,026            -         5,838
  Investment securities                                 14,023        15,690       13,620         3,985
  Net loans                                             37,938        28,542       19,193        12,855
  Total earning assets                                  56,282        45,966       33,380        23,149
  Deposits                                              47,522        37,564       31,168        18,391
  Federal Home Loan Bank advances                        4,725             -            -             -
  Other short-term borrowings                                -         4,854          100             -
  Shareholders' equity                                   8,839         8,758        8,808         9,012

Other Data:
  Net interest margin                                    4.06%         4.13%        4.41%         5.37%
  Loans to deposits - average                           81.08         70.31        67.20         77.90
  Allowance for loan losses to loans                     1.28          1.40         1.50          1.50
  Net charge-offs to average loans                       0.07          0.02         0.12          0.00
  Nonperforming assets                                   0.00          0.00         0.00          0.00
  Shareholders equity to total assets                   13.89         16.96        21.87         32.71
  Capital ratios (Bank only):
    Tier 1 risk-based capital                           14.47         17.47        26.30         49.70
    Total risk-based capital                            15.47         18.47        27.36         50.90
    Leverage ratio                                      11.85         14.71        19.52         31.10

(1)  Partial year data as the Company commenced business on May 17, 1999.
(2) Loss before income tax provision for 2001 included $122,670 in costs associated with the change in Chief Executive Officers. See discussion later in this report.

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

FORWARD-LOOKING STATEMENTS

This Report contains "forward-looking statements" relating to, without limitation, future economic performance, plans and objectives of management for future operations, and projections of revenues and other financial items that are based on the beliefs of management, as well as assumptions made by and information currently available to management. The words "may," "will," "anticipate," "should," "would," "believe," "contemplate," "expect," "estimate," "continue," "may," and "intend," as well as other similar words and expressions of the future, are intended to identify forward-looking statements. Our actual results may differ materially from the results discussed in the forward-looking statements, and our operating performance each quarter is subject to various risks and uncertainties that are discussed in detail in our filings with the Securities and Exchange Commission, including, without limitation:

     o   The effects of future economic conditions;

     o Governmental monetary and fiscal policies, as well as legislative and regulatory changes;

     o Changes in interest rates and their effect on the level and composition of deposits, loan demand, and the values of loan collateral, securities and other interest-sensitive assets and liabilities;

     o   The level of allowance for loan loss;

     o   The rate of delinquencies and amounts of charge-offs;

     o   The rates of loan growth;

     o Adverse changes in asset quality and resulting credit risk-related losses and expenses;

     o   Our ability to control costs, expenses, and loan delinquency rates; and

     o The effects of competition from other commercial banks, thrifts, mortgage banking firms, consumer finance companies, credit unions, securities brokerage firms, insurance companies, money market and other mutual funds, and other financial institutions operating in our market area and elsewhere, including institutions operating regionally, nationally, and internationally, together with such competitors offering banking products and services by mail, telephone, computer and the Internet.

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

SIGNIFICANT ACCOUNTING POLICIES

We have adopted various accounting policies which govern the application of accounting principles generally accepted in the United States in the preparation of our financial statements. These significant accounting policies are described in the Notes to Consolidated Financial Statements. Certain accounting policies involve significant judgments and assumptions by management. These judgments have a material impact on the carrying value of certain assets and liabilities. Management judgments and assumptions are based on historical experience and other factors, which are believed to be reasonable under the circumstances. Because of the nature of these judgments, actual results could differ and could have a material impact on the carrying values of assets and liabilities and the results of operations. We believe that the allowance for loan losses methodology represents a significant accounting policy, which requires the most critical judgments and estimates used in preparation of our consolidated financial statements. Refer to the "Results of Operations - Provision for Loan Losses" as well as the "Balance Sheet Review - Loans and Allowance for Loan Losses" discussions below.

OFF-BALANCE SHEET RISK

In the ordinary course of business, we are a party to various contractual commitments not reflected on our balance sheet. These instruments represent unfunded commitments, not outstanding balances. Therefore, the risk associated with these financial instruments is referred to as "off-balance sheet risk." Financial instruments with off-balance sheet risk that we have outstanding consist of (1) commitments to extend credit and (2) standby letters of credit. Both involve elements of credit and interest rate risk not reflected on the balance sheet. We use the same credit and collateral policies in making these commitments as we do for on-balance sheet instruments.

Commitments to extend credit are legally binding agreements to lend money to a customer as long as there is no violation of any material condition established in the contract. All of our commitments have predetermined interest rates and fixed expiration dates. At December 31, 2002, our commitments to extend credit totaled approximately $7.7 million and all represented the unfunded portion of equity, working capital and general lines of credit. The unfunded portion had the same contractual terms reflected in the original note and security agreement. Approximately 45% of our total commitments had expiration dates of one year or less, while those expiring after one year through five years accounted for approximately 5% of the total. Those expiring after five years approximated 50% of the total. The majority of the commitments expiring after five years represented available balances on equity lines of credit.

At December 31, 2002, our outstanding standby letters of credit totaled $40,000 with expiration dates of one year or less. These letters of credit are assurances to third parties that they will not incur a loss if our customer fails to meet its contractual obligation. Past experience indicates that many of these commitments to extend credit will expire unused. However, as described in "Liquidity Management" below, we believe that we have adequate sources of liquidity to meet these obligations should the need arise. We are not involved in any other off-balance sheet contractual relationships or transactions, which could result in liquidity needs or impact earnings significantly nor do we have unconsolidated related entities.

RESULTS OF OPERATIONS

Overview
Net income for the year ended December 31, 2002 was $37,528, or $0.04 per share, compared to net loss of $187,957, or $0.19 per share, for the year ended December 31, 2001. This was a $225,485, or $0.23 per share, improvement in the net income and earnings per share, respectively, over the prior year. This improvement in our earnings resulted primarily from an increase in the volume of earning assets, an increase in non-interest income, and the absence of the one-time expenses associated with our change in chief executive officers discussed in the next paragraph.

Net loss for the year ended December 31, 2001 was $187,957, or $0.19 per share, compared to net loss of $338,459, or $0.34 per share, in 2000. This was a $150,502, or $0.15 per share, decrease in the net loss and loss per share, respectively, over the prior year. The decrease in our net loss resulted primarily from an increase in the volume of earning assets, the repricing of prior year higher-rate CDs due to maturity, and the continued improvement in non-interest income. Included in our net loss for 2001 was approximately $81,000 (after taxes) in one-time expenses associated with our change in chief executive officers, details of which are discussed in "Non-Interest Expenses" below. Net loss in 2001, excluding these one-time charges, was approximately $107,000.

Net Interest Income

The largest component of our income is net interest income, the difference between the income earned on assets and the interest accrued on deposits and borrowings used to support such assets. Net interest margin is determined by dividing the annual net interest income by average earning assets.

For the year ended December 31, 2002, net interest income was $1.97 million, which represented a 20% increase from $1.64 million earned in the year ended December 31, 2001. The improvement in 2002 was attributable principally to an increase the volume of earning assets, particularly in loans, and a decrease in the rate paid on our interest-bearing liabilities. The increase in the volume of earning assets was offset partially by an increase in the volume of interest-bearing liabilities, as well as a decrease in the yield on our earning assets. Net interest margin for 2002 was 4.06% compared to 4.13% in 2001.

During 2001, net interest income was $1.64 million, which represented a 37% increase from the $1.20 million earned in 2000. The improvement in 2001 principally was attributable to an increase in the volume of earning assets, particularly in loans and investment securities. The impact of the increase in the volume of earning assets was offset partially by an increase in the volume of interest-bearing liabilities. The rate earned and paid on earning assets and interest-bearing liabilities, respectively, both declined and the net impact on net interest income was negligible.

See further details of the changes in and components of net interest income following under the headings: "Interest Income," "Interest Expense," "Average Balances, Yields, and Rates," and "Rate/Volume Analysis."

Interest Income

Interest income totaled $2.97 million in 2002 compared to $3.10 million in 2001, a decrease of 4%. This decrease resulted from the net effect of a decrease in the yield and increased outstanding balances of earning assets. Average earning assets were $48.5 million for 2002, with an average yield of 6.12%. In 2001, average earning assets and average yield were $39.7 million and 7.76%, respectively.

The yield on our loan portfolio during 2002 was 6.32%, down from 8.04% in 2001. This was principally the result of the impact of the lower prime rate in effect for 2002, which decreased 475 basis points over the course of 2001. The prime rate was further lowered 50 basis points in November 2002. Not only did the actual lowering of the prime rate impact both the yield on variable-rate and fixed-rate loans in our loan portfolio, the proportion of variable-rate loans to total loans increased to 72% of total loans at December 31, 2002 as compared to 63% at December 31, 2001. Due to the lower interest-rate risk inherent in variable-rate loans, their yield is on average less than that of fixed-rate loans. The increase in the variable-rate portion of our portfolio is largely market driven as our client base has been attracted to the current low variable rates, generally coupled with their belief that short-term rates are not likely to rise significantly in the near term.

The yield on our investment portfolio during 2002 was 6.09%, down from 7.44% in 2001. This decrease resulted from certain callable investment securities being called in 2001 and reinvested at lower yields that were in effect for the entire year of 2002 and part of the year 2001. Also, the proceeds from sales of investment securities and principal repayments received on mortgage-backed securities were reinvested at lower rates in 2002. See "Non-Interest Income" for further discussion of sales of investment securities.

The increase in the average balance of loans outstanding served to offset the decreases in rate discussed above. The average balance of loans during 2002 was $32.5 million compared to $24.2 million in 2001.

In the year ended December 31, 2001, interest income totaled $3.08 million compared to $2.29 million in 2000, an increase of 34%. This increase was primarily the result of a general increase in earning assets and a reallocation from lower yielding assets to higher yielding loans and investment securities. Average earning assets were $39.7 million for 2001, with an average yield of 7.76%. In 2000, average earning assets and average yield were $27.3 million and 8.38%, respectively. Although the volume of earning assets increased, the significant drop in the prime rate impacted the variable rate portion of our loan portfolio, which comprised approximately 63% of our total loan portfolio at December 31, 2001, as well as new loans originated and investment securities purchased in 2001.

Loan interest income increased 28% to $1.95 million in 2001 from $1.52 million in 2000. Average loans comprised 61% of average earning assets in 2001 and 58.6% in 2000. The average yield on loans was 8.04% in 2001 and 9.49% in 2000, with the decrease resulting from the declining trend in interest rates in 2001 and its effect on the variable portion of our loan portfolio.

Investment interest income totaled $1,089,831 in 2001, a 78% increase from $613,258 in 2000. Investment securities averaged $14.6 million, or 37%, of average earning assets in 2001 compared to $8.8 million, or 32%, in 2000. Average yield on investment securities for 2001 and 2000 was 7.44% and 6.97%, respectively

Interest Expense

Interest expense totaled $1.00 million for 2002 compared to $1.44 million in 2001. This decrease resulted from the effect of a decrease in the rates paid on interest-bearing liabilities, offset partially by increased outstanding balances of interest-bearing liabilities. Average interest-bearing liabilities were $40.7 million for 2002, with an average cost of 2.45%. In 2001, average interest-bearing liabilities and average cost were $32.8 million and 4.40%, respectively.

The average rate paid on interest-bearing deposits was 2.44% in 2002 compared to 4.45% in 2001. This decrease in rate resulted from the general declining rate environment of 2001 whereby certificates of deposit that repriced in 2001 were outstanding for a whole year in 2002 at lower rates. Additionally, the decrease in prime rate in November 2002 also served to lower the rate paid on deposits. The average rate paid on repurchase agreements was 2.35% in 2002 as compared to 4.02% in 2001, again the result of rate decreases in 2001 being effective for the entire year of 2002.

For the year ended December 31, 2001, interest expense was $1.44 million compared to $1.08 million in 2000. Deposit interest expense was $1.29 million in 2001 compared to $1.08 million in 2000. The 19% increase was attributable principally to an average volume increase of $8.3 million in interest-bearing deposits. The increase in interest on deposits due to the volume increase was offset partially by a decrease in the average rate paid on deposits. The average rate paid on interest-bearing deposits was 4.45% in 2001 compared to 5.23% in 2000. This decrease in average rates was the result of the general declining rate environment in 2001 and the repricing of promotional certificates of deposit issued in connection with a marketing campaign shortly after the bank opened for business. Interest expense also increased due to the addition of interest on repurchase agreements that was not present in 2001.

Average Balances, Yields and Rates

The following table presents average earning assets and interest-bearing liabilities, net interest income and margin, and weighted average yields and rates on earning assets and interest-bearing liabilities for the years ended December 31, 2002 and 2001. Yields and rates are derived by dividing annual income or expense by the average balance of the corresponding asset or liability.

                                                    2002                                   2001
                                    -------------------------------------- --------------------------------------
                                       Average        Income/     Yield/      Average        Income/     Yield/
                                       Balance        Expense      Rate       Balance        Expense      Rate
                                    ------------- ------------- ---------- --------------- ------------ ---------
Earning assets:
  Loans                              $32,531,816    $2,055,409    6.32%    $ 24,216,140     $1,948,178     8.04%
  Investment securities               14,385,604       876,674    6.09       14,647,552      1,089,831     7.44
  Federal funds sold                   1,205,776        13,634    1.13          513,225         21,565     4.20
  FHLB and FRB stock                     373,166        22,476    6.02          296,017         18,155     6.13
                                    ------------- ------------- ---------- --------------- ------------ ---------

    Total interest-earning assets     48,496,362     2,968,193    6.12     $ 39,672,934      3,077,729     7.76
                                                  ------------- ----------                 ------------ ---------
Non-earning assets                     6,398,266                              6,744,861
                                    ---------------                        ---------------

    Total assets                     $54,894,628                           $ 46,417,795
                                    ===============                        ===============

Interest-bearing liabilities:
  Deposits:
    Interest checking                $ 3,090,722        30,452    0.99     $  3,608,463         57,729     1.60
    Savings accounts                     518,543         6,578    1.27          330,513          6,249     1.89
    Money market accounts             13,229,891       221,653    1.68       10,733,398        395,698     3.69
    Time deposits                     18,496,714       602,786    3.26       14,344,807        830,964     5.79
  Repurchase agreements                2,977,375        69,929    2.35        3,155,332        126,914     4.02
  FHLB advances                        1,816,884        53,716    2.96                -              -        -
  Federal funds purchased                591,629        12,502    2.35          573,022         21,920     3.83
                                    ------------- ------------- ---------- --------------- ------------ ---------

    Total interest-bearing
      liabilities                     40,721,758       997,616    2.45     $ 32,745,535      1,439,474     4.40
                                                  ------------- ----------                 ------------ ---------
Non-interest-bearing liabilities       5,383,353                              5,021,762
                                    ---------------                        ---------------

    Total liabilities                 $46,105,111                          $ 37,767,297
                                    ===============                        ===============


Net interest income and margin                      $1,970,577    4.06%                    $1,638,255    4.13%
                                                  ============= ==========                 ============ =========

Rate/Volume Analysis

Net interest income can be analyzed in terms of the impact of changing rates and changing volume. The table below shows the effect, which varying levels of earning assets and interest-bearing liabilities and associated yields and rates had on net interest income for 2002 and 2001. Changes in rate/volume were allocated to both in their proportions to the absolute value of each.

                                         2002 compared to 2001                      2001 compared to 2000
                                ----------------------------------------  -----------------------------------------
                                 Net Change                                Net Change
                                 in Interest      Attributable to:         in Interest        Attributable to:
                                   Income/      ------------------------     Income/     --------------------------
                                   Expense        Volume       Rate          Expense        Volume         Rate
                                --------------  ----------  -----------   ------------   ------------  ------------
Earning assets:
  Loans                            $ 107,231     $580,630     $(473,399)     $ 428,286    $  687,579     $(259,293)
  Investment securities             (213,157)     (19,173)     (193,984)       476,573       431,779        44,794
  Federal funds sold                  (7,931)      15,304       (23,235)      (116,266)      (82,102)      (34,164)
  FHLB and FRB stock                   4,321        4,652          (331)           862         1,300          (438)
                                --------------  ----------  ------------- -------------  ------------  ------------

    Total earning assets            (109,536)     581,413      (690,949)       789,455     1,038,556      (249,101)
                                --------------  ----------  ------------- -------------  ------------  ------------

Interest-bearing liabilities:
  Deposits:
    Interest checking                (27,277)      (7,418)      (19,859)      (202,244)      (71,665)     (130,579)
    Savings accounts                     329        2,814        (2,485)         4,795           779         4,016
    Money market accounts           (174,045)      77,028      (251,073)        27,189       140,655      (113,466)
    Time deposits                   (228,178)     198,618      (426,796)       379,208       400,173       (20,965)
  Repurchase agreements              (56,985)      (6,802)      (50,183)       126,914       126,914             -
  FHLB advances                       53,716       53,716             -              -             -             -
  Federal funds purchased             (9,418)         690       (10,108)        20,276        20,827          (551)
                                --------------  ----------  ------------- -------------  ------------  ------------

    Total interest-bearing
      liabilities                   (441,858)     318,646      (760,504)       356,138       617,683      (261,545)
                                --------------  ----------  ------------- -------------  ------------  ------------

Net interest income                $ 332,322     $262,767     $  69,555      $ 433,317    $  420,873     $  12,444
                                ==============  ==========  ============= =============  ============  ============

Provision for Loan Losses

The provision for loan losses is the charge to operating earnings that we believe to be necessary to maintain the allowance for loan losses at an adequate level. The amount charged to the provision is based on a review of past-due loans and delinquency trends, actual losses, classified and criticized loans, loan portfolio growth, concentrations of credit, economic conditions, historical charge-off activity and internal credit risk ratings. Loan charge-offs and recoveries are charged or credited directly to the allowance. The provision for loan losses was $110,093, $117,745 and $116,027 for the years ended December 31, 2002, 2001 and 2000, respectively. See "Balance Sheet Review - Loans and Allowance for Loan Losses."

Non-Interest Income

Non-interest income for the year ended December 31, 2002 was $408,412, an increase of $165,298, or 68%, over the $243,114 reported in 2001. Service charges on deposit accounts in 2002 totaled $130,953 as compared to $78,031 in 2001. The increase in service charge income was primarily the result of continued growth in deposit balances. The second largest component of the increase in non-interest income was a gain of $87,826 from the sale of investment securities. Because the principal purpose of our investment portfolio is liquidity management, and not to derive income from trading activity, we consider this gain a nonrecurring item. Although we may sell securities in the future, currently, we have no plans to do so. Also contributing to the increase in non-interest income was mortgage loan brokerage income of $142,267, which increased by $30,638 in 2002 as compared to $111,629 in 2001. This increase was indicative of the refinancing and purchase money activity associated with the continued declining interest rate environment in 2002.

Non-interest income for the year ended December 31, 2001 was $243,114, an increase of $127,907, or 11%, over the $115,207 reported in 2000. The largest component of the increase was attributable to mortgage loan brokerage income of $111,629 in 2001 as compared to $38,217 in 2000, an increase of $73,412. This increase was the result of refinancing and purchase money activity associated with the declining interest rate environment in 2001. Service charges on deposit accounts were $78,031 in 2001 as compared to $42,786 in 2000, an increase of $35,245. The increase in service charge income was primarily the result of continued growth in deposit balances. The remaining balance of non-interest income was generated from other fees charged, which increased by $15,915 during 2001.

Non-Interest Expense

Non-interest expense for the year ended December 31, 2002 and 2001 was $2,206,868 and $2,046,387, respectively. The increase of $160,481, or 8%, in
2002 consisted principally of increases in salaries and benefits, occupancy, and other operating categories of non-interest expense and a decrease in chief executive officer transition costs.

The largest component of non-interest expense is salaries and benefits. For the year ended December 31, 2002, salaries and benefits amounted to $1,215,446, compared to $1,051,144 in 2001. This increase of $164,302, or 16%, was attributable to the hiring of a senior lending officer in March 2002, the hiring of a retail banking manager in April 2002, increased compensation of our chief executive officer, increased commissions to our mortgage loan originator, normal merit pay increases during the year, and an increase in our medical insurance premium. The compensation increase was slightly offset by the absence of the salary of our chief financial officer for approximately two months. However, that reduction of salary was offset by payments for contracted services for interim accounting staff until a new chief financial officer was hired. Those costs are included in other expenses further discussed below.

Occupancy costs for 2002 totaled $355,956, compared to $318,256 in 2001. This increase of $37,700, or 12%, was attributable to increased costs of maintenance contracts on our banking equipment, increased property taxes, increased depreciation on banking equipment, and increased maintenance and repairs. Other operating expenses increased by $68,182, or 27%, to $320,521 in 2002 from $252,339 in 2001. This increase consisted principally of contracted services for interim accounting staff, a loss recorded on equipment as the result of upgrading certain hardware and software, and increased costs associated with internal auditing.

Non-interest expense totaled $2,046,387 for the year ended December 31, 2001, compared to $1,690,264 in 2000, an increase of $356,123, or 21%. Salaries and benefits totaled $1,051,144 in 2001, compared to $877,292 in 2000. This 20% increase was attributable primarily to a full year of salaries and benefits associated with the opening of two permanent locations in May and June 2000 and the hiring of additional support staff and client service personnel in 2001 to handle the general growth of the bank.

Occupancy furniture and equipment expense increased $56,487, or 22%, to $318,256 in 2001 from $261,769 in 2000. The increase in 2001 was associated with a full year of depreciation, utilities, building maintenance, real estate taxes and other costs incurred to maintain two permanent locations. Data processing expense of $178,302 in 2001 increased 17% from 2000 and consisted primarily of our monthly fee to the bank's data processing service bureau. This category also includes costs associated with maintaining our computer network and those costs increased as they were directly related to the growth of the bank.

On October 1, 2001, we hired Frank W. Wingate as our president and chief executive officer and director. Mr. Wingate replaced James D. Stewart who had served as our president and chief executive officer from our inception in 1999 until his resignation in September 2001. In conjunction with this change, we incurred $122,670 in costs labeled on our Statement of Operations as "Chief Executive Officer Transition Costs." Costs associated with Mr. Stewart's separation agreement totaled $36,290 and costs associated with the hiring of Mr. Wingate totaled $86,380.

BALANCE SHEET REVIEW

At December 31, 2002, assets totaled $63.6 million, an increase of $12.0 million, or 23%, from $51.6 million at December 31, 2001. The increase was comprised principally of an increase in net loans, and to a lesser extent, cash and federal funds sold. Total liabilities increased by $11.9 million, or 28%, to $54.8 million at December 31, 2002 from $42.9 million at December 31, 2001. The increase in liabilities was comprised principally of an increase in deposits, and to a lesser extent, drafts outstanding.

Cash and Cash Equivalents

Cash and cash equivalents are comprised of cash and due from banks and federal funds sold. These are short-term, highly liquid balances that are used to fund operations, including projected funding of loans. These balances totaled $6.4 million at December 31, 2002 as compared to $2.0 million at December 31, 2001. Of this amount, $2.3 million represented the overnight investment of outstanding disbursement checks. The liability for the outstanding checks is included in the balance sheet caption "Drafts Outstanding."

Investment Securities

At December 31, 2002, investment securities totaled $14.0 million and represented 25% of earning assets compared to a total of $15.7 million or 34% of earning assets at December 31, 2001. We invest primarily in U.S. Government agency securities, government-sponsored agency securities, mortgage-backed securities, collateralized mortgage obligations and corporate bonds. The majority of our investment securities are classified as available for sale and are carried at estimated fair value. The remaining investment securities are classified as held to maturity and are carried at amortized cost.

Contractual maturities and yields on our investment securities at December 31, 2001 and 2000 are shown below. Expected maturities may differ from contractual maturities because issuers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                                     After One                After Five
                               Within                but Within               but Within                After
Security Type                 One Year     Yield     Five Years     Yield     Ten Years      Yield     Ten Years     Yield
--------------------------  -----------  ---------  ------------  ---------  ------------  ---------  -----------  ---------
December 31, 2002:
Federal agency                $        -       -%   $    199,001    4.20%   $   717,456      7.20%     $       -         -%
Mortgage-backed                1,578,794    5.05       3,401,071    5.02      1,888,681      4.80       1,838,147     5.27
Collateralized mortgage
  obligations                  1,009,323    8.89         134,048    9.51              -         -               -        -
Corporate                              -       -       2,294,724    6.92              -         -               -        -
Trust preferred                        -       -               -       -              -         -         500,000     9.00
                            -------------         ---------------         --------------            -------------
  Total                       $2,588,117            $  6,028,844            $ 2,606,137                $2,338,147
                            =============         ===============         ==============            =============


December 31, 2001:
Federal agency                $        -       -%   $  6,001,270    4.56%   $   713,387      7.20%     $        -        -%
Mortgage-backed                        -       -       2,525,618    6.97              -         -         498,753     6.06
Collateralized mortgage
  obligations                    491,635    5.56       1,863,957    7.16              -         -               -         -
Corporate                              -       -       2,794,634    6.79        425,600      7.00               -         -
                            -------------         ---------------         --------------            -------------
  Total                       $  491,635            $ 13,185,479            $ 1,138,987                $  498,753
                            =============         ===============         ==============            =============

The Bank, as a member institution, is required to own certain stock investments in the Federal Home Loan Bank of Atlanta ("FHLB") and the Federal Reserve Bank ("FRB"). No ready market exists for these stocks and they have no quoted market values. However, redemptions of these stocks historically have been at par value, therefore they are carried at cost. These stocks generally are pledged against any borrowings from these institutions. These investments are shown on the balance sheet in separate captions.

Loans and Allowance for Loan Losses

Outstanding loans represent the largest component of earning assets. At December 31, 2002, outstanding loans totaled $38.5 million, an increase of $9.6 million, or 33%, over the $28.9 million reported at December 31, 2001. Outstanding loans represented 68% and 63% of total earning assets, at December 31, 2002 and 2001, respectively. The following table summarizes the composition of the loan portfolio at December 31, 2002 and 2001.

                                                              2002                               2001
                                                ---------------------------------  ---------------------------------
                                                     Amount           Percent           Amount           Percent
                                                -----------------  --------------  -----------------  --------------

Commercial                                          $ 6,462,271          16.8%       $ 7,545,371           26.0%
Real estate - construction                            1,781,866           4.6          3,110,670           10.7
Real estate - mortgage                               24,760,074          64.4         16,357,204           56.5
Consumer                                              5,474,605          14.2          1,959,154            6.8
                                                -----------------  --------------  -----------------  --------------

  Total loans                                        38,478,816         100.0%        28,972,399          100.0%
                                                                   ==============                     ==============
Allowance for loan losses                              (492,000)                        (405,000)
Deferred loan costs, net                                (49,279)                         (25,236)
                                                -----------------                  -----------------

  Net loans                                         $37,937,537                      $28,542,163
                                                =================                  =================

There are risks inherent in making loans, including risks with respect to the period of time over which loans may be repaid, risks resulting from changes in economic and industry conditions, risks inherent in dealing with individual borrowers, and, in the case of a collateralized loan, risks resulting from uncertainties about the future value of the collateral. To address these risks, we have developed policies and procedures to evaluate the overall quality of our credit portfolio and the timely identification of potential problem loans.

We maintain an allowance for loan losses, which we establish through charges in the form of a provision for loan losses. We charge loan losses and credit recoveries directly to this allowance. We attempt to maintain the allowance at a level that will be adequate to provide for potential losses in our loan portfolio. To maintain the allowance at an adequate level, we periodically make additions to the allowance by charging an expense to the provision for loan losses on our statement of operations. We evaluate the allowance for loan losses on an overall portfolio basis. We consider a number of factors in determining the level of this allowance, including our total amount of outstanding loans, our amount of past due loans, our historic loan loss experience, general economic conditions and our assessment of potential losses, classified and criticized loans, concentrations of credit and internal credit risk ratings. In calculating our required allowance we grade our loan portfolio. All "pass" loans are risk rated on a scale from one to four, and weightings are applied to each risk rating. Additionally, our watch list is incorporated and loans criticized and classified are weighted accordingly. Our evaluation is inherently subjective as it requires estimates that are susceptible to significant change. Our losses will undoubtedly vary from our estimates, and there is a possibility that charge-offs in future periods will exceed the allowance for loan losses as estimated at any point in time. Further, the allowance for loan losses is subject to periodic evaluation by various regulatory authorities and may be subject to adjustment upon their examination.

Nonperforming assets consist of non-accrual loans, other real estate owned, and repossessed collateral. Generally, loans are placed on non-accrual status when they become 90 days past due, or when management believes that the borrower's financial condition is such that collection of the loan is doubtful. Interest stops accruing when a loan is placed on non-accrual status. Payments of interest on these loans are recognized when received. There were neither any non-performing loans nor loans delinquent more than 90 days at December 31, 2002 and 2001.

Below is an analysis of the allowance for loan losses for the years ended December 31, 2002 and 2001.

                                                                       2002           2001
                                                                   -------------   ------------
Allowance for loan losses, beginning of year                         $ 405,000      $ 292,277
Provision for loan losses                                              110,093        117,745
Charge-offs - consumer loans                                           (23,093)        (5,022)
                                                                   -------------   ------------

Allowance for loan losses, end of year                               $ 492,000      $ 405,000
                                                                   =============   ============
Allowance for loan losses to loans outstanding                            1.28%          1.40%
                                                                   =============   ============
Net charge-offs to average loans                                          0.07%          0.02%
                                                                   =============   ============

The following table allocates the allowance for loan losses by loan category at December 31, 2002 and 2001. The allocation of the allowance to each category is not necessarily indicative of future losses and does not restrict the use of the allowance to absorb losses in any category.

                                                            2002                            2001
                                                -----------------------------   -----------------------------
                                                                Percent of                      Percent of
                                                                 Loans in                        Loans in
                                                               Category to                     Category to
                                                  Amount        Total Loans       Amount       Total Loans
                                                ------------  ---------------   ------------  ---------------

Commercial                                       $  100,000         16.8%       $ 85,000          26.0%
Real estate - construction                           85,000          4.6          70,000          10.7
Real estate - mortgage                              200,000         64.4         165,000          56.5
Consumer                                            107,000         14.2          85,000           6.8
                                                ------------  ---------------   ------------  ---------------

  Total allowance for loan losses                $  492,000        100.0%       $405,000         100.0%
                                                ============  ===============   ============  ===============

The following table summarizes loan maturities, by type, at December 31, 2002 and 2001. The information in the table is based on the contractual maturities of individual loans, including loans which may be subject to renewal at their contractual maturity. Renewals of such loans are subject to review and credit approval, as well as modification of terms upon their maturity. Actual repayments of loans may differ from maturities reflected below depending on prime rate movement and because borrowers have the right to prepay obligations with or without prepayment penalties.

                                                              After One
                                              One Year        but Within          After
                                              or Less         Five Years        Five Years         Total
                                           ---------------  ---------------   ---------------  ---------------

December 31, 2002:
Commercial                                     $3,564,635      $ 2,897,636        $        -      $ 6,462,271
Real estate - construction                      1,781,866                -                 -        1,781,866
Real estate - mortgage                          2,606,861       18,865,786         3,287,427       24,760,074
Consumer                                          576,254        1,152,904         3,745,447        5,474,605
                                           ---------------  ---------------   ---------------  ---------------

  Total loans                                  $8,529,616      $22,916,326        $7,032,874      $38,478,816
                                           ===============  ===============   ===============  ===============
Loans maturing after one year with:
  Fixed interest rates                                                                            $ 9,284,252
                                                                                               ===============
  Floating interest rates                                                                         $20,664,948
                                                                                               ===============

December 31, 2001:
Commercial                                     $3,444,513       $3,890,655         $ 210,203      $ 7,545,371
Real estate - construction                      1,851,570        1,259,100                 -        3,110,670
Real estate - mortgage                          2,100,041       10,908,382         3,348,781       16,357,204
Consumer                                          511,017        1,137,797           310,340        1,959,154
                                           ---------------  ---------------   ---------------  ---------------
  Total loans                                  $7,907,141      $17,195,934        $3,869,324      $28,972,399
                                           ===============  ===============   ===============  ===============
Loans maturing after one year with:
  Fixed interest rates                                                                            $ 9,230,653
                                                                                               ===============
  Floating interest rates                                                                         $11,834,605
                                                                                               ===============

Deposits

Deposits are our primary source of funds for loans and investments. Total deposits were $47.5 million at December 31, 2002, an increase of $9.9 million, or 26%, over the $37.6 million reported at December 31, 2001. We consider demand deposits and time deposits of less than $100,000 to be core deposits. We believe that core deposits provide a relatively stable funding source for our lending and investing activities. Our core deposits totaled $36.8 million, or 77% of total deposits, at December 31, 2002 compared to $28.5 million, or 76.0% of total deposits, at December 31, 2001.

Time deposit balances over $100,000 tend to be extremely sensitive to interest rate levels, making these deposits less reliable sources of funding for liquidity planning purposes than core deposits. Accordingly, we have elected to concentrate on core deposits. Currently, we have no brokered deposits. The following is a table of deposits by category at December 31, 2002 and 2001.

                                                             2002                            2001
                                                 ------------------------------  ------------------------------
                                                                     Percent                         Percent
                                                     Amount          of Total        Amount          of Total
                                                 ---------------   ------------  ---------------   ------------
Non-interest bearing                               $  4,877,681       10.3%         $ 6,388,120        17.0%
Interest bearing checking                             3,332,544        7.0            3,367,344         9.0
Money market                                         17,279,741       36.4           10,847,650        28.9
Savings                                                 564,582        1.2              452,123         1.2
Time deposits less than $100,000                     10,707,188       22.5            7,442,601        19.8
Time deposits of $100,000 or more                    10,760,269       22.6            9,065,760        24.1
                                                 ---------------   ------------  ---------------   ------------
Total deposits                                      $47,522,005      100.0%         $37,563,598       100.0%
                                                 ===============   ============  ===============   ============

The maturity distribution of our time deposits of $100,000 or more at December 31, 2002 is shown in the following table.

Three months or less                                            $1,378,551
Over three through six months                                    2,294,473
Over six through twelve months                                   5,723,020
Over twelve months                                               1,364,225
                                                            ---------------
  Total                                                        $10,760,269
                                                            ===============

Other Borrowings

We maintain federal funds lines of credit with correspondent banks to meet short-term liquidity needs. As a member of the FHLB, we have access to borrowings through various FHLB programs. At December 31, 2002 and 2001, there were no short-term borrowings outstanding. At December 31, 2002, there were $4.7 million of FHLB advances outstanding at fixed rates of 2.03% - 3.78% (with a weighted average rate of 2.98%) having maturities ranging from approximately 3 months to 4 years. There were no FHLB advances outstanding at December 31, 2001. See "Liquidity and Capital Resources" for additional details of our borrowing arrangements. From time to time we also borrow funds by selling securities under agreements to repurchase. At December 31, 2002, there were no outstanding repurchase agreements and at December 31, 2001 a repurchase agreement in the amount of $4,854,000 was outstanding at a rate of 2.50%. See Notes to Consolidated Financial Statements for more details about outstanding balances and rates on repurchase agreements outstanding during the years ended December 31, 2002 and 2001.

LIQUIDITY AND CAPITAL RESOURCES

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

At December 31, 2002, our liquid assets, consisting of cash and due from banks and federal funds sold, net of drafts outstanding totaled $4.1 million. Investment securities that have not been pledged as security for deposits and other borrowings, classified as available for sale, provide a secondary source of liquidity because they can be converted to cash in a timely manner. These non-pledged securities had a market value of $3.9 million at December 31, 2002. Our ability to raise additional deposits and to borrow funds also serves additional liquidity sources. Our regulatory capital ratios are at levels that support continued leveraging through continued expansion of our deposit base and additional borrowings. We maintain federal funds lines of credit totaling $5.8 million with correspondent banks. Advances under these agreements are unsecured and are limited to terms ranging from one to seven days. These banks have reserved the right to withdraw these lines at their option. We have an approved credit limit of approximately $12.4 million with the FHLB, with $7.7 million unused at December 31, 2002. Further advances from the FHLB are limited to available collateral acceptable to the FHLB which at December 31, 2002, consisted of non-pledged investment securities and FHLB stock.

We plan to meet our future cash needs through maturities of loans, maturities and cash flows from investment securities, expansion of our deposit base, and other borrowings.

At December 31, 2002, unfunded commitments to extend credit were approximately $7.7 million and outstanding letters of credit were $40,000. No material capital expenditures are planned in 2003.

The Federal Reserve Board and bank regulatory agencies require bank holding companies and financial institutions to maintain capital at adequate levels based on a percentage of assets and off-balance sheet exposures, adjusted for risk weights ranging from 0% to 100%. The Federal Reserve guidelines also contain an exemption from the capital requirements for bank holding companies with less than $150 million in consolidated assets. Because New Commerce BanCorp has less than $150 million in assets, it currently is not subject to these guidelines. However, New Commerce Bank falls under these rules as set by bank regulatory agencies.

Under the capital adequacy guidelines, capital is classified into two tiers. Tier 1 capital consists of common shareholders' equity, excluding the unrealized gain or loss on securities available for sale, minus certain intangible assets. Tier 2 capital consists of the general reserve for loan losses subject to certain limitations.

The qualifying capital base for purposes of the risk-based capital ratio consists of the sum of its Tier 1 and Tier 2 capital. The bank is also required to maintain capital at a minimum level based on total average assets, which is known as the Tier 1 leverage ratio.

The bank exceeded the minimum capital requirements set by the regulatory agencies at December 31, 2002 and 2001. The following is a table that reflects the leverage and risk-based regulatory capital ratios of the bank at December 31, 2002 and 2001.

                                                          2002                           2001
                                               ---------------------------   -----------------------------
                                                 Actual        Minimum         Actual          Minimum
                                               -----------   -------------   ------------   --------------
Total capital (to risk-weighted assets)           15.5%          8.0%           18.5%           8.0%
Tier 1 capital (to risk-weighted assets)          14.5           4.0            17.5            4.0
Tier 1 capital (to average assets)                11.9           4.0            14.7            4.0

INTEREST RATE SENSITIVITY

Interest rate sensitivity is defined as the exposure to variability in net interest income resulting from changes in market-based interest rates. Asset/liability management is the process by which we monitor and control the mix, maturities and interest sensitivity of our assets and liabilities. Asset/liability management seeks to ensure adequate liquidity and capital while maintaining an appropriate balance between interest-sensitive assets and liabilities to minimize potentially adverse impacts on earnings from changes in market interest rates. Interest rate sensitivity can be managed by repricing assets or liabilities, selling securities available-for-sale, replacing an asset or liability at maturity, or adjusting the interest rate during the life of an asset or liability. We believe that interest rate risk management becomes increasingly important in an interest rate environment and economy such as the one that we are currently experiencing.

As a part of our measurement of interest rate sensitivity, we use a "gap" analysis, which is the positive or negative dollar difference between assets and liabilities that are subject to interest rate repricing within a given time period. However, since interest rates and yields on various interest sensitive assets and liabilities do not all adjust in the same degree when there is a change in prevailing interest rates (such as prime rate), the traditional gap analysis is only a general indicator of rate sensitivity and net interest income volatility. Also, net interest income may be impacted by other significant factors in a given interest rate environment, including changes in the volume and mix of earning assets and interest-bearing liabilities. Therefore, we also contract with a third-party to assist in the preparation of a rate sensitivity model which applies rate sensitivity measures to assets and liabilities that will reprice within one year at assumed upward and downward shifts in prime rate. From our latest analysis, we have estimated that net interest income over a one-year timeframe generally would decrease with a decrease in prime rate and increase with an increase in prime rate. The estimates, using a 100 basis point shift in prime rate downward and upward, shows an effect on net interest income of approximately minus $100,000 and plus $100,000, respectively. These numbers are to be taken as general indications only, in that they were derived from a methodology that utilizes numerous assumptions about sensitivities of various assets and liabilities to changes in interest rates. These estimates are used as a guide by management, recognizing that model risk is always present whenever assumptions of the future must be made. Actual results may differ from the estimates should there be changes in interest rates.

The following table presents our gap analysis as of December 31, 2002 and 2001. The difference between rate-sensitive assets and rate sensitive liabilities is shown below as the "period interest-sensitive gap."

                                          Within        After Three       After One         After
                                          Three          but Within       but Within        Five
                                          Months       Twelve Months      Five Years        Years          Total
                                      --------------- ----------------- --------------- -------------- ---------------
December 31, 2002:
Earning assets:
  Loans, gross                          $27,832,860     $     811,480     $ 8,728,319    $ 1,106,157     $38,478,816
  Investment securities                     570,621         2,017,496       6,746,300      4,226,828      13,561,245
  Federal funds sold                      3,342,348                 -               -              -       3,342,348
  FHLB and FRB stock                        487,250                 -               -              -         487,250
                                      --------------- ----------------- --------------- -------------- ---------------
    Total earning assets                 32,233,079         2,828,976      15,474,619      5,332,985      55,869,659
                                      --------------- ----------------- --------------- -------------- ---------------
Interest-bearing liabilities:
  Deposits:
    Interest checking                     3,332,544                 -               -              -       3,332,544
    Savings accounts                        564,582                 -               -              -         564,582
    Money market accounts                17,279,741                 -               -              -      17,279,741
    Time deposits                         5,046,779        14,707,431       1,713,247              -      21,467,457
  FHLB advances                             325,000           650,000       3,750,000              -       4,725,000
                                      --------------- ----------------- --------------- -------------- ---------------
    Total interest-bearing liabilities   26,548,646        15,357,431       5,463,247              -      47,369,324
                                      --------------- ----------------- --------------- -------------- ---------------
Period interest-sensitive gap           $ 5,684,433     $ (12,528,455)    $10,011,372    $ 5,332,985     $ 8,500,335
                                      =============== ================= =============== ============== ===============
Cumulative interest-sensitive gap       $ 5,684,433     $  (6,844,022)    $ 3,167,350    $ 8,500,335
                                      =============== ================= =============== ==============
Ratio of cumulative interest-
  sensitive gap to earning assets              10.2%            (12.2)%           5.7%         15.2%
                                      =============== ================= =============== ==============
December 31, 2001:
Earning assets:
  Loans, gross                          $18,095,103     $   1,575,979     $ 7,878,556    $ 1,422,761     $28,972,399
  Investment securities                   5,000,000                 -       3,987,137      6,327,717      15,314,854
  Federal funds sold                      1,026,449                 -               -              -       1,026,449
  FHLB and FRB stock                        302,650                 -               -              -         302,650
                                      --------------- ----------------- --------------- -------------- ---------------
    Total earning assets                 24,424,202         1,575,979      11,865,693      7,750,478      45,616,352
                                      --------------- ----------------- --------------- -------------- ---------------
Interest-bearing liabilities:
  Interest checking                       3,367,344                 -               -              -       3,367,344
  Savings accounts                          452,123                 -               -              -         452,123
  Money market accounts                  10,847,650                 -               -              -      10,847,650
  Time deposits                           4,009,907        11,739,841         758,613              -      16,508,361
  Repurchase agreements                   4,854,000                 -               -              -       4,854,000
                                      --------------- ----------------- --------------- -------------- ---------------
    Total interest-bearing liabilities   23,531,024        11,739,841         758,613              -      36,029,478
                                      --------------- ----------------- --------------- -------------- ---------------
Period interest-sensitive gap           $   893,178     $ (10,163,862)    $11,107,080    $ 7,750,478     $ 9,586,874
                                      =============== ================= =============== ============== ===============
Cumulative interest-sensitive gap       $   893,178     $  (9,270,684)    $ 1,836,396    $ 9,586,874
                                      =============== ================= =============== ==============
Ratio of cumulative interest-
  sensitive gap to earning assets               2.0%            (20.3)%           4.0%          21.0%
                                      =============== ================= =============== ==============

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

RECENTLY ISSUED ACCOUNTING STANDARDS

Accounting standards and pronouncements of a recent nature are discussed in Notes to Consolidated Financial Statements, Note 1 - Summary of Significant Accounting Policies. Other accounting standards that have been issued or proposed by authoritative standards-setting bodies that do not require adoption until a future date are not expected to have a material impact on the consolidated financial statements upon adoption.

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS



Board of Directors
New Commerce BanCorp and Subsidiary
Greenville, South Carolina


We have audited the accompanying consolidated balance sheets of New Commerce BanCorp and Subsidiary (the "Company") as of December 31, 2002 and 2001 and the related consolidated statements of operations, shareholders' equity and comprehensive income, and cash flows for each of the years in the three year period ended December 31, 2002. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of New Commerce BanCorp and Subsidiary at December 31, 2002 and 2001 and the results of their operations and cash flows for each of the years in the three year period ended December 31, 2002, in conformity with accounting principles generally accepted in the United States of America.



/s/ Elliott Davis LLC

Greenville, South Carolina
January 17, 2003


                       NEW COMMERCE BANCORP AND SUBSIDIARY

                           Consolidated Balance Sheets

                           December 31, 2002 and 2001

                                                                                            2002                 2001
                                                                                      -----------------    -----------------
Assets:
Cash and due from banks                                                                  $  3,017,238         $    997,887
Federal funds sold                                                                          3,342,348            1,026,449
Investment securities, available for sale                                                  12,736,310           14,969,033
Investment securities, held to maturity (fair value of $1,371,222 in
  2002 and $739,848 in 2001)                                                                1,286,650              720,512
Federal Reserve Bank stock                                                                    237,250              237,250
Federal Home Loan Bank stock                                                                  250,000               65,400
Loans, net                                                                                 37,937,537           28,542,163
Property and equipment, net                                                                 4,232,820            4,367,879
Accrued interest receivable                                                                   251,725              302,131
Other assets                                                                                  341,221              401,853
                                                                                      -----------------    -----------------
        Total assets                                                                     $ 63,633,099         $ 51,630,557
                                                                                      =================    =================

Liabilities and Shareholders' Equity:
  Liabilities:
     Deposits                                                                            $ 47,522,005         $ 37,563,598
     Advances from Federal Home Loan Bank                                                   4,725,000                    -
     Securities sold under agreements to repurchase                                                 -            4,854,000
     Drafts outstanding                                                                     2,289,560              151,487
     Other liabilities                                                                        257,429              303,280
                                                                                      -----------------    -----------------
        Total liabilities                                                                  54,793,994           42,872,365
                                                                                      -----------------    -----------------

Shareholders' Equity:
     Preferred stock, $.01 par value, 10,000,000 shares
        authorized, no shares issued                                                                -                    -
     Common stock, $.01 par value, 10,000,000 shares
        authorized, 1,000,000 issued and outstanding                                           10,000               10,000
     Additional paid-in capital                                                             9,741,658            9,741,658
     Retained deficit                                                                      (1,203,432)          (1,240,960)
     Accumulated other comprehensive income                                                   290,879              247,494
                                                                                      -----------------    -----------------
        Total shareholders' equity                                                          8,839,105            8,758,192
                                                                                      -----------------    -----------------
        Total liabilities and shareholders' equity                                       $ 63,633,099         $ 51,630,557
                                                                                      =================    =================


          See accompanying notes to consolidated financial statements.

                       NEW COMMERCE BANCORP AND SUBSIDIARY

                      Consolidated Statements of Operations

                  Years Ended December 31, 2002, 2001 and 2000

                                                                         2002                2001               2000
                                                                    ----------------    ---------------    ----------------
Interest Income:
     Interest and fees on loans                                         $2,055,409         $1,948,178          $1,519,892
     Investment securities                                                 899,150          1,107,986             630,551
     Federal funds sold                                                     13,634             21,565             137,831
                                                                    ----------------    ---------------    ----------------
        Total interest income                                            2,968,193          3,077,729           2,288,274
                                                                    ----------------    ---------------    ----------------

Interest Expense:
     Deposits                                                              861,469          1,290,640           1,081,692
     Securities sold under agreements to repurchase                         69,929            126,914                   -
     Advances from Federal Home Loan Bank                                   53,716                  -                   -
     Federal funds purchased                                                12,502             21,920               1,644
                                                                    ----------------    ---------------    ----------------
        Total interest expense                                             997,616          1,439,474           1,083,336
                                                                    ----------------    ---------------    ----------------

Net Interest Income                                                      1,970,577          1,638,255           1,204,938

Provision for Loan Losses                                                  110,093            117,745             116,027
                                                                    ----------------    ---------------    ----------------

Net Interest Income After Provision for Loan Losses                      1,860,484          1,520,510           1,088,911
                                                                    ----------------    ---------------    ----------------

Non-Interest Income:
     Service fees on deposit accounts                                      130,953             78,031             42,786
     Mortgage brokerage income                                             142,267            111,629             38,217
     Gain (loss) on sale of investment securities                           87,826                  -             (3,335)
     Other                                                                  47,366             53,454             37,539
                                                                    ----------------    ---------------    ----------------
        Total non-interest income                                          408,412            243,114            115,207
                                                                    ----------------    ---------------    ----------------

Non-Interest Expense:
     Salaries and benefits                                               1,215,446          1,051,144             877,292
     Occupancy, furniture and equipment                                    355,956            318,256             261,769
     Data processing                                                       184,876            178,302             152,191
     Marketing                                                              36,049             42,999              86,470
     Printing, supplies and postage                                         94,020             80,677              78,153
     Other operating                                                       320,521            252,339             234,389
     Chief Executive Officer transition costs                                    -            122,670                   -
                                                                    ----------------    ---------------    ----------------
        Total non-interest expense                                       2,206,868          2,046,387           1,690,264
                                                                    ----------------    ---------------    ----------------

Income (Loss) Before Income Taxes                                           62,028           (282,763)           (486,146)

Income Tax Provision (Benefit)                                              24,500            (94,806)           (147,687)
                                                                    ----------------    ---------------    ----------------

Net Income (Loss)                                                       $   37,528         $ (187,957)         $ (338,459)
                                                                    ================    ===============    ================

Basic and Diluted Earnings (Loss) per Share                             $     0.04         $    (0.19)         $    (0.34)
                                                                    ================    ===============    ================

Weighted Average Shares Outstanding - Basic                              1,000,000          1,000,000           1,000,000
                                                                    ================    ===============    ================

Weighted Average Shares Outstanding - Diluted                            1,014,473          1,000,000           1,000,000
                                                                    ================    ===============    ================

See accompanying notes to consolidated financial statements.

                       NEW COMMERCE BANCORP AND SUBSIDIARY

    Consolidated Statements of Shareholders' Equity and Comprehensive Income
                  Years Ended December 31, 2002, 2001 and 2000
                                                                                                       Accumulated        Total
                                                Common Stock          Additional                       Other Com-         Share-
                                          -------------------------    Paid-In         Retained        prehensive        holders
                                             Shares       Amount       Capital         Deficit        Income (Loss)       Equity
                                          -------------  ----------  -------------  ---------------  ----------------  -------------
Balance, December 31, 1999                  1,000,000     $10,000     $9,741,658      $  (714,544)       $  (25,015)    $9,012,099
                                                                                                     ----------------  -------------
Net loss                                            -           -              -         (338,459)                -       (338,459)
    Other comprehensive income,
       net of tax:
       Unrealized gains on securities
          available for sale, net of tax
          effect of $68,423                         -           -              -                -           131,974              -
       Reclassification of net gain on
          securities available for sale
          included in net income, net of
          tax effect of $1,141                      -           -              -                -             2,201              -
                                                                                                     ----------------

          Other comprehensive income                                                                        134,175        134,175
                                                                                                     ----------------  -------------

    Comprehensive loss                              -           -              -                -                 -       (204,284)
                                          -------------  ----------  -------------  ---------------  ----------------  -------------

Balance, December 31, 2000                  1,000,000      10,000      9,741,658       (1,053,003)          109,160      8,807,815
                                                                                                                       -------------
    Net loss                                        -           -              -         (187,957)                -       (187,957)
    Other comprehensive income,
       net of tax:
       Unrealized gains on securities
          available for sale, net of tax
          effect of $55,940                         -           -              -                -          138,334         138,334
                                                                                                                       -------------

    Comprehensive loss                              -           -              -                -                -         (49,623)
                                          -------------  ----------  -------------  ---------------  ----------------  -------------

Balance, December 31, 2001                  1,000,000      10,000      9,741,658       (1,240,960)          247,494      8,758,192
                                                                                                     ----------------  -------------

    Net income                                      -           -              -           37,528                 -         37,528
    Other comprehensive income,
       net of tax:
       Unrealized gains on securities
          available for sale, net of tax
          effect of $76,135                         -           -              -                -            98,715              -
       Reclassification of net gain on
          securities available for sale
          included in net income, net of
          tax effect of $32,496                     -           -              -                -           (55,330)             -
                                                                                                     ----------------

          Other comprehensive income                                                                         43,385         43,385
                                                                                                     ----------------  -------------

    Comprehensive income                            -           -              -                -                 -         80,913
                                          -------------  ----------  -------------  ---------------  ----------------  -------------

Balance, December 31, 2002                  1,000,000     $10,000     $9,741,658      $(1,203,432)         $  290,879     $8,839,105
                                          =============  ==========  =============  ===============  ================  =============

          See accompanying notes to consolidated financial statements.

                       NEW COMMERCE BANCORP AND SUBSIDIARY

                      Consolidated Statements of Cash Flows
                  Years Ended December 31, 2002, 2001 and 2000

                                                                          2002               2001               2000
                                                                    -----------------   ----------------   ----------------
Operating Activities:
    Net income (loss)                                                   $    37,528        $  (187,957)       $  (338,459)
    Adjustments to reconcile net income (loss) to net cash
      provided by (used for) operating activities:
      Provision for loan losses                                             110,093            117,745            116,027
      Deferred income tax provision (benefit)                                22,800            (94,806)          (147,687)
      Depreciation                                                          162,918            156,935            111,369
      Net (accretion) amortization of (discounts) and premiums on
         investment securities                                              (39,613)           (65,395)           (18,357)
      (Gain) loss on sale of investment securities                          (87,826)                 -              3,335
      Loss on disposal of property and equipment                             22,269                  -              2,310
      Decrease (increase)in other assets                                     44,600             18,285           (219,839)
      (Decrease) increase in other liabilities                              (45,851)           100,635             58,097
                                                                    -----------------   ----------------   ----------------
         Net cash provided by (used for) operating activities               226,918             45,442           (433,204)
                                                                    -----------------   ----------------   ----------------

Investing Activities:
    Increase in loans, net                                               (9,505,467)        (9,467,069)        (6,453,783)
    Purchase of investment securities available for sale                 (7,842,977)       (13,742,199)       (10,217,093)
    Purchase of investment securities held to maturity                     (698,688)                 -                  -
    Purchase of Federal Home Loan Bank stock                               (184,600)           (27,200)                 -
    Proceeds from principal payments on investment securities
       available for sale                                                 2,674,051          2,428,807            252,532
    Proceeds from principal payments on investment securities held
       to maturity                                                          140,989            118,325            126,168
    Proceeds from sale or call of investment securities available
      for sale                                                            7,607,672          9,400,000            422,224
    Purchase of property and equipment                                      (50,128)           (51,462)        (2,001,915)
                                                                    -----------------   ----------------   ----------------
         Net cash used for investing activities                          (7,859,148)       (11,340,798)       (17,871,867)
                                                                    -----------------   ----------------   ----------------

Financing Activities:
    Increase in deposits, net                                             9,958,407          6,754,098         12,515,725
    Advances from Federal Home Loan Bank                                  5,000,000                  -                  -
    Repayment of advances from Federal Home Loan Bank                      (275,000)                 -                  -
    Net (decrease) increase in securities sold under agreements to
       repurchase                                                        (4,854,000)         4,854,000                  -
    Increase (decrease) in drafts outstanding                             2,138,073           (206,771)           261,338
    Net increase (decrease) in federal funds purchased                            -           (100,000)           100,000
                                                                    -----------------   ----------------   ----------------
         Net cash provided by financing activities                       11,967,480         11,301,327         12,877,063
                                                                    -----------------   ----------------   ----------------
Net Increase (Decrease) in Cash and Cash Equivalents                      4,335,250              5,971         (5,428,008)

Cash and Cash Equivalents, Beginning of Year                              2,024,336          2,018,365          7,446,373
                                                                    -----------------   ----------------   ----------------
Cash and Cash Equivalents, End of Year                                  $ 6,359,586        $ 2,024,336        $ 2,018,365
                                                                    =================   ================   ================

Supplemental Disclosures of Cash Flow Information:
    Cash Paid For:
      Interest                                                       $      993,542        $ 1,396,589        $ 1,029,967
                                                                    =================   ================   ================
      Income Taxes                                                  $             -     $            -        $         -
                                                                    =================   ================   ================

          See accompanying notes to consolidated financial statements.

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Organization - New Commerce BanCorp (the "Holding Company"), is incorporated under the laws of the State of South Carolina for the purpose of operating as a bank holding company for New Commerce Bank (the "Bank"). The Bank provides full commercial banking services to customers and is subject to regulation of the Office of the Comptroller of the Currency and the Federal Deposit Insurance Corporation. The Holding Company is subject to the regulation of the Federal Reserve Board.

Basis of Presentation - The consolidated financial statements include the accounts of the Holding Company and its wholly-owned subsidiary, the Bank (collectively referred to as the "Company"). All significant intercompany balances and transactions have been eliminated. The accounting and reporting policies conform to accounting principles generally accepted in the United States of America and to general practices in the banking industry. The Company uses the accrual basis of accounting.

Use of Estimates - The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities as of the date of the financial statements and the reported amount of income and expenses during the reporting periods. Actual results could differ from those estimates.

Nature of Operations and Concentrations of Credit Risk - The Company's principal business activities are conducted through the Bank, which is engaged in the business of accepting demand and time deposits and providing loans to individuals and businesses. The Company's business is limited primarily to Greenville and adjacent counties in the northwestern area of South Carolina. The Company has a diversified loan portfolio and the borrowers' ability to repay their loans is not dependent upon any specific economic sector.

Disclosure Regarding Segments - The Company reports as one operating segment, as the chief operating decision-maker reviews the results of operations of the Company as a single enterprise.

Cash and Cash Equivalents - For purposes of reporting cash flows, cash and cash equivalents include cash on hand, amounts due from banks, short-term interest bearing deposits and federal funds sold. Cash and cash equivalents have an original maturity of three months or less.

Investment Securities - Investments in debt and equity securities are classified into three categories:

     Available for Sale Securities: These are debt and equity securities which
     -----------------------------
     are not classified as either held to maturity or as trading securities. These securities are reported at fair market value. Unrealized gains and losses are reported, net of income taxes, as a separate component of shareholders' equity, net of income taxes.

     Held to Maturity Securities: These are debt securities which the Company
     ---------------------------
     has the intent and ability to hold until maturity. These securities are stated at cost, adjusted for amortization of premiums and the accretion of discounts.

     Trading Securities: These are debt and equity securities which are bought
     ------------------
     and held principally for the purpose of selling in the near term. Trading securities are reported at fair market value, and related unrealized gains and losses are recognized in the income statement. The Company has no trading securities.

  Gains or losses on dispositions of investment securities are determined on a trade date basis and are based on the differences between the net proceeds and the adjusted carrying amount of the securities sold, using the specific identification method. Premiums and discounts are amortized or accreted into interest income by a method that approximates a level yield.

  The Bank, as a member institution, is required to own certain stock investments in the Federal Home Loan Bank ("FHLB") and the Federal Reserve Bank ("FRB"). No ready market exists for these stocks and they have no quoted market values. However, redemptions of these stocks historically have been at par value, therefore they are carried at cost. These stocks generally are pledged against any borrowings from these institutions.

Loans, Interest, and Fee Income on Loans - Loans are stated at the principal balance outstanding and reduced by the allowance for loan losses and net deferred loan origination fees. Loan origination fees and certain direct loan origination costs are deferred and the net amount is accreted as an adjustment of the related loan's yield over the contractual life of the loan. Interest income is recognized over the term of the loan based on the contractual interest rate and the principal balance outstanding.

Loans generally are placed on non-accrual status when principal or interest becomes ninety days past due, or when payment in full is not anticipated. Interest payments received after a loan is placed in non-accrual status are applied as principal reductions until such time the loan is returned to accrual status. Generally, a loan is returned to accrual status when the loan is brought current and the collectibility of principal and interest no longer is in doubt.

Allowance for Loan Losses - The Company provides for loan losses using the allowance method. Provisions for loan losses are added to the allowance through charges to operating expenses. Loans which are determined to be uncollectible are charged against the allowance and recoveries on loans previously charged off are added to the allowance. The provision for loan losses is the amount deemed appropriate by management to establish an adequate allowance to meet the present and foreseeable risk characteristics of the current loan portfolio. Management's judgment is based on periodic and regular evaluation of individual loans, the overall risk characteristics of the various portfolio segments, past experience with losses, delinquency trends, and prevailing and anticipated economic conditions. While management uses the best information available to make evaluations, future adjustments to the allowance may be necessary if economic conditions differ substantially from the assumptions used in making the evaluation. The allowance for loan losses is subject to periodic evaluation by various regulatory authorities and may be subject to adjustment upon their examination.

A loan is considered to be impaired when full payment according to the terms of the loan agreement is not probable or when the terms of a loan are modified. The fair value of impaired loans may be determined based upon the present value of expected cash flows discounted at the loan's effective interest rate, the market price of the loan, if available, or value of the underlying collateral if the loan is collateral-dependent. If a loan is determined to be impaired, a portion of the allowance for loan losses is allocated specifically to each impaired loan. When the ultimate collectibility of an impaired loan's principal is in doubt, wholly or partially, all cash receipts are applied to principal. Once the reported principal balance has been reduced to zero, future cash receipts are applied to interest income, to the extent that any interest has been foregone. Further cash receipts are recorded as recoveries of any amounts previously charged off.

Property and Equipment - Property and equipment are stated at cost, net of accumulated depreciation. Depreciation is computed using the straight-line method over the estimated useful lives of the related assets. Maintenance and repairs are charged to operations, while major improvements are capitalized. Upon retirement, sale, or other disposition of property and equipment, the cost and accumulated depreciation are eliminated from the accounts, and gain or loss is included in income from operations.

Drafts Outstanding - The Company invests any excess funds on a daily basis by depositing the excess in other banks. The amount invested includes amounts outstanding for disbursement checks, and accordingly, outstanding checks are reported as a liability.

Advertising - Advertising, promotional, and other business development costs are generally expensed as incurred. External costs incurred in producing media advertising are expensed the first time the advertising takes place. External costs relating to direct mailing costs are expensed in the period in which the direct mailings are sent.

Income Taxes - The asset and liability approach is utilized to account for income taxes, which requires recognition of deferred tax assets and liabilities for the expected future tax consequences of temporary differences between the financial statement carrying values and the tax bases of assets and liabilities, as well as net operating loss carry forwards. Deferred tax assets and liabilities are measured using the enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be realized or settled. A current tax asset or liability is recognized for taxes that are presently payable.

Stock-Based Compensation - The Company has two stock-based employee compensation plans which are described more fully in Note 13. The Company accounts for those plans under the recognition and measurement principles of Accounting Principles Board ("APB") Opinion No. 25, Accounting for Stock Issued to Employees, and related Interpretations. No stock-based employee compensation cost is reflected in net income (loss), as all stock options and warrants granted under these plans had an exercise price equal to the market value of the underlying common stock on the date of grant. The following table illustrates the effect on net income (loss) and earnings (loss) per share as if the Company had applied the fair value recognition provisions of Financial Accounting Standards Board ("FASB") Statement of Financial Accounting Standards ("SFAS") No. 123, Accounting for Stock-Based Compensation, to stock-based employee compensation.

                                                                             Years Ended December 31,
                                                                  -------------------------------------------------
                                                                      2002              2001             2000
                                                                  --------------    --------------   --------------

Net income (loss) as reported                                        $ 37,528        $ (187,957)       $(338,459)
Deduct:  Total stock-based employee compensation expense
   determined under fair value based method for all awards,
   net of related income tax effect                                    30,732            32,222           33,022
                                                                  --------------    --------------   --------------

Pro forma net income (loss)                                          $  6,796        $ (220,179)       $(371,481)
                                                                  ==============    ==============   ==============

Earnings (loss) per share:
  Basic and diluted - as reported                                    $   0.04         $  (0.19)        $  (0.34)
                                                                  ==============    ==============   ==============
  Basic and diluted - pro forma                                      $   0.01         $  (0.22)        $  (0.37)
                                                                  ==============    ==============   ==============

Earnings (Loss) Per Share - Basic earnings (loss) per share is computed by dividing net income (loss) by the weighted average number of common shares outstanding during the period. Diluted earnings (loss) per share is computed by dividing net income (loss) by the weighted average number of common shares and potential common shares outstanding during the period. Potential common shares consist solely of dilutive stock options determined by the treasury stock method using the average market price of the shares during the period. Potential common shares for the years ended December 31, 2002, 2001 and 2000 were 14,473, 0 and 0, respectively.

Comprehensive Income (Loss) - Comprehensive income (loss) consists of net income
(loss) and net unrealized gains and losses on investment securities available for sale and is presented in the consolidated statements of shareholders' equity and comprehensive income.

Reclassifications - Certain amounts previously reported have been reclassified to conform to the current presentation of these consolidated financial statements. These reclassifications had no effect on previously reported net loss or shareholders' equity.

Fair Values of Financial Instruments - The following methods and assumptions were used by the Company in estimating fair values of financial instruments recorded or disclosed in the financial statements.

     Cash and Due from Banks: For these short-term instruments, the carrying
     -----------------------
     amounts approximate their fair value.

     Federal Funds Sold and Purchased: The carrying amounts of federal funds
     --------------------------------
     sold and purchased approximate their fair value due to their short maturities (generally daily maturities).

     Investment Securities: Fair values for investment securities are based on
     ---------------------
     quoted market prices, if a market exists. If no market exists, fair values are estimated based upon bids from securities dealers, trading of similar instruments or indices adjusted for known differences in security being valued and the security or index it is being compared to.

     FRB and FHLB Stock: No ready market exists for these stocks and they have
     ------------------
     no quoted market values. However, redemptions of these stocks historically have been at par value, therefore the cost basis is used as an estimate of their fair values.

     Loans: For variable rate loans that reprice frequently and for loans that
     -----
     mature within one year, fair values are based on carrying values. Fair values for all other loans are estimated using discounted cash flow analyses, with interest rates currently being offered for loans with similar terms to borrowers of similar credit quality. Fair values for impaired loans are estimated using discounted cash flow analyses or underlying collateral values, where applicable.

     Deposits: The fair values disclosed for demand deposits are, by definition,
     --------
     equal to their carrying amounts. Fair values for fixed-rate certificates of deposit are estimated using a discounted cash flow calculation that applies interest rates currently being offered on certificates to a schedule of aggregated monthly maturities.

     Advances from FHLB: Fair values for advances from FHLB are estimated using
     ------------------
     a discounted cash flow analysis, with interest rates currently being offered for remaining terms of the advances.

     Repurchase Agreements: The carrying amounts of securities sold under
     ---------------------
     agreements to repurchase approximate their fair value due to the short terms of the agreements (three months or less).

     Accrued Interest Receivable and Payable and Drafts Outstanding: The
     --------------------------------------------------------------
     carrying amounts of these items approximate their fair values due to the short period to settlement (three months or less).

     Off-Balance Sheet Instruments: Fair values of off-balance sheet lending
     -----------------------------
     commitments are based on fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the counterparties' credit standing.

Fair value estimates are made at a specific point in time, based on relevant market information and information about the financial instrument. Because no market exists for a significant portion of the Company's financial instruments, fair value estimates are based on judgments regarding future expected loss experience, current economic conditions, risk characteristics of various financial instruments, and other factors. These estimates are subjective in nature and involve uncertainties and, therefore, cannot be determined with precision. Changes in assumptions could affect these estimates significantly.

Recently Issued Accounting Standards - The following is a summary of recent authoritative pronouncements that affect accounting, reporting, and disclosure of financial information by the Company:

     In July 2001, the FASB issued SFAS No. 141, Business Combinations, and SFAS No. 142, Goodwill and Other Intangible Assets. SFAS No. 141 requires that the purchase method of accounting be used for all business combinations initiated after June 30, 2001. SFAS No. 141 also specifies criteria intangible assets acquired in a purchase method business combination must meet to be recognized and reported apart from goodwill, noting that any purchase price allocable to an assembled workforce may not be accounted for separately. SFAS No. 142 requires that goodwill and intangible assets with indefinite useful lives not be amortized, but instead tested for impairment at least annually in accordance with the provisions of SFAS No. 142. The Company was required to adopt the provisions of SFAS No. 141 immediately and adopt SFAS No. 142 effective January 1, 2002. The adoption of the provisions of SFAS No. 141 in 2001 and SFAS No. 142 in 2002 had no impact on financial position or results of operations.

     In June 2001, the FASB issued SFAS No. 143, Accounting for Asset Retirement Obligations. This statement requires the Company to record the fair value of an asset retirement obligation as a liability in the period in which it incurs a legal obligation associated with the retirement of tangible long-lived assets that result from the acquisition, construction, development and/or normal use of assets. The Company also records a corresponding asset which is depreciated over the life of the asset. The provisions of SFAS No. 143 were adopted by the Company on January 1, 2003, with no impact on financial position and results of operations.

     In August 2001, the FASB issued SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, which supersedes prior pronouncements associated with impairment or disposal of long-lived assets. The statement establishes methodologies for assessing impairment of long-lived assets, including assets to be disposed of by sale or by other means. The Company adopted this standard on January 1, 2002, with no impact on financial position or results of operations.

     In April 2002, The FASB issued SFAS No. 145, Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections. This statement rescinds SFAS No. 4, Reporting Gains and Losses from Extinguishments of Debt, and an amendment of SFAS No. 4, SFAS No. 64, Extinguishments of Debt Made to Satisfy Sinking-Fund Requirements. This statement also rescinds SFAS No. 44, Accounting for Intangible Assets of Motor Carriers and amends SFAS No. 13, Accounting for Leases. This new statement requires gains and losses from extinguishment of debt to be classified as an extraordinary item only if they meet the criteria of APB Opinion No. 30, Reporting the Results of Operations-Reporting the Effects of Disposal of a Segment of Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions, which will distinguish transactions that are part of an entity's recurring operations from those that are unusual or infrequent or that meet the criteria for classification as an extraordinary item. The provisions of SFAS No. 145 were adopted by the Company on January 1, 2003 with no impact on financial position and results of operations.

     In June 2002, the FASB issued SFAS No. 146, Accounting for Costs Associated with Exit or Disposal Activities, which addresses financial accounting and reporting for costs associated with exit or disposal activities and nullifies Emerging Issues Task Force (EITF) Issue No. 94-3, Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring). This Statement applies to costs associated with an exit activity that does not involve an entity newly acquired in a business combination or with a disposal activity covered by SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets. Those costs include, but are not limited to, the following: a) termination benefits provided to current employees that are involuntarily terminated under the terms of a benefit arrangement that, in substance, is not an ongoing benefit arrangement or an individual deferred compensation contract, b) costs to terminate a contract that is not a capital lease and c) costs to consolidate facilities or relocate employees. This Statement does not apply to costs associated with the retirement of a long-lived asset covered by FASB Statement No. 143, Accounting for Asset Retirement Obligations. A liability for a cost associated with an exit or disposal activity shall be recognized and measured initially at its fair value in the period in which the liability is incurred. A liability for a cost associated with an exit or disposal activity is incurred when the definition of a liability is met. The provisions of this statement are effective for exit or disposal activities that are initiated after December 31, 2002. The provisions of this statement were adopted by the Company on January 1, 2003, with no impact on financial position or results of operations.

     In October 2002, the FASB issued SFAS No. 147, Accounting for Certain Financial Institutions - an amendment of FASB Statements No. 72 and 144 and FASB Interpretation No. 9, which brings all business combinations involving financial institutions, except mutual financial institutions, into the scope of SFAS No. 141, Business Combinations. This statement requires that all acquisitions of financial institutions that meet the definition of a business, including acquisitions of part of a financial institution that meet the definition of a business, must be accounted for in accordance with SFAS No. 141 and the related intangibles accounted for in accordance with SFAS No. 142. SFAS No. 147 removes such acquisitions from the scope of SFAS No. 72, Accounting for Certain Acquisitions of Banking or Thrift Institutions. SFAS No. 147 also amends SFAS No. 144 to include in its scope long-term customer relationship intangibles of financial institutions. SFAS No. 147 generally was effective upon issuance and had no impact on financial position or results of operations.

     In November 2002, the FASB issued Interpretation No. 45 (FIN 45), Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others, which addresses the disclosure to be made by a guarantor in its interim and annual financial statements about its obligations under guarantees. FIN 45 requires the guarantor to recognize a liability for the non-contingent component of the guarantee, which is the obligation to stand ready to perform in the event that specified triggering events or conditions occur. The initial measurement of this liability is the fair value of the guarantee at inception. The recognition of the liability is required even if it is not probable that payments will be required under the guarantee or if the guarantee was issued with a premium payment or as part of a transaction with multiple events. The disclosure requirements are effective for interim and annual financial statements for periods ending after December 15, 2002. The initial recognition and measurement provisions are effective for all guarantees within the scope of FIN 45 issued or modified after December 31, 2002. Adoption of this standard had no impact on the Company as the Company has no outstanding guarantees that fall under the scope of this statement.

     In December 2002, the FASB issued SFAS No. 148 Accounting for Stock-Based Compensation-Transition and Disclosure-an amendment of FASB Statement No.
     123. This Statement amends FASB Statement No. 123, Accounting for Stock-Based Compensation, to provide alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. In addition, this Statement amends the disclosure requirements of Statement 123 to require prominent disclosures in both annual and interim financial statements about the method of accounting for stock-based employee compensation and the effect of the method used on reported results. The Company adopted this standard effective December 31, 2002. The disclosures required by this standard are included herein; the balance of the statement had no impact upon adoption as the Company has not elected the fair value treatment of stock-based compensation.

Other accounting standards that have been issued or proposed by the standards-setting bodies that do not require adoption until a future date are not expected to have a material impact on the consolidated financial statements upon adoption.

NOTE 2 - RESTRICTIONS ON CASH AND DUE FROM BANKS

The Bank is required to maintain average reserve balances, computed by applying prescribed percentages to its various types of deposits, either at the bank or on deposit with the FRB. At December 31, 2002 and 2001 these required reserves were met by vault cash.


NOTE 3 - INVESTMENT SECURITIES

The amortized cost and fair value of investment securities at December 31, 2002 and 2001 are as follows:

                                                     Amortized              Gross Unrealized                Fair
                                                                    ---------------------------------
                                                        Cost            Gains             Losses            Value
                                                   ---------------  ---------------   ---------------  ---------------
December 31, 2002
Available for sale:
  Federal agency obligations                         $    717,456    $      68,667     $           -     $    786,123
  Mortgage-backed securities                            8,119,044           98,598                 -        8,217,642
  Collateralized mortgage obligations                   1,143,371           43,099                 -        1,186,470
  Corporate bonds                                       2,294,724          251,351                 -        2,546,075
                                                   ---------------  ---------------   ---------------  ---------------

    Total available for sale                         $ 12,274,595    $     461,715     $           -     $ 12,736,310
                                                   ===============  ===============   ===============  ===============

  Held to maturity:
  Federal agency obligations                         $    199,001     $     10,054     $           -     $    209,055
  Mortgage-backed securities                              587,649           63,963                 -          651,612
  Trust preferred security                                500,000           10,555                 -          510,555
                                                   ---------------  ---------------   ---------------  ---------------
    Total held to maturity                           $  1,286,650     $     84,572     $           -     $  1,371,222
                                                   ===============  ===============   ===============  ===============
December 31, 2001
Available for sale:
  Federal agency obligations                         $  6,714,657     $     86,543     $      25,000     $  6,776,200
  Mortgage-backed securities                            2,303,859           65,729                 -        2,369,588
  Collateralized mortgage obligations                   2,355,592           90,253                 -        2,445,845
  Corporate bonds                                       3,220,234          157,166                 -        3,377,400
                                                   ---------------  ---------------   ---------------  ---------------
    Total available for sale                         $ 14,594,342     $    399,691     $      25,000     $ 14,969,033
                                                   ===============  ===============   ===============  ===============

  Held to maturity:
  Mortgage-backed securities                         $    720,512     $     19,336     $           -     $    739,848
                                                   ===============  ===============   ===============  ===============

The amortized cost and fair value of securities available for sale and held to maturity at December 31, 2002, by contractual maturity, are shown below. Expected maturities may differ from contractual maturities.

                                                         Available for Sale                  Held to Maturity
                                                   --------------------------------   --------------------------------
                                                     Amortized                          Amortized
                                                        Cost          Fair Value           Cost          Fair Value
                                                   ---------------  ---------------   ---------------  ---------------
Due within one year or less                           $ 2,475,242      $ 2,534,563        $  112,875       $  125,161
Due after one through five years                        5,554,374        5,855,109           474,470          514,508
Due after five through ten years                        2,606,136        2,692,771           135,154          149,864
Due after ten years                                     1,638,843        1,653,867           564,151          581,689
                                                   ---------------  ---------------   ---------------  ---------------
Total investment securities                           $12,274,595      $12,736,310        $1,286,650       $1,371,222
                                                   ===============  ===============   ===============  ===============

At December 31, 2002, there were securities with a fair value of $3,439,916 pledged as collateral for public deposits and securities with a fair value of $5,382,424 pledged as collateral for FHLB advances.

The Company had gross realized gains on sales of investment securities in the amount of $87,826 during the year ended December 31, 2002 and gross realized losses in the amount of $3,335 during the year ended December 31, 2000. There were no other realized gains or losses during any period presented herein.


NOTE 4 - LOANS

Loans receivable at December 31, 2002 and 2001 consisted of the following:

                                                                         2002              2001
                                                                    ---------------   ---------------
Commercial                                                            $ 6,462,271       $ 7,545,371
Real estate - construction                                              1,781,866         3,110,670
Real estate - mortgage                                                 24,760,074        16,357,204
Consumer                                                                5,474,605         1,959,154
                                                                    ---------------   ---------------
                                                                       38,478,816        28,972,399
Less:
  Allowance for loan losses                                               492,000           405,000
  Deferred loan fees, net                                                  49,279            25,236
                                                                    ---------------   ---------------
Net loans                                                             $37,937,537       $28,542,163
                                                                    ===============   ===============

At December 31, 2002 and 2001, there were no loans in non-accrual status nor were there any impaired loans.

The changes in the allowance for loan losses consisted of the following for the years ended December 31, 2002, 2001 and 2000:

                                                       2002              2001             2000
                                                   ---------------  ---------------   ---------------
Balance, beginning of year                          $    405,000     $    292,277      $    195,800
Provision for loan losses                                110,093          117,745           116,027
Loans charged off                                        (23,093)          (5,022)          (19,550)
                                                   ---------------  ---------------   ---------------
Balance, end of year                                $    492,000     $    405,000      $    292,277
                                                   ===============  ===============   ===============

Certain directors, executive officers and companies with which they are affiliated (collectively referred to as "insiders") are customers of and have banking transactions with the Bank in the ordinary course of business. Loans to insiders were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable arms-length transactions.

Loan transactions with insiders during the years ended December 31, 2002 and 2001 are summarized as follows:

                                                                         2002              2001
                                                                    ---------------   ---------------
Balance, beginning of year                                            $  2,088,607      $  1,816,321
New loans                                                                1,241,299         1,807,383
Less loan payments                                                         924,200         1,535,097
                                                                    ---------------   ---------------
Balance, end of year                                                  $  2,405,706      $  2,088,607
                                                                    ===============   ===============


NOTE 5 - PROPERTY AND EQUIPMENT

Property and equipment at December 31, 2002 and 2001 are summarized as follows:

                                                                         2002              2001
                                                                    ---------------   ---------------
Land                                                                  $  1,466,997      $  1,466,997
Building and improvements                                                2,471,396         2,459,293
Furniture and equipment                                                    724,789           733,658
                                                                    ---------------   ---------------
                                                                         4,663,182         4,659,948
Less accumulated depreciation                                              430,362           292,069
                                                                    ---------------   ---------------
Property and equipment, net                                           $  4,232,820      $  4,367,879
                                                                    ===============   ===============

Depreciation expense for the years ended December 31, 2002, 2001 and 2000 was $162,918, $156,935 and $111,369, respectively.


NOTE 6 - DEPOSITS

Deposit accounts at December 31, 2002 and 2001 are summarized as follows:

                                                                         2002              2001
                                                                    ---------------   ---------------
Non-interest bearing deposits                                         $  4,877,681      $  6,388,120
Interest bearing deposits:
  Interest checking                                                      3,332,544         3,367,344
  Money market                                                          17,279,741        10,847,650
  Savings                                                                  564,582           452,123
  Time, less than $100,000                                              10,707,188         7,442,601
  Time, $100,000 and over                                               10,760,269         9,065,760
                                                                    ---------------   ---------------
Total deposits                                                        $ 47,522,005      $ 37,563,598
                                                                    ===============   ===============

Deposits by insiders at December 31, 2002 and 2001 approximated $3,924,000 and $2,463,000, respectively.

At December 31, 2002 the scheduled maturities of time deposits were as follows:

2003                                                           $ 19,754,210
2004                                                                855,000
2005                                                                858,247
                                                             ---------------
Total time deposits                                            $ 21,467,457
                                                             ===============

Interest expense by type of deposit account for the years ended December 31, 2002, 2001 and 2000 is summarized as follows:

                                                       2002              2001             2000
                                                   ---------------  ---------------   ---------------
Interest checking                                   $      30,452       $   57,728        $  259,973
Money market                                              221,653          395,699           365,261
Savings                                                     6,579            6,249             4,701
Time                                                      602,785          830,964           451,757
                                                   ---------------  ---------------   ---------------
Interest expense                                    $     861,469       $1,290,640        $1,081,692
                                                   ===============  ===============   ===============


NOTE 7 - ADVANCES FROM FHLB

Advances from FHLB consisted of the following at December 31, 2002:

                                                                     Weighted
                                                                     Average
                                                    Amount             Rate
                                               ---------------   ---------------
Maturing Within:
1 year                                            $   975,000           2.03%
2 years                                             1,250,000           2.65
3 years                                             1,250,000           3.24
4 years                                             1,250,000           3.78
                                               ---------------   ---------------

Outstanding at end of year                        $ 4,725,000           2.98%
                                               ===============   ===============

At December 31, 2002, all FHLB advances were at fixed rates with original maturities ranging from 3 months to 4 years. Mortgage-backed securities with a market value and cost of approximately $5.4 million were pledged as collateral on the advances. At December 31, 2002, the Company had an approved credit limit of approximately $12.4 million. There were no FHLB advances outstanding at December 31, 2001.

NOTE 8 - OTHER BORROWINGS

The following sets forth certain information about securities sold under agreements to repurchase during the years ended December 31, 2002, 2001 and 2000:

                                                                    ---------------------------------------------
                                                                       2002             2001           2000
                                                                    -------------   -------------   -------------

Balance outstanding at end of year                                    $        -      $4,854,000      $       -
Average balance for months outstanding                                 4,788,204       4,964,684              -
Maximum month-end balance during year                                  4,854,000       5,000,000              -
Average interest rate for months outstanding                               2.37%           4.04%              -%
Average interest rate at end of year                                          -%           2.50%              -%
Investment securities underlying the agreements at year end:
  Carrying value                                                      $        -      $5,000,000      $       -
  Estimated fair value                                                         -       4,984,400              -

The Company maintains federal funds lines of credit with correspondent banks to meet short-term liquidity needs. Advances under these agreements are unsecured and are limited to terms ranging from one to seven days. These banks have reserved the right to withdraw these lines at their option. At December 31, 2002, the Company had credit availability of $5,800,000 under these lines with no advances outstanding.


NOTE 9 - INCOME TAXES

The income tax effects of temporary differences in financial statement carrying values and the tax bases of assets and liabilities, as well as net operating loss carryforwards at December 31, 2002 and 2001 are as follows:

                                                                                        2002            2001
                                                                                    -------------   -------------
Deferred tax assets:
  Net operating loss carryforwards                                                    $  435,879      $  457,159
  Allowance for loan losses                                                              153,285         137,700
  Other                                                                                   55,102          58,448
                                                                                    -------------   -------------
    Total deferred tax assets before valuation allowance                                 644,266         653,307
  Less valuation allowance                                                                60,175          60,175
                                                                                    -------------   -------------
    Total deferred tax assets                                                            584,091         593,132
                                                                                    -------------   -------------
Deferred tax liabilities:
  Unrealized net gains on securities available for sale                                  170,836         127,197
  Depreciation                                                                            98,267          84,507
                                                                                    -------------   -------------
    Total deferred tax liabilities                                                       269,103         211,704
                                                                                    -------------   -------------
Net deferred tax asset                                                                $  314,988      $  381,428
                                                                                    =============   =============

Net operating loss carryforwards expire in 2013 through 2016. The net deferred tax asset is included in other assets in the consolidated balance sheets.

The income tax provision (benefit) for the years ended December 31, 2002, 2001 and 2000 is summarized as follows:

                                                                         2002            2001             2000
                                                                      ------------    ------------    -------------

Income taxes currently payable                                         $   1,700       $      -         $       -
Deferred income tax provision (benefit)                                   22,800        (94,806)         (147,687)
                                                                      ------------    ------------    -------------
Income tax provision (benefit)                                         $  24,500       $(94,806)        $(147,687)
                                                                      ============    ============    =============

The provision for income taxes for the years ended December 31, 2002, 2001 and 2000 is reconciled to the amount of income tax computed at the federal statutory rate on income (loss) before income taxes as follows:

                                                        2002                  2001                   2000
                                                 -------------------- --------------------- -----------------------

Tax expense (benefit) at statutory rate            $21,090      34.0%   $(96,139)    34.0%    $(165,290)    34.0%
Increase (decrease) in taxes resulting from:
  State taxes, net of federal tax benefit            1,100       1.7           -        -             -        -
  Expenses not deductible for tax purposes           2,310       3.8       6,947     (2.5)        4,131     (0.8)
  Valuation allowance adjustment                         -         -      (5,614)     2.0        13,472     (2.8)
                                                 ---------- --------- ------------ -------- -------------  --------
Income tax provision (benefit)                     $24,500      39.5%   $(94,806)    33.5%    $(147,687)    30.4%
                                                 ========== ========= ============ ======== =============  ========


 NOTE 10 - COMMITMENTS AND CONTINGENCIES

The Company is party to litigation and claims arising in the normal course of business. Management, after consultation with legal counsel, believes that the liabilities arising from such litigation and claims will not be material to shareholders' equity or the results from operations.

The Company has a contract for data processing services through April 2004. Costs under the contract are approximately $10,000 per month.


NOTE 11 - FINANCIAL INSTRUMENTS WITH OFF-BALANCE SHEET RISK

In the ordinary course of business, and to meet the financing needs of its customers, the Company is a party to various financial instruments with off-balance sheet risk. These financial instruments, which include commitments to extend credit and standby letters of credit, involve, to varying degrees, elements of credit and interest rate risk in excess of the amounts recognized in the balance sheet. The contract amount of those instruments reflects the extent of involvement the Company has in particular classes of financial instruments.

The Company's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and standby letters of credit is represented by the contractual amounts of those instruments. The same credit policies used for on balance sheet instruments are used in making commitments and conditional obligations.

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any material condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require the payment of a fee. At December 31, 2002, unfunded commitments to extend credit were $7,725,456 and outstanding letters of credit were $40,000. At December 31, 2002, unfunded commitments consisted of $7,547,515 at variable rates and $177,941 at fixed rates. The Company evaluates each customer's credit worthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Company upon extension of credit, is based on management's credit evaluation of the borrower. Collateral varies but may include accounts receivable, inventory, property, plant and equipment, and commercial and residential real estate.


NOTE 12 - EMPLOYEE BENEFIT PLAN

The Company sponsors a 401(k) Plan which covers all eligible employees. Participants may contribute up to 15% of eligible compensation, and the Company contributes a discretionary amount, determined annually. Both employee and employer contributions are subject to certain limitations. Contributions to the Plan amounted to $17,450, $14,950 and $18,705 in the years ended December 31, 2002, 2001 and 2000, respectively.


NOTE 13 - STOCK OPTIONS AND WARRANTS

The Company has a stock option plan for the benefit of the directors, officers and employees. Under terms of the Plan, the Board of Directors may grant options to purchase common stock ("options") of the Company aggregating up to 150,000 shares. Options issued under the plan have a term of 10 years and vest in equal installments over a five-year period.

The following is a summary of activity in the stock option plan for the years ended December 31, 2002, 2001 and 2000:

                                              2002                           2001                        2000
                                    --------------------------    --------------------------  -------------------------
                                                    Weighted                     Weighted                   Weighted
                                                    Average                      Average                    Average
                                                    Exercise                     Exercise                   Exercise
                                      Shares         Price           Shares       Price         Shares       Price
                                    -----------    -----------    ------------  ------------  ----------- -------------

Outstanding, beginning of year        113,000       $  8.35         133,000      $   9.80       127,500      $  10.00
Granted                                33,500          8.40          52,500          6.62        26,000          8.94
Forfeited                             (18,500)         9.35         (72,500)         9.75       (20,500)        10.00
                                    -----------    -----------    ------------  ------------  ----------- -------------
Outstanding, end of year              128,000       $  8.22         113,000      $   8.35       133,000      $   9.80
                                    ===========    ===========    ============  ============  =========== =============
Options exercisable                    37,100       $  8.95          21,500      $   9.92        21,700      $  10.00
                                    ===========    ===========    ============  ============  =========== =============
Shares available for grant             22,000                        37,000                      17,000
                                    ===========                   ============                ===========

The following is a summary of stock options outstanding at December 31, 2002:

                                                        Weighted        Weighted                       Weighted
                                      Number            Average         Average         Number          Average
  Year            Range of          of Options         Remaining        Exercise      of Options       Exercise
 Issued       Exercise Prices       Outstanding       Life (Years)       Price        Exercisable        Price
----------   -------------------  ----------------   ---------------  -------------  --------------   ------------
  1999       $10.00                       37,000               6.6       $  10.00          22,200       $  10.00
  2000       $ 7.38 - $10.00              11,000               7.8           9.19           4,400           9.19
  2001       $ 6.60 - $  6.88             52,500               8.7           6.61          10,500           6.61
  2002       $ 7.88 - $  9.42             27,500               9.3           8.49               -              -
                                  ----------------   ---------------  -------------  --------------   ------------
             $ 6.60 - $10.00             128,000               8.1       $   8.22          37,100       $   8.95
                                  ================   ===============  =============  ==============   ============

Upon completion of the Company's 1999 stock offering, each of the Company's organizers received warrants to purchase 7,500 shares of common stock, or a total of 90,000 shares, at $10.00 per share. The warrants vested immediately and are exercisable through January 12, 2009.

As described in Note 1, the Company accounts for these stock compensation plans under the recognition and measurement principles of APB Opinion No. 25, and no stock-based employee compensation cost is reflected in net income (loss). The Company utilizes the Black-Scholes valuation model to determine the pro forma effect on net income (loss) and earnings (loss) per share as if the Company had applied the fair value recognition provisions of SFAS No. 123, which is disclosed in Note 1. The following assumptions were utilized in the application of the Black-Scholes model for the years ended December 31, 2002, 2001 and 2000:

                                                   2002       2001        2000
                                                ----------  ---------  ---------

Dividend yield                                     None       None        None
Weighted average risk-free interest rate            4.2%       5.9%        6.0%
Expected volatility                                20.0%       5.0%       12.5%
Expected life (years)                               5          5           5


NOTE 14 - DIVIDENDS

Currently, the Company has no plans to initiate payment of cash dividends. It is anticipated that any future dividends paid by the Company would be dependent on the Bank's earnings, capital requirements, and financial condition, as it is anticipated that such dividends would be dependent upon dividends received by the Holding Company from the Bank. The Bank is restricted by banking regulations in its ability to pay dividends and must obtain regulatory approval prior to payment.

NOTE 15 - REGULATORY MATTERS

The Bank is subject to various regulatory capital requirements administered by the federal banking regulatory agencies. Failure to meet minimum capital requirements can initiate certain mandatory, and possible additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Company's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank's assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Bank's capital amounts and classification also are subject to qualitative judgments by the regulators about components, risk weightings, and other factors. Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier 1 capital to risk-weighted assets, and of Tier 1 capital to average assets. Management believes, as of December 31, 2002, that the Bank meets all capital adequacy requirements to which it is subject. As of December 31, 2002, the most recent notification of the banking regulators categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. There are no conditions or events since that notification that management believes have changed the institution's category. The Bank's actual capital amounts and ratios and minimum regulatory amounts and ratios are presented as follows:

                                                                                             To be Well Capitalized
                                                                                             Under Prompt Corrective
                                                                   For Capital Adequacy        Action Provisions
                                                                         Purposes           ------------------------
                                               Actual                     Minimum                   Minimum
                                       ------------------------   -----------------------   ------------------------
                                         Amount       Ratio        Amount        Ratio        Amount        Ratio
                                       -----------  -----------   ----------   ----------   ----------   -----------

                                                                     (Amounts in $000)
As of December 31, 2002
Total capital
  (To risk weighted assets)               $ 7,586      15.5%        $ 3,923       8.0%         $ 4,904      10.0%
Tier 1 capital
  (To risk weighted assets)                 7,094      14.5           1,962       4.0            2,942       6.0
Tier 1 capital
  (To average assets)                       7,094      11.9           2,394       4.0            2,992       5.0

As of December 31, 2001
Total capital
  (To risk weighted assets)               $ 7,479      18.5%        $ 3,239       8.0%         $ 4,049      10.0%
Tier 1 capital
  (To risk weighted assets)                 7,074      17.5           1,619       4.0            2,429       6.0
Tier 1 capital
  (To average assets)                       7,074      14.7           1,923       4.0            2,404       5.0


 NOTE 16 - ESTIMATED FAIR VALUE OF FINANCIAL INSTRUMENTS

The estimated fair values of the Company's financial instruments were as follows at December 31, 2002 and 2001:

                                                               2002                              2001
                                                    ------------------------------   -------------------------------
                                                     Carrying          Fair           Carrying           Fair
                                                      Amount           Value           Amount            Value
                                                    --------------  --------------   --------------   --------------
Financial Assets:
  Cash and due from banks                            $  3,017,238     $ 3,017,238      $   997,887      $   997,887
  Federal funds sold                                    3,342,348       3,342,348        1,026,449        1,026,449
  Investment securities available for sale             12,736,310      12,736,310       14,969,033       14,969,033
  Investment securities held to maturity                1,286,650       1,371,222          720,512          739,848
  FRB stock                                               237,250         237,250          237,250          237,250
  FHLB stock                                              250,000         250,000           65,400           65,400
  Loans, net                                           37,937,537      39,396,498       28,542,163       29,524,857
  Accrued interest receivable                             251,725         251,725          302,131          302,131

Financial Liabilities:
  Deposits                                             47,522,005      47,677,172       37,563,598       37,714,707
  Advances from FHLB                                    4,725,000       4,798,415                -                -
  Repurchase agreements                                         -               -        4,854,000        4,854,000
  Drafts outstanding                                    2,289,560       2,289,560          151,487          151,487
  Accrued interest payable                                131,573         131,573          127,499          127,499

Off-Balance Sheet Instruments:
  Commitments to extend credit                          7,725,456       7,725,456        4,792,904        4,792,904
  Standby letters of credit                                40,000          40,000           53,947           53,947


NOTE 17 - PARENT COMPANY INFORMATION

Following is condensed financial information of New Commerce BanCorp (parent company only) as of and for the periods indicated:

                            Condensed Balance Sheets

                                                           December 31,
                                                  ------------------------------
                                                      2002             2001
                                                  --------------  --------------
Assets:
  Cash                                              $   251,188      $    85,986
  Federal funds sold                                          -          200,000
  Investment securities held to maturity                786,650          720,512
  Investment in Bank                                  7,384,778        7,321,210
  Property and equipment                                404,531          404,077
  Other assets                                           11,958           26,407
                                                  --------------  --------------
    Total assets                                    $ 8,839,105      $ 8,758,192
                                                  ==============  ==============

Shareholders' equity                                $ 8,839,105      $ 8,758,192
                                                  ==============  ==============

                       Condensed Statements of Operations

                                                                                 Years Ended December 31,
                                                                        --------------------------------------------
                                                                           2002             2001          2000
                                                                        -------------   -------------  -------------

Interest income                                                         $    56,790     $    59,340       $ 65,839
Non-interest income                                                          19,250          15,313              -
Non-interest expense                                                        (47,695)        (64,434)       (53,595)
                                                                        -------------   -------------  -------------

Income before equity in undistributed net income (loss) of Bank              28,345          10,219         12,244
Income tax provision (benefit)                                               11,000          (1,804)         4,163
                                                                        -------------   -------------  -------------

Net income before equity in undistributed net income (loss) of Bank          17,345          12,023          8,081
Equity in undistributed net income (loss) of Bank                            20,183        (199,980)      (346,540)
                                                                        -------------   -------------  -------------
Net income (loss)                                                       $    37,528      $ (187,957)    $ (338,459)
                                                                        =============   =============  =============


                       Condensed Statements of Cash Flows

                                                                                 Years Ended December 31,
                                                                        --------------------------------------------
                                                                           2002             2001          2000
                                                                        -------------   -------------  -------------
Operating Activities:
  Net income (loss)                                                      $   37,528      $ (187,957)    $ (338,459)
  Adjustments to reconcile net income (loss) to net cash provided by operating activities:
    Depreciation                                                             11,649          11,677         10,081
    Decrease (increase) in other assets                                      14,449          (1,174)         4,839
    Equity in undistributed net loss of Bank                                (20,183)        199,980        346,540
                                                                        -------------   -------------  -------------
      Net cash provided by operating activities                              43,443          22,526         23,001
                                                                        -------------   -------------  -------------

Investing Activities:
  Purchase of investment securities                                        (198,688)              -              -
  Proceeds from principal prepayments on investment securities              132,550         118,325        126,168
  Purchase of property and equipment                                        (12,103)        (25,898)             -
                                                                        -------------   -------------  -------------

      Net cash (used for) provided by investing activities                  (78,241)         92,427        126,168
                                                                        -------------   -------------  -------------

Net Increase (Decrease) in Cash and Cash Equivalents                        (34,798)        114,953        149,169

Cash and Cash Equivalents, Beginning of Year                                285,986         171,033         21,864
                                                                        -------------   -------------  -------------

Cash and Cash Equivalents, End of Year                                   $  251,188      $  285,986     $  171,033
                                                                        =============   =============  =============

CORPORATE INFORMATION

OFFICERS
New Commerce Bancorp
Frank W. Wingate, President and Chief Executive Officer
R. Lamar Simpson, Senior Vice President and Chief Financial Officer

SENIOR OFFICERS
New Commerce Bank
Frank W. Wingate, President and Chief Executive Officer
R. Lamar Simpson, Senior Vice President and Chief Financial Officer Barry K. Aughtry, Senior Vice President, Commercial Lending
Bradley J. Schneider, Senior Vice President, Commercial Lending
Carolyn Austin Herbert, Vice President, Retail Banking
John L. Jolly, Vice President, Consumer Lending

BOARD OF DIRECTORS
New Commerce Bancorp and New Commerce Bank
Marshall J. Collins, Jr., Chairman
Richard W. Bailey
Timothy A. Brett
Ralph S. Crawley
G. Mitchell Gault
Tommy D. Greer
Bobby L. Johnson
Robert T. Kellett
Dennis O. Raines
Frank W. Wingate

ADVISORY BOARD
New Commerce Bank
Jacque G. Bell
Alan Wayne Crick
Robert M. Dumit
Tracy M. Greene
Dana B. Greer
Edward O. McCameron, Jr.
Michelle S. Meekins
Thomas B. Minor
Sarah W. Paul
James G. Putnam
Gary L. Selvaggio
Gary E. Strickland
James T. Vaughn
J. Frank Wickliffe
Larry K. Wood
Jane H. Zhang
Larry J. Zitzke

OFFICES
New Commerce Bancorp
Corporate Office
501 New Commerce Court
Greenville, South Carolina  29607
(864) 297-6333

New Commerce Bank
Main Office
501 New Commerce Court
Greenville, South Carolina  29607
(864) 297-6333

Five Forks Office
1 Five Forks Plaza Court
Simpsonville, South Carolina  29681
(864) 297-6333

Annual Meeting of Shareholders
The Annual Meeting of Shareholders of New Commerce BanCorp will be held at 4:00 p.m. on Wednesday, April 30, 2003 at New Commerce Bank, 501 New Commerce Court, Greenville, South Carolina. All shareholders are invited.

Shareholder Services
Shareholders seeking information regarding stock transfers, lost certificates, and address changes should contact the Company's Stock Transfer Agent:

SunTrust Bank, Atlanta
Mail Code 258
P.O. Box 4625
Atlanta, Georgia  30302
(800) 568-3476

Legal Counsel
Nelson, Mullins, Riley & Scarborough, L.L.P.
First Union Plaza
999 Peachtree Street, Suite 1400
Atlanta, Georgia  30309

Independent Auditors
Elliott Davis, LLC
200 East Broad Street
Greenville, South Carolina  29601

Common Stock and Dividend Information
The common stock of New Commerce BanCorp is quoted on the OTC Bulletin Board under the symbol "NCBS.OB". For information contact:

Scott & Stringfellow, Inc.          Greenville, SC   (864) 233-3655
ASG Securities, Inc.                Atlanta, GA      (800) 897-0384
Sterne, Agee & Leach, Inc.          Birmingham, AL   (800) 239-2408
Monroe Securities, Inc.             Rochester, NY    (800) 766-5560
Baird, Patrick & Co., Inc.          New York, NY     (212) 422-1120
E. E. Powell & Company, Inc.        Pittsburgh, PA   (800) 282-1940
Knight Securities, L.P.             New York, NY     (800) 232-3684
Schwab Capital Markets L.P          Jersey City, NJ  (201) 963-3311
Hill Thompson Magid, L.P.           Jersey City, NJ  (201) 434-8100
Wedbush Morgan Securities, Inc.     Los Angeles, CA  (213) 688-4450

As of March 4 2003, New Commerce BanCorp had 1,000,000 shares outstanding and 456 shareholders of record (does not include the number of persons or entities that hold stock in nominee or street" name).

To date, the Company has not paid cash dividends on its common stock and currently has no plans to do so in the future. See Note 14 of Notes to Consolidated Financial Statements for further information.

The following table sets forth the high and low bid prices as quoted on the OTC Bulletin Board during the periods indicated. The quotations reflect inter-dealer prices, without retail mark-up, mark-down, or commissions, and may not represent actual transactions.

                         Years Ended December 31,
                       2002                     2001
                  High     Low              High     Low
First quarter     $9.40    $7.05            $7.50    $6.00
Second quarter    $9.42    $8.11            $6.75    $6.25
Third quarter     $9.47    $9.10            $6.30    $6.05
Fourth quarter    $9.40    $9.00            $7.05    $6.27

Financial Information
A copy of the Company's Annual Report on Form 10-KSB for the year ended December 31, 2002, as filed with the Securities and Exchange Commission, may be obtained by contacting R. Lamar Simpson at the corporate address or from the Securities and Exchange Commission website at www.sec.gov.

This Annual Report serves as the ANNUAL FINANCIAL DISCLOSURE STATEMENT furnished pursuant to Part 350 of the Federal Deposit Insurance Corporation Rules and Regulations. THIS STATEMENT HAS NOT BEEN REVIEWED OR CONFIRMED FOR ACCURACY OR RELEVANCE BY THE FDIC.